LOAN AGREEMENT
Dated as of November 8, 2012
between
P1 HUDSON MC PARTNERS, LLC,
as Borrower
and
JEFFERIES LOANCORE LLC,
as Lender

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TABLE OF CONTENTS
Page
Article I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION1
Section 1.1Definitions    1
Section 1.2Principles of Construction    33
Article II. GENERAL TERMS33
Section 2.1Loan Commitment; Disbursement to Borrower    33
Section 2.2Interest Rate    34
Section 2.3Debt Service Payments    35
Section 2.4Prepayments    35
Section 2.5TDR Release    37
Section 2.6Release of Property    38
Section 2.7Cash Management    38
Article III. EXCULPATION42
Section 3.1Exculpation    42
Article IV. REPRESENTATIONS AND WARRANTIES45
Section 4.1Borrower Representations    45
Section 4.2Survival of Representations    55
Article V. BORROWER COVENANTS55
Section 5.1Affirmative Covenants    55
Section 5.2Negative Covenants    70

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Article VI. INSURANCE; CASUALTY; CONDEMNATION78
Section 6.1Insurance    78
Section 6.2Casualty    82
Section 6.3Condemnation    82
Section 6.4Restoration    83
Article VII. RESERVE FUNDS87
Section 7.1Required Repair Funds    87
Section 7.2Tax and Insurance Escrow    89
Section 7.3Replacements and Replacement Reserve    91
Section 7.4Free Rent Reserve    92
Section 7.5Clear Channel Reserve    92
Section 7.6Warner Music Reserve    94
Section 7.7Excess Cash Reserve Funds    96
Section 7.8Payment Reserve    96
Section 7.9Reserve Funds, Generally    96
Section 7.10Letters of Credit    98
Article VIII. DEFAULTS99
Section 8.1Event of Default    99
Article IX. SPECIAL PROVISIONS104
Section 9.1Transfer of Loan    104
Section 9.2Cooperation    104

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Section 9.3Servicer    105
Section 9.4Restructuring of Loan    106
Article X. MISCELLANEOUS107
Section 10.1Survival    107
Section 10.2Lender’s Discretion    108
Section 10.3Governing Law    108
Section 10.4Modification, Waiver in Writing    109
Section 10.5Delay Not a Waiver    109
Section 10.6Notices    110
Section 10.7Judicial Reference    111
Section 10.8Headings    111
Section 10.9Severability    111
Section 10.10Preferences    111
Section 10.11Waiver of Notice    111
Section 10.12Remedies of Borrower    112
Section 10.13Expenses; Indemnity    112
Section 10.14Schedules Incorporated    114
Section 10.15Offsets, Counterclaims and Defenses    114
Section 10.16No Joint Venture or Partnership; No Third Party Beneficiaries    114
Section 10.17Publicity    114
Section 10.18Waiver of Marshalling of Assets    115
Section 10.19Waiver of Counterclaim    115

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Section 10.20Conflict; Construction of Documents; Reliance    115
Section 10.21Brokers and Financial Advisors    115
Section 10.22Prior Agreements    116
Section 10.23Cumulative Rights    116
Section 10.24Counterparts    116
Section 10.25Time is of the Essence    116
Section 10.26Consent of Holder    116
Section 10.27Successor Laws    116
Section 10.28Reliance on Third Parties    116
Section 10.29Joint and Several Liability    116
Section 10.30Borrower’s Waiver    121
Section 10.31Approved Mezzanine Loan    121

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SCHEDULES
SCHEDULE I    Rent Roll
SCHEDULE II    Required Repairs/Deadlines For Completion
SCHEDULE III    Borrower Organizational Chart
SCHEDULE IV    Deposit Amounts
SCHEDULE V    Description of REA
SCHEDULE VI    Free Rent Schedule
SCHEDULE VII    Annual Budget

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LOAN AGREEMENT
This LOAN AGREEMENT, dated as of November 8, 2012 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between JEFFERIES LOANCORE LLC, a Delaware limited liability company (“Lender”), and P1 HUDSON MC PARTNERS, LLC, a Delaware limited liability company, having its principal place of business at c/o Hudson Pacific Properties, Inc., 11601 Wilshire Blvd., Suite 1600 Los Angeles, CA 90025 (“Borrower”).
W I T N E S S E T H:
WHEREAS, Borrower desires to obtain a loan in the original principal amount of ONE HUNDRED TWENTY-NINE MILLION and No/100 Dollars ($129,000,000.00) from Lender pursuant to this Agreement (the “Loan”); and
WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).
NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

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Article I.

DEFINITIONS; PRINCIPLES OF CONSTRUCTION
Section 1.1    Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
“Acceptable Appraisal” shall mean, an appraisal paid for by Borrower that is satisfactory to Lender and that is (i) dated not more than 60 days prior to the applicable date of calculation required pursuant to the terms of this Agreement, (ii) signed by a qualified, independent MAI appraiser retained by Lender, (iii) addressed to Lender and its successors and assigns, and (iv) made in compliance with the requirements of the Federal National Mortgage Association Company or Federal Home Loan Mortgage Corporation, or any successor thereto, and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder. As used herein, an Acceptable Appraisal shall also mean any written supplement or update of a prior Acceptable Appraisal, that otherwise satisfies the conditions set forth in this definition.
“ACM Maintenance Program” shall have the meaning set forth in Section 5.1.28 hereof.
“ACM’s” shall have the meaning set forth in Section 5.1.28 hereof.
“Additional Insolvency Opinion” shall have the meaning set forth in Section 5.2.12(b) hereof.
“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.
“Affiliated Manager” shall mean any Manager in which Borrower or Guarantor has, directly or indirectly, any legal, beneficial or economic interest.
“Aggregate Debt Service Coverage Ratio” shall mean, as of any date, the ratio calculated by Lender in its reasonable discretion for a given period in which:
(i)the numerator is the Net Operating Income for the twelve (12) month period ending with the most recently completed calendar month, and
(ii)    the denominator is the sum of (x) the Debt Service with respect to such period, and (y) the Approved Mezzanine Loan Debt Service with respect to such period (assuming the Approved Mezzanine Loan is fully advanced), calculated as if the Approved Mezzanine Loan were outstanding for such period.
“Aggregate Debt Yield” shall mean, as of any date, the ratio (expressed as a percentage) calculated by Lender in its reasonable discretion of:

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(i)    the Net Operating Income for the twelve (12) month period ending with the most recently completed calendar month, divided by
(ii)    the sum of (x) the unpaid Principal as of such date and (y) the fully advanced principal amount proposed for the Approved Mezzanine Loan.
“Agreement” shall mean this Loan Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“ALTA” shall mean American Land Title Association or any successor thereto.
“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Property prepared by Borrower in accordance with Section 5.1.11(d) hereof for the applicable Fiscal Year or other period.
“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(d) hereof.
“Approved Bank” shall mean (a) an Eligible Institution or (b) a bank or other financial institution otherwise reasonably acceptable to Lender. Wells Fargo Bank, National Association is hereby designated as an Approved Bank.
“Approved Leasing Expenses” shall mean actual out-of-pocket expenses incurred by Borrower, on market terms and conditions, in leasing space at the Property pursuant to Leases entered into in accordance with the Loan Documents, including brokerage commissions and tenant improvements, which expenses (a) are (i) specifically approved by Lender in connection with approving the applicable Lease if Lender’s approval is required under the Loan Documents, (ii) incurred in the ordinary course of business and on market terms and conditions in connection with Leases which do not require Lender’s approval under the Loan Documents, and with respect to which Lender shall have received a budget for such tenant improvement costs and a schedule of leasing commissions payments payable in connection therewith (which leasing commission payments shall be deemed “Approved Leasing Expenses” for purposes of this Agreement so long as same are comparable to existing local market rates), or (iii) otherwise reasonably approved in writing by Lender, and (b) are substantiated by executed Lease documents and brokerage agreements.
“Approved Mezzanine Lender” shall mean (i) any Qualified Mezzanine Lender, (ii) a successor holder of the Approved Mezzanine Loan that (A) has been approved by Lender acting reasonably and (B) after the occurrence of a Securitization, has obtained a Rating Agency Confirmation with respect to the transfer of the Approved Mezzanine Loan to such holder or (iii) the lender under any other Approved Mezzanine Loan that has been approved by Lender acting reasonably and the applicable Rating Agencies.
“Approved Mezzanine Loan” shall mean a loan from an Approved Mezzanine Lender to the holder or holders of the direct or indirect ownership interests in Borrower, which: (i) shall commence no earlier than the date that is second (2nd) anniversary of the first (1st) Payment Date hereunder, (ii) shall be in an amount such that, as of the closing date of such loan, (w) the Aggregate

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Debt Yield shall be no less than 8.75%, (x) the Aggregate Debt Service Coverage Ratio (assuming for such purposes that the Debt Service and the Approved Mezzanine Debt Service shall be calculated on an interest only basis) shall be no less than 2.20:1.00, (y) the Aggregate Debt Service Coverage Ratio (assuming for such purposes that the Debt Service and the Approved Mezzanine Debt Service shall be calculated assuming a thirty-year amortization schedule) shall be no less than 1.50:1.00, and (z) the LTV Percentage shall not exceed 60%, (iii) is secured only by either (A) a pledge of all or a portion of the direct or indirect equity ownership interests in Borrower or any other collateral that is not collateral for the Loan or (B) customary preferred equity collateral, (iv) creates no obligations or liabilities on the part of Borrower and results in no Liens on any portion of the Property, (v) has a term expiring on November 7, 2022, (vi) is otherwise on terms and conditions reasonably acceptable to Lender and evidenced by loan documents which have been reasonably approved by Lender, (vii) after giving effect to such loan, Borrower shall have complied, and shall continue to comply, with the terms and provisions of Section 4.1.30 and 5.1.12 hereof, and (viii) if made after a Securitization, Borrower shall have obtained a Rating Agency Confirmation; provided further that the Approved Mezzanine Lender enters into an intercreditor agreement with Lender in form and substance reasonably acceptable to Lender and the applicable Rating Agencies (the “Intercreditor Agreement”), which Intercreditor Agreement shall, among other things, provide that such Approved Mezzanine Lender shall not transfer the Approved Mezzanine Loan or the collateral thereunder to another Person unless (A) such Approved Mezzanine Lender has first obtained the consent of Lender, which consent shall not be unreasonably withheld, and after a Securitization, a Rating Agency Confirmation or (B) such transfer is to a Qualified Mezzanine Lender (in which event, no Lender consent or Rating Agency Confirmation shall be required). The Intercreditor Agreement shall be substantially in the same form as the form of intercreditor agreement attached as Appendix VI to the US CMBS Legal and Structured Finance Criteria published by Standard & Poor’s (May 1, 2003), with such commercially reasonable negotiated changes as are acceptable to Lender, Approved Mezzanine Lender and, from and after a Securitization, the applicable Rating Agencies.
“Approved Mezzanine Loan Debt Service” shall mean, with respect to any particular period of time, scheduled principal (if any) and interest payments due under the Approved Mezzanine Loan in accordance with the Approved Mezzanine Loan Documents.
“Approved Mezzanine Loan Documents” shall mean all documents, agreements or instruments evidencing, securing or executed and delivered to Approved Mezzanine Lender, and reasonably approved by Lender in connection with the Approved Mezzanine Loan, as the same may be modified, amended and restated in accordance with the terms and conditions of the Intercreditor Agreement.
“Approved Mezzanine Loan Liens” shall mean the Liens in favor of the holder of the Approved Mezzanine Loan created pursuant to the Approved Mezzanine Loan Documents.
“Approved Rating Agencies” shall mean each of S&P, Moody’s, Fitch and Realpoint or any other nationally-recognized statistical rating agency which has been approved by Lender and designated by Lender to assign a rating to the Securities.

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“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, assigning to Lender all of Borrower’s interest in and to the Leases and Rents of the Property as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees, dated as of the date hereof, among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or part of the Property.
“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, assignee, sequestrator (or similar official), liquidator, or examiner for such Person or any portion of the Property; (e) the filing of a petition against a Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code or any other applicable law, (f) under the provisions of any other law for the relief or aid of debtors, an action taken by any court of competent jurisdiction that allows such court to assume custody or Control of a Person or of the whole or any substantial part of its property or assets or (g) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding (unless failure to make such admission would be a violation of law), its insolvency or inability to pay its debts as they become due.
“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. § 101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal or state bankruptcy or insolvency law.
“Basic Carrying Costs” shall mean, for any period, the sum of the following costs: (a) Taxes, (b) Other Charges and (c) Insurance Premiums.
“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.
“Borrower’s Operating Account” shall have the meaning set forth in Section 2.7.1(c) hereof.

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“Borrower’s Subaccount” shall have the meaning set forth in Cash Management Agreement.
“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which any of the following institutions is not open for business: (i) banks and savings and loan institutions in New York, New York, (ii) the trustee under a Securitization (or, if no Securitization has occurred, Lender), (iii) any Servicer, (iv) the financial institution that maintains any collection account for or on behalf of any Servicer or any Reserve Funds, (v) the New York Stock Exchange or (vi) the Federal Reserve Bank of New York.
“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).
“Cash Management Agreement” shall mean that certain Deposit Account Agreement, dated as of the date hereof, by and among Borrower, Manager, Deposit Bank and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Cash Management Period” shall be deemed to (a) commence upon: (i) the commencement of any Cash Trap Period; (ii) the entry into of any Approved Mezzanine Loan; or (iii) the failure by Borrower, after the end of any calendar quarter, to maintain the Debt Service Coverage Ratio of at least 1.10 to 1.0; and (b) shall end upon Lender giving notice to Borrower and Clearing Bank that the Cash Management Period has ended, which notice Lender shall only be required to give if: (1) the Loan and all other obligations under the Loan Documents, other than those that, by their terms, survive the repayment in full of the Loan, have been indefeasibly repaid in full; (2) with respect to the matters described in clause (i) above, such Cash Trap Period shall have terminated in accordance with the definition of “Cash Trap Period” set forth below, (3)  with respect to the matters described in clause (ii) above, the Approved Mezzanine Loan is repaid in full and no replacement Approved Mezzanine Loan is then outstanding, or (4) with respect to the matters described in clause (iii) above, for a period of two consecutive calendar quarters subsequent to the commencement of the existing Cash Management Period (A) no Default or Event of Default had occurred and is continuing or existed during such calendar quarters, (B) no event that would trigger another Cash Management Period had occurred during such calendar quarters, and (C) the Debt Service Coverage Ratio at the end of such two calendar quarters is at least equal to 1.15 to 1.0.
“Cash Trap Period” shall be deemed to (a) commence upon: (i) the occurrence of any Event of Default; or (ii) any Bankruptcy Action of Borrower, Guarantor or Manager has occurred; and (b) have terminated, if ever, as: (i) in the case of the foregoing clause (a)(i), Lender accepts a cure of the Event of Default giving rise to such Cash Trap Period and no other Event of Default has occurred which is continuing; or (ii) in the case of a Bankruptcy Action of Manager only, if Borrower replaces the Manager with a Qualified Manager under a Replacement Management Agreement; or (iii) in the case of a Bankruptcy Action of Borrower or Guarantor, such Bankruptcy Action is discharged, stayed or dismissed as provided in Section 8.1(a)(vii) or (viii) hereof, as applicable.
“Casualty” shall have the meaning set forth in Section 6.2 hereof.
“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.

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“Casualty/Condemnation Subaccount” shall have the meaning set forth in Section 6.4(b)(ii) hereof.
“Clear Channel” shall mean AMFM Operating Inc., a Delaware corporation, or any permitted successor or assignee under the Clear Channel Lease.
“Clear Channel Lease” shall mean that certain Office Lease, dated as of December 30, 2002, between Media Center Development, LLC, predecessor-in-interest to Borrower and AMFM Operating Inc., as amended by that certain First Amendment to Office Lease, dated as of June 25, 2003 and as further amended by that certain Second Amendment to Office Lease, dated as of March 14, 2005, that certain letter agreement, dated as of July 13, 2005 and that certain Third Amendment to Office Lease, dated as of December 5, 2005, as the same may be further amended, restated, supplemented or otherwise modified in accordance with the terms of this Agreement.
“Clear Channel Non-Renewal Premises” shall have the meaning set forth in Section 7.5.1 hereof.
“Clear Channel Reserve Subaccount” shall have the meaning set forth in Section 7.5.1 hereof.
“Clear Channel Reserve Monthly Deposit” shall have the meaning set forth in Section 7.5.1 hereof.
“Clear Channel Reserve Funds” shall have the meaning set forth in Section 7.5.1 hereof.
“Clear Channel Reserve Funds Cap” shall have the meaning set forth in Section 7.5.1 hereof.
“Clear Channel Re-tenanting Expenses” shall have the meaning set forth in Section 7.5.2 hereof.
“Clearing Account” shall have the meaning set forth in Section 2.7.1(a) hereof.
“Clearing Account Agreement” shall mean that certain Deposit Account Control Agreement, dated the date hereof among Borrower, Lender and Clearing Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to funds deposited in the Clearing Account.
“Clearing Bank” shall mean Wells Fargo Bank, National Association, or any successor or permitted assigns thereof.
“Closing Date” shall mean the date of the funding of the Loan.
“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

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“Collateral” shall have the meaning ascribed to such term in the Security Instrument.
“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.
“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.
“Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of such Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.
“Covered Rating Agency Information” shall have the meaning set forth in Section 10.13(d) hereof.
“Debt” shall mean the Outstanding Principal Balance together with all interest accrued and unpaid thereon and all other sums (including any Yield Maintenance Premium) due to Lender in respect of the Loan under the Note, this Agreement, the Security Instrument or any other Loan Document.
“Debt Service” shall mean, with respect to any particular period of time, scheduled principal (if any) and interest payments due under this Agreement and the Note.
“Debt Service Coverage Ratio” shall mean, as of any date, the ratio calculated by Lender in its reasonable discretion for a given period in which:
(i)    the numerator is the Net Operating Income for such period ending with the most recently completed calendar month, and
(ii)    the denominator is the Debt Service with respect to such period.
If a period for calculation is not otherwise specified, Debt Service Coverage shall be calculated on a trailing twelve (12) month basis.
“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.
“Default Rate” shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) five percent (5%) above the Interest Rate.
“Deposit Account” shall have the meaning set forth in Section 2.7.2(a) hereof.

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“Deposit Bank” shall mean Wells Fargo Bank, National Association, or any successor Eligible Institution acting as “Deposit Bank” under the Cash Management Agreement.
“Disclosure Document” shall mean a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other offering documents or marketing materials, in each case in preliminary or final form, used to offer Securities in connection with a Securitization.
“Dollars” and the sign “$” shall mean lawful money of the United States of America.
“Downtime” shall be equal to, for a given portion of Clear Channel Non-Renewal Premises or Warner Music Non-Renewal Premises which is subject to a Qualified Lease, the lesser of (i) the amount of Rent which would have been payable under the Clear Channel Lease (if such space is Clear Channel Non-Renewal Premises) or the applicable Warner Music Lease (if such space is Warner Music Non-Renewal Premises), or (ii) the amount of Rent which would have been payable under the Qualified Lease for such space, in each case, for the period of time between the date of the expiration of the Clear Channel Lease (if such space is Clear Channel Non-Renewal Premises) or the applicable Warner Music Lease (if such space is Warner Music Non-Renewal Premises) and the date that the payment of Rent commences for such portion of Clear Channel Non-Renewal Premises or Warner Music Non-Renewal Premises, as applicable.
“Eligibility Requirements” means, with respect to any Person, that such Person (i) has total assets (in name or under management or advisement) in excess of $600,000,000, and (except with respect to a pension advisory firm, asset manager or similar fiduciary) capital/statutory surplus or shareholder’s equity of $250,000,000 and (ii) is regularly engaged in the business of making or owning (or, in the case of a pension advisory firm or similar fiduciary, regularly engaged in managing investments in) commercial real estate loans, participations or notes (including mezzanine loans to direct or indirect owners of commercial properties, which loans are secured by pledges of direct or indirect ownership interests in the owners of such commercial properties) or operating commercial properties
“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a Federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a Federal or state chartered depository institution or trust company acting in its fiduciary capacity that has a Moody’s rating of at least “Baa3” and which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least $50,000,000.00 and subject to supervision or examination by Federal and state authority, as applicable. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.
“Eligible Institution” shall mean a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short-term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P and “P-1” by Moody’s, in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held

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for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “A+” by S&P and “Aa3” by Moody’s. The parties acknowledge and agree that Wells Fargo Bank, National Association and Key Bank, N.A., each as currently rated on the date hereof, shall constitute an Eligible Institution, and shall be exempt from compliance with the foregoing definition of Eligible Institution, for so long as the foregoing institutions maintain such ratings.
“Embargoed Person” shall mean any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, The USA Patriot Act (including the anti terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder including those related to Specially Designated Nationals and Specially Designated Global Terrorists, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law.
“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Environmental Statutes” shall mean any present and future Federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances, and/or relating to liability for or costs of other actual or threatened danger to human health or the environment. The term “Environmental Statutes” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. The term “Environmental Statutes” also includes, but is not limited to, any present and future Federal, state and local laws, statutes ordinances, rules, regulations, permits or authorizations and the like, as well as common law, that (a) condition transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of the Property; (b) require notification or disclosure of releases of Hazardous Substances or other environmental condition of a property to any Governmental Authority or other Person, whether or not in connection with any transfer of title to or interest in such property; (c) impose conditions or requirements in connection with permits or other authorization for lawful activity relating in any way to Hazardous Materials; (d) relate to nuisance, trespass or other causes of action related to the Property and Hazardous Materials; or (e) relate to wrongful death, personal injury, or property or

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other damage in connection with any physical condition or use of the Property, in each case solely to the extent same relates in any way to Hazardous Materials.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the ruling issued thereunder.
“ERISA Affiliate” shall mean each person (as defined in section 3(9) of ERISA) that together with Borrower would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.
“Excess Cash” shall have the meaning set forth in Section 2.7.2(b)(ix) hereof.
“Excess Cash Reserve Subaccount” shall have the meaning set forth in Section 7.7 hereof.
“Excess Cash Reserve Funds” shall have the meaning set forth in Section 7.7 hereof.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as the same may be amended, modified or replaced, from time to time.
“Exchange Act Filing” shall have the meaning set forth in Section 5.1.11(f) hereof.
“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(e) hereof.
“First Payment Date” shall have the meaning set forth in Section 2.3.2 hereof.
“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.
“Fitch” shall mean Fitch, Inc.
“Free Rent Period” shall have the meaning set forth in Section 7.4.1(a) hereof.
“Free Rent Reserve Subaccount” shall have the meaning set forth in Section 7.4.1(a) hereof.
“Free Rent Reserve Funds” shall have the meaning set forth in Section 7.4.1(a) hereof.
“Free Rent Reserve Monthly Deposit” shall mean the amount set forth on Schedule IV.
“Full Replacement Cost” shall have the meaning set forth in Section 6.1(a)(i).
“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.
“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (Federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

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“Gross Income from Operations” shall mean, for any period, all income, computed in accordance with GAAP, derived from the ownership and operation of the Property from whatever source during such period, including, but not limited to, Rents from Tenants, utility charges, escalations, forfeited security deposits, interest (if any) on credit accounts and on Reserve Funds, business interruption or other loss of income or rental insurance proceeds, service fees or charges, license fees, parking fees, rent concessions or credits, and other pass-through or reimbursements paid by Tenants under the Leases of any nature but excluding (i) Rents from month-to-month Tenants, from Tenants during a free rent period in excess of one month of free rent for each year of the base lease term, from any Tenant that has vacated, from any Tenant that is dark (unless such Tenant is rated investment grade or has successfully sublet the space at a minimum of five (5) years, or a term that is co-terminus with the underlying Lease, whichever is shorter), from any Tenant that has given notice of its intention to vacate, from any Tenant that is more than thirty (30) days delinquent on any rent payable under the underlying Lease, from any Tenant that has a valid right of offset against the Borrower relating to a default by Borrower under the underlying Lease (but only to the extent of such offset), or from Tenants that are the subject of any Bankruptcy Action, (ii) sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, (iii) refunds and uncollectible accounts, (iv) proceeds from the sale of furniture, fixtures and equipment, (v) Insurance Proceeds and Condemnation Proceeds (other than business interruption or other loss of income insurance), and (vi) any disbursements to Borrower from any of the Reserve Funds.
“Guarantor” shall mean Hudson MC Partners, LLC, a Delaware limited liability company.
“Guaranty” shall mean that certain Guaranty of Recourse Obligations (Unsecured), dated as of the date hereof, from Guarantor in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Hazardous Substances” shall include, but is not limited to, (a) any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Statutes, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, but excluding substances of kinds and in amounts ordinarily and customarily used or stored in properties similar to the Property for the purposes of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Statutes, and (b) mold, mycotoxins, microbial matter, and/or airborne pathogens (naturally occurring or otherwise) which pose an imminent threat to human health or the environment or adversely affect the Property.
“Improvements” shall have the meaning set forth in the granting clause of the Security Instrument.
“Indebtedness” shall mean for any Person, on a particular date, the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt and preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for

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the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed (other than Permitted Encumbrances).
“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.
“Indemnified Parties” shall mean Lender and any Affiliate or designee of Lender that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, any Person who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan secured hereby, any Person in whose name the encumbrance created by the Security Instrument is or will have been recorded, any Person who may hold or acquire or will have held a full or partial interest in the Loan secured hereby (including, but not limited to, investors or prospective investors in the Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan secured hereby for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including, but not limited to, any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).
“Indemnifying Person” shall mean Borrower and Guarantor, as applicable.
“Independent Director” shall mean (a) a natural Person who is not (at the time of initial appointment as director or manager, or at any time while serving as a director or manager), has never been, and will not be (at any time while serving as a director or manager): (i) a stockholder, partner, member or other equity owner, director (with the exception of serving as an Independent Director of Borrower), officer, employee, attorney or counsel of Borrower, Guarantor or any Affiliate of Borrower or Guarantor, (ii) a customer, supplier or other Person who derives any of its purchases or revenues from its activities with Borrower, Guarantor or any Affiliate of Borrower or Guarantor, (iii) a Person Controlling or under common Control with any such stockholder, partner, member or other equity owner, director, officer, customer, supplier or other Person, (iv) a member of the immediate family of any such stockholder, partner, member, equity owner, director, officer, employee, manager, customer, supplier or other Person, or (v) otherwise affiliated with Borrower, Guarantor or any stockholder, member, partner, director, officer, employee, attorney or counsel of Borrower or any Guarantor, and (b) has (i) prior experience as an independent director or independent

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manager for a corporation, a trust or a limited liability company whose charter documents required the unanimous consent of all independent directors or independent managers thereof before such corporation, trust or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable Federal or state law relating to bankruptcy and (ii) at least three (3) years of employment experience with one or more nationally-recognized professional service companies that provides, inter alia, professional independent directors or independent managers in the ordinary course of their respective business to issuers of securitization or structured finance instruments, agreements or securities or lenders originating commercial real estate loans for inclusion in securitization or structured finance instruments, agreements or securities and is at all times during his or her service as an Independent Director of Borrower an employee of such a company or companies. A natural Person who otherwise satisfies the foregoing definition other than subclause (a)(i) of this definition by reason of being an Independent Director of a Special Purpose Entity affiliated with Borrower shall not be disqualified from serving as an Independent Director of the Borrower, provided that the fees that such individual earns from serving as an Independent Director of affiliates of the Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.
As used in this definition and in the definition of “Special Purpose Entity,” the term “nationally recognized professional service company” shall mean Corporation Services Company, CT Corporation, National Registered Agents, Inc. and Wilmington Trust Company and any other Person approved in writing by Lender.
“Initial Insurance Premiums Deposit” shall mean the amount set forth on Schedule IV.
“Initial Tax Deposit” shall mean the amount set forth on Schedule IV.
“Insolvency Opinion” shall mean that certain substantive non-consolidation opinion letter, dated the date hereof, in connection with the Loan.
“Insurance Escrow Funds Waiver Conditions” shall have the meaning set forth in Section 7.2.1 hereof.
“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.
“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.
“Intercreditor Agreement” shall have the meaning set forth in the definition of Approved Mezzanine Loan.
“Interest Period” shall mean (i) the period from the date hereof through and including the first day thereafter that is the 5th day of a calendar month and (ii) each period thereafter from the 6th day of each calendar month through and including the 5th day of the following calendar month; except that the Interest Period, if any, that would otherwise commence before and end after the Maturity Date shall end on the Maturity Date.

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“Interest Rate” shall mean a fixed rate of 3.954% per annum.
“Investor” shall have the meaning set forth in Section 9.1 hereof.
“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property by or on behalf of Borrower, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement, and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.
“Legal Requirements” shall mean all Federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, any Environmental Statutes, the Americans with Disabilities Act of 1990, as amended, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.
“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.
“Letter of Credit” shall mean an irrevocable, auto-renewing, unconditional, transferable, clean sight draft standby letter of credit having an initial term of not less than one (1) year and with automatic renewals for one (1) year periods (unless the obligation being secured by, or otherwise requiring the delivery of, such letter of credit is required to be performed at least thirty (30) days prior to the initial expiry date of such letter of credit), for which Borrower shall have no reimbursement obligation and which reimbursement obligation is not secured by the Property or any other property pledged to secure the Note, in favor of Lender and entitling Lender to draw thereon in New York, New York and/or Los Angeles, California, based solely on a statement that Lender is drawing thereon executed by an officer or authorized signatory of Lender. A Letter of Credit must be issued by an Approved Bank. If at any time (a) the institution issuing any such Letter of Credit shall cease to be an Approved Bank or (b) if the Letter of Credit is due to expire prior to the termination of the event or events which gave rise to the requirement that Borrower deliver the Letter of Credit to Lender, Lender shall have the right to draw down the same in full and hold the proceeds thereof, unless Borrower shall deliver a replacement Letter of Credit from an Approved Bank within (i) as to (a) above, twenty (20) days after Lender delivers written notice to Borrower that the institution issuing the Letter of Credit has ceased to be an Approved Bank or (ii) as to (b) above, within ten (10) days prior to the expiration date of said Letter of Credit. Borrower’s delivery of any Letter of Credit hereunder following the date of this Agreement shall,

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if the issuance of such Letter of Credit would render untrue or otherwise violate any assumption (including but not limited to the assumption that any letter of credit shall not exceed fifteen percent of the amount of the Loan) of the Insolvency Opinion (or if an Additional Insolvency Opinion has already been issued with respect to the Loan, such Additional Insolvency Opinion), be conditioned upon Lender’s receipt of an Additional Insolvency Opinion relating to such Letter of Credit.
“Licenses” shall have the meaning set forth in Section 4.1.22 hereof.
“Liabilities” shall have the meaning set forth in Section 9.2 hereof.
“Lien” shall mean any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest, or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting Borrower, the Property, or any portion thereof or any interest therein, or any direct or indirect interest in Borrower, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.
“Loan” shall have the meaning set forth in the recitals hereof.
“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instrument, the Assignment of Leases, the Environmental Indemnity, the Assignment of Management Agreement, the Guaranty, the Clearing Account Agreement, the Cash Management Agreement and all other documents executed and/or delivered in connection with the Loan.
“Loan to Value Ratio” shall mean, as of the date of its calculation, the ratio of (i) the sum of the outstanding principal amount of the Loan as of the date of such calculation to (ii) the fair market value of the Property, as determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust.
“LTV Percentage” shall mean, as of any date, the calculation by Lender (expressed as a percentage) of:
(i)    the sum of (x) the unpaid Principal as of such date and (y) the proposed fully advanced principal balance of the Approved Mezzanine Loan, divided by
(ii)    the “as is” fair market value of the Property as reflected in an Acceptable Appraisal.
“Major Lease” shall mean (a) any Lease which, either individually or when taken together with any other Lease with the same Tenant or its Affiliates, demises in excess of 50,000 square feet of the Improvements, or (b) any Lease made with a Tenant that is paying base rent in an amount equal to or exceeding ten percent (10%) of the Gross Income from Operations.
“Management Agreement” shall mean the management agreement entered into by and between Borrower and Manager, pursuant to which Manager is to provide management and other

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services with respect to the Property, or, if the context requires, the Replacement Management Agreement.
“Manager” shall mean Hudson OP Management, LLC, a Delaware limited liability company, or, if the context requires, a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.
“Material Action” means, with respect to Borrower, to consolidate or merge Borrower with or into any Person, or sell all or substantially all of the assets of Borrower, or to institute a Bankruptcy Action or take action in furtherance of any such action, or, to the fullest extent permitted by law, to dissolve or liquidate Borrower.
“Material Adverse Change” shall mean the (i) business, operations, prospects, property, assets or liabilities and (ii) financial condition of any applicable Person and each of their subsidiaries, taken as a whole, or the ability of any such Person to perform its obligations under the Loan Documents has changed in a manner which would reasonably be expected to materially and adversely impair the value of Lender’s security for the Loan or prevent timely repayment of the Loan or otherwise prevent the applicable person or entity from timely performing any of its material obligations under the Loan Documents, as determined by Lender in its reasonable discretion.
“Material Agreements” shall mean each contract and agreement relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Property, other than the Management Agreement and the Leases, as to which either (a) there is an obligation of Borrower to pay more than $300,000, in the aggregate, or (b) (i) the term thereof extends beyond one year (unless cancelable on thirty (30) days or less notice without requiring the payment of termination fees or payments of any kind) and (ii) there is an obligation of Borrower to pay more than $100,000 in the aggregate.
“Maturity Date” shall mean November 7, 2022, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.
“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
“MDP Entities” shall mean Media Center Partners, LLC, a California limited liability company and Media Center Development, LLC, a Delaware limited liability company.
“MDP Principals” shall mean Jeff Worthe and M. David Paul.
“Monthly Debt Service Payment Amount” shall mean (i) with respect to each Payment Date occurring on or prior to November 6, 2017, an amount equal to interest which has accrued on

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the Loan through the end of the Interest Period immediately preceding such Payment Date and (ii) with respect to each Payment Date thereafter, a constant monthly payment amount of $612,449.62.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Multiemployer Plan” shall mean a multiemployer plan, as defined in Section 4001(a)(3) of ERISA to which Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding three plan years made or accrued an obligation to make contributions.
“Net Cash Flow” shall mean, for any period, the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.
“Net Operating Income” shall mean, for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.
“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.
“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.
“New Mezzanine Loan” shall have the meaning set forth in Section 9.4(a) hereof.
“Note” shall mean that certain Promissory Note of even date herewith in the principal amount of ONE HUNDRED TWENTY-NINE MILLION and No/100 Dollars ($129,000,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Obligations” shall mean, collectively, Borrower’s obligations for the payment of the Debt and the performance of the Other Obligations.
“OFAC” shall mean the Office of Foreign Asset Control of the Department of the Treasury of the United States of America.
“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized officer of (i) the general partner or managing member of Borrower or (ii) Manager, provided Borrower agrees that such shall be deemed to be signed and bind Borrower.
“Open Prepayment Date” shall mean the date which is the Payment Date occurring three (3) months prior to the Maturity Date.
“Operating Expenses” shall mean, for any period, the total of all expenditures, computed in accordance with GAAP, of whatever kind relating to the operation, maintenance and management of the Property, which expenditures are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance, insurance, license fees, Taxes, Other Charges, advertising expenses, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments as approved by Lender, and

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other similar costs. Notwithstanding anything to the contrary in the foregoing, Operating Expenses shall not include depreciation, amortization and other non-cash items, debt service, Capital Expenditures, any contributions to any of the Reserve Funds, income taxes or other taxes in the nature of income taxes on sales, or use taxes required to be paid to any Governmental Authority, equity distributions, and other extraordinary and non-recurring items, and legal or other professional services fees and expenses unrelated to the operation of the Property.
“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, any “common expenses” or expenses allocated to and required to be paid by Borrower under the REA, if any, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.
“Other Obligations” shall mean (a) the performance of all obligations of Borrower contained herein; (b) the performance of each obligation of Borrower or Guarantor contained in any other Loan Document; (c) the payment of all costs, expenses, legal fees and liabilities incurred by Lender in connection with the enforcement of any of Lender’s rights or remedies under the Loan Documents, or any other instrument, agreement or document which evidences or secures any other Obligations or collateral therefor, whether now in effect or hereafter executed; and (d) the payment, performance, discharge and satisfaction of all other liabilities and obligations of Borrower and/or Guarantor to Lender, whether now existing or hereafter arising, direct or indirect, absolute or contingent, and including, without limitation, each liability and obligation of Borrower and Guarantor under any one or more of the Loan Documents and any amendment, extension, modification, replacement or recasting of any one or more of the instruments, agreements and documents referred to herein or therein or executed in connection with the transactions contemplated hereby or thereby.
“Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Loan.
“Payment Date” shall mean, commencing with the First Payment Date, the sixth (6th) day of each calendar month during the term of the Loan until and including the Maturity Date or, for purposes of making payments hereunder, but not for purposes of calculating Interest Periods, if such day is not a Business Day, the Business Day immediately following such date.
“Payment Reserve Subaccount” shall have the meaning set forth in Section 7.8 hereof.
“Payment Reserve Funds” shall have the meaning set forth in Section 7.8 hereof.
“Pension Plan” shall mean any “pension plan” (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, subject to Title IV of ERISA to which Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding FIVE plan years made or accrued an obligation to make contributions or otherwise has any liability with respect to.
“Permitted Encumbrances” shall mean, collectively (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in

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“Schedule B-I” of the Title Insurance Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority which are not yet due or delinquent, and (d) Liens expressly permitted under the Loan Documents, (e) Liens being contested by or on behalf of Borrower in accordance with terms of this Agreement, (f) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion, and (g) Approved Mezzanine Loan Liens.
“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer or the trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:
(i)    obligations of, or obligations directly and unconditionally guaranteed as to principal and interest by, the U.S. government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States of America and have maturities not in excess of one year;
(ii)    Federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 90 days of any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, the short-term debt obligations of which are rated (a) “A-1+” (or the equivalent) by S&P and, if it has a term in excess of three months, the long-term debt obligations of which are rated “AAA” (or the equivalent) by S&P, and that (1) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (2) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000, (b) in one of the following Moody’s rating categories: (1) for maturities less than one month, a long-term rating of “A2” or a short-term rating of “P-1”, (2) for maturities between one and three months, a long-term rating of “A1” and a short-term rating of “P-1”, (3) for maturities between three months to six months, a long-term rating of “Aa3” and a short-term rating of “P-1” and (4) for maturities over six months, a long-term rating of “Aaa” and a short-term rating of “P-1”, or such other ratings as confirmed in a Rating Agency Confirmation;
(iii)    deposits that are fully insured by the Federal Deposit Insurance Corp. (“FDIC”);
(iv)    commercial paper rated (a) “A–1+” (or the equivalent) by S&P and having a maturity of not more than 90 days and (b) in one of the following Moody’s rating categories: (i) for maturities less than one month, a long-term rating of “A2” or a short-term rating of “P-1”, (ii) for maturities between one and three months, a long-term rating of “A1” and a short-term rating of “P-1”, (iii) for maturities between three months to six months, a long-term rating of “Aa3” and a short-term rating of “P-1” and (iv) for maturities over six months, a long-term rating of “Aaa” and a short-term rating of “P-1”;

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(v)    any money market funds that (a) has substantially all of its assets invested continuously in the types of investments referred to in clause (i) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from S&P and Moody’s; and
(vi)    such other investments as to which each Approved Rating Agency shall have delivered a Rating Agency Confirmation.
Notwithstanding the foregoing, “Permitted Investments” (i) shall exclude any security with the S&P’s “r” symbol (or any other Approved Rating Agency’s corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (ii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; (iii) shall only include instruments that qualify as “cash flow investments” (within the meaning of Section 860G(a)(6) of the Code); and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase and (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.
“Permitted Transfer” means any of the following: (a) any transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto, (b) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto and (c) any transfer permitted pursuant to Section 5.2.10.
“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any Governmental Authority, and any fiduciary acting in such capacity on behalf of any of the foregoing.
“Personal Property” shall have the meaning set forth in the granting clause of the Security Instrument.
“Physical Conditions Report” shall mean a structural engineering report prepared by a company satisfactory to Lender regarding the physical condition of the Property, reasonably satisfactory in form and substance to Lender in its sole discretion, which report shall, among other things, (a) confirm that the Property and its use comply, in all material respects, with all applicable Legal Requirements (including zoning, subdivision and building codes and laws), and (b) include a copy of a final certificate of occupancy with respect to all improvements.

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“Policies” shall have the meaning specified in Section 6.1(b) hereof.
“Prepayment Rate” shall mean the bond equivalent yield (in the secondary market) on the United States Treasury Security that as of the Prepayment Rate Determination Date has a remaining term to maturity closest to, but not exceeding, the remaining term to the Maturity Date as most recently published in the “Treasury Bonds, Notes and Bills” section in The Wall Street Journal as of such Prepayment Rate Determination Date. If more than one issue of United States Treasury Securities has the remaining term to the Maturity Date, the “Prepayment Rate” shall be the yield on such United States Treasury Security most recently issued as of the Prepayment Rate Determination Date. The rate so published shall control absent manifest error. If the publication of the Prepayment Rate in The Wall Street Journal is discontinued, Lender shall determine the Prepayment Rate on the basis of “Statistical Release H.15 (519), Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System, or on the basis of such other publication or statistical guide as Lender may reasonably select.
“Prepayment Rate Determination Date” shall mean the date which is five (5) Business Days prior to the date that such prepayment shall be applied in accordance with the terms and provisions of Section 2.4.1 hereof.
“Prohibited Transaction” shall mean any action or transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative exemption) prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.
“Property” shall mean each parcel of real property, the Improvements thereon and all personal property owned by Borrower and encumbered by the Security Instrument, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clause of the Security Instrument and referred to therein as the “Property”.
“Provided Information” shall mean any and all financial and other information provided at any time by, or on behalf of, any Indemnifying Person with respect to the Property, Borrower, Guarantor and/or Manager.
“Qualified Credit Facility” shall have the meaning specified in Section 5.2.10(d) hereof.
“Qualified Financial Institution” means a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan that satisfies the Eligibility Requirements.
“Qualified Lease” shall mean an executed Lease which demises a portion of Clear Channel Non-Renewal Premises or Warner Music Non-Renewal Premises, and which: (i) has a minimum term of at least five (5) years, (ii) provides for base rent payable by the Tenant thereunder which is equal to or greater than ninety-five percent (95%) of the base rent payable by the applicable Tenant under the Clear Channel Lease (if such space is Clear Channel Non-Renewal Premises) or the

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applicable Warner Music Lease (if such space is Warner Music Non-Renewal Premises), for such space, (iii) provides the Tenant thereunder no more than one (1) month of free rent for each year of the term of such Lease, and (iv) is not terminable by the Tenant thereunder, other than for cause, prior to the fifth year of the term of such Lease.
“Qualified Manager” shall mean either (a) Manager or an Affiliate thereof, (b) M. David Paul Ventures or an Affiliate thereof, or (c) in the reasonable judgment of Lender, a Person which is a reputable and experienced management organization (which may be an Affiliate of Borrower) possessing experience in managing properties similar in size, scope, use and value as the Property, provided, that (i) at Lender’s request, Borrower shall have obtained a Rating Agency Confirmation from each Approved Rating Agency with respect to the change of management of the Property, (ii) if such Person is an Affiliate of Borrower, Borrower shall have obtained an Additional Insolvency Opinion in form reasonably acceptable to Lender and each Approved Rating Agency, and (iii) such Person shall have entered into a Replacement Management Agreement and Assignment of Management Agreement.
Qualified Mezzanine Lender:
(i) Jefferies LoanCore LLC; or
(ii) one or more of the following (other than Borrower or an Affiliate thereof):
(A)    a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any such Person referred to in this clause (A) satisfies the Eligibility Requirements;
(B)    an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, provided that any such Person referred to in this clause (B) satisfies the Eligibility Requirements;
(C)    an institution substantially similar to any of the foregoing entities described in clauses (ii)(A), or (ii)(B) that satisfies the Eligibility Requirements;
(D)    any entity Controlled by any of the entities described in clause (i) or clauses (ii)(A), (ii)(B) or (ii)(C) above;
(E)    a Qualified Trustee in connection with a securitization of, the creation of collateralized debt obligations (“CDO”) secured by or financing through an “owner trust” of, the Approved Mezzanine Loan (collectively, “Securitization Vehicles”), so long as (x) the special servicer or manager of such Securitization Vehicle has the Required Special Servicer Rating and (y) the entire “controlling

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class” of such Securitization Vehicle, other than with respect to a CDO Securitization Vehicle, is held by one or more entities that are otherwise Qualified Mezzanine Lenders under clause (ii)(A), (B), (C) or (D) of this definition; provided that the operative documents of the related Securitization Vehicle require that (1) in the case of a CDO Securitization Vehicle, the “equity interest” in such Securitization Vehicle is owned by one or more entities that are Qualified Mezzanine Lenders under clause (ii)(A), (B), (C) or (D) of this definition and (2) if any of the relevant trustee, special servicer, manager fails to meet the requirements of this clause (E), such Person must be replaced by a Person meeting the requirements of this clause (E) within thirty (30) days;
(F)    an investment fund, limited liability company, limited partnership or general partnership where a Permitted Fund Manager (as defined in the Intercreditor Agreement) or an entity that is otherwise a Qualified Mezzanine Lender under clauses (ii)(A), (B), (C) or (D) of this definition investing through an fund with committed capital of at least $250,000,000 acts as the general partner, managing member or fund manager and at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Mezzanine Lenders under clauses (ii)(A), (B), (C) or (D) of this definition; or
(G)    following the issuance of any securities (including all classes thereof) representing beneficial ownership interests in the Loan or in a pool of mortgage loans including the Loan issued in connection with a Securitization (“Certificates”), any entity that regularly engages in the business of making mezzanine loans, provided that at the time of the proposed transfer such entity is on an approved list (as confirmed in writing by Lender at the time of the proposed transfer) promulgated by each Rating Agency rating any Certificates as an approved mezzanine lender for loans of the size and type of the loan being transferred.
As used in this definition, (i) “Control” means the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of an entity or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise. “Controlled by,” “controlling” and “under common control with” shall have the respective correlative meaning thereto; (ii) “Eligibility Requirements” means, with respect to any Person, that such Person (A) has total assets (in name or under management) in excess of $600,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of $250,000,000 and (B) is regularly engaged in the business of making or owning commercial real estate loans or operating commercial mortgage properties; (iii) “Qualified Trustee” means (A) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $100,000,000 and subject to supervision or

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examination by federal or state authority, (B) an institution insured by the Federal Deposit Insurance Corporation or (C) an institution whose long-term senior unsecured debt is rated either of the then in effect top two rating categories of each of the Rating Agencies; and (iv) “Required Special Servicer Rating” means (i) a rating of “CSS1” in the case of Fitch, (ii) on the S&P’s “Select Service List” as a U.S. Commercial Mortgage Special Servicer in the case of S&P and (iii) in the case of Moody’s, such special servicer is acting as special servicer in a commercial mortgage loan securitization that was rated by Moody’s within the twelve (12) month period prior to the date of determination, and Moody’s has not downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as special servicer of such commercial mortgage securities.
“Qualifying Warner Music Space” shall have the meaning specified in Section 7.6.1 hereof.
“Qualifying Clear Channel Space” shall have the meaning specified in Section 7.5.1 hereof.
“Rating Agencies” shall mean each of S&P, Moody’s, Fitch and Realpoint or any other nationally recognized statistical rating agency which has assigned a rating to the Securities.
“Rating Agency Confirmation” shall mean a written affirmation from a Rating Agency that the credit rating of the Securities issued by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.
“REA” shall mean that certain Grant of Easements and Establishment of Covenants, Conditions and Restrictions more specifically described on Schedule V hereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms and provisions of this Agreement.
“Realpoint” shall mean Realpoint, LLC, a Pennsylvania limited liability company.
“Related Entities” shall have the meaning specified in Section 5.2.10(f)(v) hereof.
“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.
“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related” within the meaning of the definition of Significant Obligor, to the Property.
“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.
“Rents” shall mean all rents (including additional rents of any kind and percentage rents), rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a Bankruptcy Action) or in lieu of rent or rent equivalents, royalties (including, without

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limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including security, utility and other deposits), escalation charges, Lease termination payments, accounts, cash, issues, profits, charges for services rendered, and other payments and consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or any of their agents or employees from any and all sources arising from or attributable to the Property, and the Improvements, including charges for oil, gas, water, steam, heat, ventilation, air-conditioning, electricity, license fees, maintenance fees, charges for Taxes, operating expenses or other amounts payable to Borrower (or for the account of Borrower), revenues from telephone services, laundry, vending, television and all receivables, customer obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of the Property or rendering of services by Borrower, Manager, or any of their respective agents or employees and proceeds, if any, from business interruption or other loss of income insurance.
“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager which is reasonably acceptable to Lender in form and substance, provided that, with respect to this subclause (ii), Lender, at its option, may require that Borrower obtain a Rating Agency Confirmation from each Approved Rating Agency with respect to each such management agreement; and (b) an assignment of management agreement and subordination of management fees substantially in the form then used by Lender (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.
“Replacement Reserve Subaccount” shall have the meaning set forth in Section 7.3.1 hereof.
“Replacement Reserve Funds” shall have the meaning set forth in Section 7.3.1 hereof.
“Replacement Reserve Monthly Deposit” shall mean the amount set forth on Schedule IV.
“Replacements” shall have the meaning set forth in Section 7.3.1 hereof.
“Required Records” shall have the meaning set forth in Section 5.1.11(k) hereof.
“Required Repair Funds” shall have the meaning set forth in Section 7.1.1 hereof.
“Required Repairs” shall have the meaning set forth in Section 7.1.1 hereof.
“Required Repairs Amount” shall mean the amount set forth on Schedule IV.
“Required Repairs Subaccount” shall have the meaning set forth in Section 7.1.1 hereof.
“Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Funds, the Replacement Reserve Funds, the Free Rent Reserve Funds, the Required Repair Funds, the Excess Cash Reserve Funds, the Payment Reserve Funds, the Clear Channel Reserve Funds, the Warner Music Reserve Funds and any other escrow or reserve fund established pursuant to the Loan Documents.

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“Reserve Subaccounts” shall mean, collectively, the Tax and Insurance Reserve Subaccount, the Replacement Reserve Subaccount, the Free Rent Reserve Subaccount, the Required Repairs Subaccount, the Excess Cash Reserve Subaccount, the Casualty/Condemnation Subaccount, the Payment Reserve Subaccount, the Clear Channel Reserve Subaccount, the Warner Music Reserve Subaccount and any other escrow or reserve account established pursuant to the Loan Documents.
“Restoration” shall mean the repair and restoration of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.
“Restricted Party” shall mean, collectively (a) Borrower, Guarantor and any Affiliated Manager, and (b) any non-member manager or direct or indirect legal or beneficial owner of, Borrower, Guarantor, any Affiliated Manager or any non-member manager.
“Retention Amount” shall have the meaning set forth in Section 6.4(b)(iv) hereof.
“RICO” shall mean the Racketeer Influenced and Corrupt Organizations Act.
“S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.
“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of an option or other transfer or disposal of a legal or beneficial interest, whether direct or indirect.
“Securities” shall have the meaning set forth in Section 9.1 hereof.
“Securities Act” shall mean the Securities Act of 1933, as the same shall be amended from time to time.
“Securitization” shall have the meaning set forth in Section 9.1 hereof.
“Security Instrument” shall mean that certain first priority mortgage, deed of trust, deed to secure debt or similar security agreement, dated the date hereof, executed and delivered by Borrower as security for the Obligations which encumbers the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Servicer” shall have the meaning set forth in Section 9.3 hereof.
“Servicing Agreement” shall have the meaning set forth in Section 9.3 hereof.
“Severed Loan Documents” shall have the meaning set forth in Section 8.1.2(c) hereof.
“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

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“Special Purpose Entity” shall mean a corporation, limited partnership or limited liability company which at all times prior to, on and after the date hereof:
(i)    was, is and will be organized solely for the purpose of acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Property (and no other property), entering into this Agreement with Lender and performing its obligations under the Loan Documents, refinancing the Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;
(ii)    has not been, is not, and will not be engaged, in any business unrelated to the acquisition, development, ownership, management or operation of the Property;
(iii)    has not had, does not have, and will not have, any assets other than those related to the Property;
(iv)    has not engaged, sought or consented to, and will not engage in, seek or consent to, any dissolution, winding up, liquidation, consolidation, merger, sale of all or substantially all of its assets, transfer of partnership or membership interests (if such entity is a general partner in a limited partnership or a member in a limited liability company) or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable) with respect to the matters set forth in this definition;
(v)    has been, now is, and will be a limited liability company organized in the State of Delaware that (A) has only one member, (B) has at least two (2) Independent Directors, (C) has not caused or allowed, and will not cause or allow the member of such entity to take any Bankruptcy Action with respect to itself unless the Independent Directors then serving as managers of the company shall have consented in writing to such action, (D) has and shall have either (1) a member which owns no economic interest in the company, has signed the company’s limited liability company agreement and has no obligation to make capital contributions to the company, or (2) two natural persons or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the resignation or dissolution of the last remaining member of the company;
(vi)    has been, is and intends to remain solvent and has paid and shall pay its debts and liabilities from its then available assets (including a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate) as the same shall become due, and has maintained and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;
(vii)    has not failed, and will not fail, to correct any known misunderstanding regarding the separate identity of such entity and has not and shall not identify itself as a

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division of any other Person (provided that merely identifying itself as a subsidiary of another entity will not, in and of itself, breach the foregoing provision);
(viii)    has maintained and will maintain its accounts, books and records separate from any other Person and has filed and will file its own tax returns, except to the extent that it (i) is treated as a “disregarded entity” for tax purposes and has been filing consolidated tax returns or (ii) is required to file consolidated tax returns by law and, if it is a corporation, has not filed and shall not file a consolidated Federal income tax return with any other corporation, except to the extent that it is required by law to file consolidated tax returns;
(ix)    has maintained and will maintain its own records, books, resolutions and agreements;
(x)    (i) has not commingled, and will not commingle, its funds or assets with those of any other Person;
(xi)    has held and will hold its assets in its own name;
(xii)    has conducted and shall conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of itself or of Borrower (provided that merely identifying itself as a subsidiary of another entity will not, in and of itself, breach the foregoing provision);
(xiii)    has maintained and will maintain its books, bank accounts, balance sheets, financial statements, accounting records and other entity documents separate from any other Person and has not permitted, and will not permit, its assets to be listed as assets on the financial statement of any other entity except as required by GAAP or to the extent included on a consolidated statement with its Affiliate; provided, however, that an appropriate notation shall be made on any such consolidated statements to indicate its separateness from such Affiliate and to indicate that its assets and credit are not available to satisfy the debt and other obligations of such Affiliate or any other Person and such assets shall be listed on its own separate balance sheet;
(xiv)    has paid and will pay its own liabilities and expenses, including the salaries of its own employees, only out of its own funds and assets (to the extent of such funds and assets), and has maintained and will maintain a sufficient number of employees in light of its contemplated business operations;
(xv)    has observed and will observe all partnership, corporate or limited liability company formalities, as applicable;
(xvi)    as of the date hereof has no and will have no Indebtedness (including loans, whether or not such loans are evidenced by a written agreement) other than (i) the Loan, (ii) unsecured trade and operational debt incurred in the ordinary course of business relating to the ownership and operation of the Property and the routine administration of Borrower, which liabilities are not more than sixty (60) days past the date incurred (unless expressly

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permitted to contest same pursuant to this Agreement and same are being contested in good faith by Borrower pursuant to the terms of this Agreement), are not evidenced by a note and are paid when due, and which amounts are normal and reasonable under the circumstances, (iii) capitalized leases that are entered into in the ordinary course of business, for equipment or other items related to the ownership and the operation of the Property whose removal would not materially damage or impair the value of the Property and which is secured only by such financed equipment or other item, as applicable, and (iv) such other liabilities that are permitted pursuant to this Agreement; provided that the amount of aggregate Indebtedness permitted pursuant to sub-clauses (ii) and (iii) of this clause (xvi) (which, with respect to sub-clause (iii) of this clause (xvi) only, shall be limited to amounts then due and payable) is at all times less than three percent (3%) of the original principal amount of the Loan.
(xvii)    has not assumed or guaranteed or become obligated for, and will not assume or guarantee or become obligated for, the debts of any other Person and has not held out and will not hold out its credit as being available to satisfy the obligations of any other Person except as permitted pursuant to this Agreement;
(xviii)    has not acquired and will not acquire obligations or securities of its partners, members or shareholders or any other Affiliate;
(xix)    has allocated and will allocate, fairly and reasonably, any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate;
(xx)    has maintained and used, now maintains and uses, and will maintain and use, separate stationery, invoices and checks bearing its own name (provided that merely identifying itself as a subsidiary of another entity will not, in and of itself, breach the foregoing provision);
(xxi)    except as pledged to Lender pursuant to the Loan Documents, has not pledged and will not pledge its assets for the benefit of any other Person;
(xxii)    has held itself out and identified itself, and will hold itself out and identify itself, as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person (provided that merely identifying itself as a subsidiary of another entity will not, in and of itself, breach the foregoing provision);
(xxiii)    has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
(xxiv)    has not made and will not make loans to any Person or hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade

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securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);
(xxv)    has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself, and shall not identify itself, as a division of any other Person (provided that merely identifying itself as a subsidiary of another entity will not, in and of itself, breach the foregoing provision);
(xxvi)    other than capital contributions and distributions permitted under the terms of its organizational documents, has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party;
(xxvii)    intentionally left blank;
(xxviii)    has never actually made any payment under any indemnity to its partners, officers, directors or members, as the case may be, and shall not have any obligation to, and, from and after the date hereof, shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Debt;
(xxix)    if such entity is a corporation, it shall consider the interests of its creditors in connection with all corporate actions;
(xxx)    does not and will not have any of its obligations guaranteed by any Affiliate except as set forth in the Guaranty and the Environmental Indemnity;
(xxxi)    has conducted and shall conduct its business so that each of the assumptions made about it and each of the facts stated about it in the Insolvency Opinion are true;
(xxxii)    has complied and will comply with all of the terms and provisions contained in its organizational documents and cause statements of facts contained in its organizational documents to be and to remain true and correct; and
(xxxiii)    has not permitted and shall not permit any Affiliate or constituent party independent access to its bank accounts except as permitted under the Loan Documents and the Management Agreement;
(xxxiv)    has paid and shall pay any taxes to be paid under applicable law; and
(xxxv)    has not allowed and will not allow any other Person to act in its name, to the extent of its power to do so.

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It is understood that nothing contained in this definition of “Special Purpose Entity” shall require Borrower or Guarantor or any direct or indirect equity owner in Borrower or Guarantor to make any additional capital contributions or loans or otherwise provide funds to Borrower or Guarantor.
“State” shall mean the State of California.
“Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State and reasonably satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.
“Tax and Insurance Escrow Funds” shall have the meaning set forth in Section 7.2.1 hereof.
“Tax and Insurance Reserve Subaccount” shall have the meaning set forth in Section 7.2.1 hereof.
“Taxes” shall mean all taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against (a) the Property or part thereof, together with all interest and penalties thereon and (b) against the rents, issues, income or profits thereof or upon the lien or estate hereby created, whether any or all of said taxes, assessments or charges be levied directly or indirectly or as excise taxes or ad valorem real estate or personal property taxes or as income taxes.
“TDRs” shall have the meaning set forth in Section 2.5 hereof.
“Tenant” shall mean the lessee of all or any portion of the Property under a Lease.
“Third Party Manager” shall mean a Person which is reputable and experienced in management organization, possessing experience in managing properties similar in size, scope, class, use and value as the Property, as reasonably determined by Lender.
“Threshold Amount” shall have the meaning set forth in Section 5.1.21 hereof.
“Title Company” shall mean the title insurance company which issued the Title Insurance Policy.
“Title Insurance Policy” shall mean, an ALTA mortgagee title insurance policy in a form acceptable to Lender (or, if the Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Lender) with respect to the Property and insuring the lien of the Security Instrument encumbering the Property.
“Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.
“Transferee” shall have the meaning set forth in Section 5.2.10(f)(iii) hereof.
“Transferee’s Principals” shall mean collectively, (A) Transferee’s managing members, general partners or principal shareholders and (B) such other members, partners or shareholders which directly or indirectly shall own a fifty‑one percent (51%) or greater economic and voting interest in Transferee.

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“UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in the State in which the Property is located; provided, however, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection or priority of the security interest in any item or portion of the collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State in which the Property is located (“Other UCC State”), “UCC” means the Uniform Commercial Code as in effect in such Other UCC State for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or priority.
“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) to the extent acceptable to the Approved Rating Agencies, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.
“Warner Music Lease” shall mean that certain Office Lease, dated as of June 27, 2002, by and between Media Center Development, LLC, a Delaware limited liability company and predecessor-in-interest to Borrower, and Warner Music Group Inc., a Delaware corporation, as amended by that certain First Amendment to Office Lease, dated as of February 28, 2003, as the same may be further amended, restated, supplemented or otherwise modified in accordance with the terms of this Agreement.
“Warner Music Non-Renewal Premises” shall have the meaning set forth in Section 7.6.1 hereof.
“Warner Music Reserve Subaccount” shall have the meaning set forth in Section 7.6.1 hereof.
“Warner Music Reserve Monthly Deposit” shall have the meaning set forth in Section 7.6.1 hereof.
“Warner Music Reserve Funds” shall have the meaning set forth in Section 7.6.1 hereof.
“Warner Music Reserve Funds Cap” shall have the meaning set forth in Section 7.6.1 hereof.
“Warner Music Re-tenanting Expenses” shall have the meaning set forth in Section 7.6.2 hereof.
“Warner Music” shall mean Warner Music Group, Inc., a Delaware corporation, or any permitted successor or assignee under the Warner Music Lease.
“Yield Maintenance Premium” shall mean an amount equal to the greater of (a) one percent (1%) of the outstanding principal balance of the Loan to be prepaid or satisfied (the “Minimum Premium Amount”; provided that following the occurrence and during the continuance of an Event of Default, the Minimum Premium Amount shall be equal to three percent (3%) of the outstanding principal balance of the Loan to be prepaid or satisfied, and (b) the excess, if any, of (i) the sum of

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the present values of all then-scheduled payments of principal and interest under the Note assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the Loan is paid on the Open Prepayment Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding Payment Date in the event such payment is not made on a Payment Date), over (ii) the principal amount being prepaid.
Section 1.2    Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
ARTICLE II.

GENERAL TERMS
Section 2.1    Loan Commitment; Disbursement to Borrower.
2.1.1    Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make, and Borrower hereby agrees to borrow, the Loan on the Closing Date.
2.1.2    Single Disbursement to Borrower. Borrower may request and receive only one disbursement hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be re-borrowed. Borrower acknowledges and agrees that the Loan has been fully funded as of the Closing Date.
2.1.3    The Note, Security Instrument and Loan Documents. The Loan shall be evidenced by the Note and secured by the Security Instrument, the Assignment of Leases and the other Loan Documents.
2.1.4    Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) refinance the Property and/or repay and discharge any existing loans relating to the Property, if any, (b) pay all past-due Basic Carrying Costs, if any, with respect to the Property, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan, as reasonably approved by Lender, (e) fund any working capital requirements of the Property, and (f) distribute the balance, if any, to Borrower.
Section 2.2    Interest Rate.

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2.2.1    Interest Rate. Subject to Section 2.2.4 hereof, interest on the Outstanding Principal Balance shall accrue from the Closing Date to but excluding the Maturity Date at the Interest Rate.
2.2.2    Interest Calculation. With respect to any applicable period, interest on the Outstanding Principal Balance shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on the Interest Rate and a three hundred sixty (360) day year by (c) the average Outstanding Principal Balance in effect for the applicable period as calculated by Lender.
2.2.3    Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the Outstanding Principal Balance and, to the extent permitted by law, all accrued and unpaid interest in respect thereof and any other amounts then due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.
2.2.4    Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
Section 2.3    Debt Service Payments.
2.3.1    Payments Generally. For purposes of making payments hereunder, but not for purposes of calculating Interest Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.
2.3.2    Monthly Debt Service Payment. On December 6, 2012 (the “First Payment Date”), Borrower shall make a payment of interest only for the period commencing on and including the Closing Date through and including December 5, 2012. On January 6, 2013 and each subsequent Payment Date up to and including the Maturity Date, Borrower shall make a payment to Lender of principal and interest in an amount equal to the Monthly Debt Service

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Payment Amount, which payments shall be applied first to accrued and unpaid interest and the balance to principal.
2.3.3    Payment on Maturity Date. Borrower shall pay to Lender not later than 3:00 P.M., New York City time, on the Maturity Date the Outstanding Principal Balance, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Security Instrument and the other Loan Documents.
2.3.4    Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents, other than the payment of principal due on the Maturity Date, is not paid by Borrower within two (2) days following the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of (a) five percent (5%) of such unpaid sum, and (b) the Maximum Legal Rate, in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Security Instrument and the other Loan Documents to the extent permitted by applicable law.
2.3.5    Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 1:00 P.M., New York City time, on the date when due and shall be made in Dollars in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day. Any prepayments required to be made hereunder or under the Cash Management Agreement by Lender or Servicer out of the Deposit Account shall be deemed to have been timely made for purposes of this Section 2.3.5.
Section 2.4    Prepayments.
2.4.1    Voluntary Prepayments.
(a)    Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Maturity Date.
(b)    Permitted Prepayment. Borrower shall have the right to prepay in full, but not in part, the entire Outstanding Principal Balance on any Business Day beginning eighteen (18) months after the First Payment Date provided that Borrower gives Lender at least thirty (30) days prior written notice thereof and such prepayment is accompanied by (a) all accrued and unpaid interest on the Outstanding Principal Balance prepaid, (b) the Yield Maintenance Premium (if due) and (c) all other amounts due under the Note, this Agreement, or any of the other Loan Documents. In addition, if any such prepayment is not made on a Payment Date, Borrower shall also pay interest on the principal amount so prepaid through the next succeeding Payment Date.
(c)    Open Prepayment. On the Open Prepayment Date, or on any Payment Date thereafter, so long as no Event of Default has occurred and is continuing, Borrower may, at its option and upon not less than thirty (30) days prior written notice to Lender, prepay the entire Outstanding Principal Balance provided that such prepayment is accompanied by (a) all accrued

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and unpaid interest on the Outstanding Principal Balance prepaid and (b) all other amounts due under the Note, this Agreement, or any of the other Loan Documents, without payment of the Yield Maintenance Premium. In addition, if for any reason Borrower prepays the Loan on a day other than a Payment Date, Borrower shall also pay interest on the principal amount so prepaid through the next succeeding Payment Date. Borrower may rescind and revoke any notice of prepayment without cost or expense to Borrower so long as such rescission is made at least three (3) Business Days prior to the date of prepayment specified in the original notice of prepayment and provided that, in the event of such timely rescission or revocation, Borrower shall be obligated to promptly reimburse Lender for all of the actual of pocket reasonable costs and expenses (including legal fees and costs) incurred by Lender in connection with the anticipated prepayment.
2.4.2    Mandatory Prepayments. Following any Casualty or Condemnation, on the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds, if Lender is not obligated to make such Net Proceeds available to Borrower for Restoration, Borrower shall prepay, or authorize Lender to apply Net Proceeds as a prepayment of, the Outstanding Principal Balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds without the payment of the Yield Maintenance Premium or any other premium or penalty; provided, however, if an Event of Default has occurred and is continuing, Lender may apply such Net Proceeds to the Debt (until paid in full) in any order or priority in its sole discretion. Any partial prepayment under this Section 2.4.2 shall be applied to the last payments of principal due under the Loan and shall not in any event reduce or otherwise change the Monthly Debt Service Payment Amount.
2.4.3    Prepayments Made While an Event of Default Exists. If, following the occurrence and during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by Borrower for any reason or otherwise recovered by Lender (including, without limitation, through acceleration or the application of any Reserve Funds or Net Proceeds), such tender or recovery shall include (a) interest at the Default Rate on the outstanding principal amount of the Loan from the date such Event of Default occurred through the end of the Interest Period related to the Payment Date next occurring following the date of such tender or recovery, or if such tender or recovery occurs on a Payment Date, through and including the Interest Period related to such Payment Date and (b) an amount equal to the applicable Yield Maintenance Premium.
Section 2.5    TDR Release. At any time after the date hereof, Borrower may transfer and obtain a release of and from the Lien of the Security Instrument upon at least thirty (30) days’ prior written notice transferrable excess development rights which benefit the Property (“TDRs”), provided that any such release shall only be granted if the following conditions have been met or satisfied:
(a)    Borrower shall reimburse Lender for any costs and expenses it reasonably incurs arising from the transfer of the TDRs and any release of the TDRs from the Lien of the Security Instrument (including, without limitation, reasonable attorneys’ fees and expenses);

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(b)    At the time Borrower requests such release and at the time such release is granted there is no continuing Event of Default and no Event of Default would occur as a result of the release;
(c)    Requirements under all laws, statutes, rules and regulations (including, without limitation, all zoning and subdivision laws, setback requirements, sideline requirements, parking ratio requirements, use requirements, building and fire code requirements, environmental requirements and wetlands requirements) applicable to the Property which are necessary to accomplish the transfer of the TDRs shall have been fulfilled and the Property shall, after giving effect to the release of the TDRs continue to comply with all such applicable Legal Requirements and Borrower shall have delivered to Lender such evidence thereof as Lender reasonably requires, which in form and substance is appropriate for the jurisdiction in which the Property is located;
(d)    the representations and warranties made by Borrower in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such conveyance (and after giving effect to such conveyance);
(e)    Borrower shall submit to Lender, not less than 10 days prior to the date of such release:

(A)	a release of Lien for the TDRs (for execution by Lender) in a form appropriate in the State and satisfactory to Lender in its reasonable discretion;

(B)
zoning opinions or other evidence reasonably satisfactory to Lender (which may include an appropriate endorsement to the title insurance policy) that after giving effect to the release and transfer, the Property complies with all applicable zoning requirements; and

(C)
an Officer’s Certificate certifying that (i) the applicable documentation is in compliance, in all material respects, with all applicable Legal Requirements, (ii) the release of the TDR will not adversely affect the use, operations, economic value of, or the revenue produced by the Improvements located on the Property, (iii) cause any portion of the Property to be in violation, in any material respect, of any applicable Legal Requirements or (iv) violate any Leases, reciprocal easement agreements or operating agreements affecting the Property.

(f)    Borrower shall execute such reasonable documents and instruments as are typical for similar transactions. If a Securitization shall have occurred if requested by Lender,

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an opinion that the transfer and release of the TDRs will not be a “significant modification” of the Loan within the meaning of Section 1.860G 2 of the regulations of the United States Department of the Treasury and the release will not cause any REMIC, with respect to the Securitization, if any, holding the Loan to fail to qualify as a REMIC within the meaning of Section 1.860G 2 of the regulations of the United States Department of the Treasury and that all other requirements applicable, if any, to the Securitization, have been satisfied or have not otherwise been violated and if such TDRs are being transferred to an Affiliate of Borrower, a new Insolvency Opinion shall have been delivered to Lender; and
(g)    If the Loan is included in a REMIC Trust, Lender shall not be required to release any TDRs if the ratio of the unpaid principal balance of the Loan to the value of the remaining Property after the proposed transfer and release of such TDRs shall be greater than 125% (such value to be determined, in Lender's sole discretion, by any commercially reasonable method permitted to a REMIC Trust; and which shall exclude the value of personal property or going concern value, if any), unless Lender receives an opinion of counsel that the applicable Securitization will not fail to maintain its status as a REMIC Trust as a result of the transfer and release of the TDRs from the Lien of the Security Instrument.
Section 2.6    Release of Property.
2.6.1    Release of Property. Except as set forth in Section 2.6.2 below, no repayment, prepayment or defeasance of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Security Instrument.
2.6.2    Release on Payment in Full.
(a)    Lender shall, upon the written request and at the expense of Borrower, upon payment in full of the Debt in accordance with the terms of this Agreement and the other Loan Documents, release the Lien of the Security Instrument and the other Loan Documents.
(b)    In connection with the release of the Security Instrument, Borrower shall submit to Lender, concurrently with the request under Section 2.6.2(a) hereof, a release of Lien (and the related Loan Documents) for the Property for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located and that would be satisfactory to a prudent lender and contains standard provisions, if any, protecting the rights of the releasing lender.
Section 2.7    Cash Management.
2.7.1    Clearing Account.
(c)    Borrower shall establish and maintain a segregated Eligible Account (the “Clearing Account”) with the Clearing Bank in trust for the benefit of Lender, which Clearing Account shall be under the sole dominion and control of Lender. The Clearing Account shall be entitled “P1 Hudson MC Partners, LLC, as trustor, for the benefit of JEFFERIES LOANCORE LLC, as Secured Party – Clearing Account,” or such other name as required by Lender from time to time. Borrower (i) hereby grants to Lender a first priority security interest in the Clearing Account

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and all deposits at any time contained therein and the proceeds thereof, and (ii) will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Clearing Account, including, without limitation, the execution of any account control agreement required by Lender. Borrower will not in any way alter, modify or close the Clearing Account and will notify Lender of the account number thereof. Except as may be expressly permitted in the Clearing Account Agreement, Lender and Servicer shall have the sole right to make withdrawals from the Clearing Account and all costs and expenses for establishing and maintaining the Clearing Account shall be paid by Borrower. All monies now or hereafter deposited into the Clearing Account shall be deemed additional security for the Debt. As of the date hereof, pursuant to the terms of the Clearing Account Agreement, the Clearing Account has been assigned the following number at Clearing Bank: 4945744787.
(d)    Borrower shall, or shall cause Manager to, deliver written instructions to all Tenants under Leases to deliver all Rents payable thereunder directly to the Clearing Account. Borrower shall, and shall cause Manager to, deposit into the Clearing Account within three (3) Business Days after receipt all amounts received by Borrower or Manager constituting Rents. The Clearing Account Agreement and Clearing Account shall remain in effect until the Loan has been repaid in full.
(e)    Prior to any Cash Management Period, Borrower shall cause Clearing Bank to transfer to Borrower’s Operating Account in immediately available funds by Federal wire transfer all amounts on deposit in the Clearing Account (less any required minimum balance pursuant to the terms of the Clearing Account Agreement) once every Business Day. As of the date hereof, Borrower’s Operating Account has been assigned the following number with Clearing Bank: 4945742112 (“Borrower’s Operating Account”).
(f)    During any Cash Management Period, Lender shall cause the Clearing Bank to transfer to the Deposit Account in immediately available funds by Federal wire transfer all amounts on deposit in the Clearing Account (less any required minimum balance pursuant to the terms of the Clearing Account Agreement) once every Business Day.
(g)    Upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, direct Clearing Bank to immediately pay over all funds on deposit in the Clearing Account to Lender and to apply any such funds to the payment of the Debt in any order in its sole discretion.
(h)    Funds deposited into the Clearing Account shall not be commingled with other monies held by Borrower, Manager or Clearing Bank.
(i)    Borrower shall not further pledge, assign or grant any security interest in the Clearing Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 financing statements, except those naming Lender as the secured party, to be filed with respect thereto.
(j)    Borrower shall indemnify Lender and Clearing Bank and hold Lender and Clearing Bank harmless from and against any and all actions, suits, claims, demands, liabilities,

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losses, actual damages (excluding punitive damages and consequential damages (other than punitive damages or consequential damages that are assessed against an Indemnified Party, and other than any diminution in value or lost revenue which are in any way related to Hazardous Substances or Environmental Statutes)), obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Clearing Account, the Clearing Account Agreement or the performance of the obligations for which the Clearing Account was established (unless arising from the gross negligence or willful misconduct of Lender or Clearing Bank, as applicable).
2.7.2    Deposit Account.
(a)    Lender shall establish and maintain a segregated Eligible Account (the “Deposit Account”) to be held by Deposit Bank in trust for the benefit of Lender, which Deposit Account shall be under the sole dominion and control of Lender. The Deposit Account shall be entitled “P1 Hudson MC Partners, LLC Deposit Acct FBO Jefferies LoanCore LLC, Lender,” or such other name as required by Lender from time to time. Lender will also establish subaccounts of the Deposit Account which shall at all times be Eligible Accounts (and may be ledger or book entry accounts and not actual accounts) (such subaccounts are referred to herein as “Subaccounts”). Borrower (i) hereby grants to Lender a first priority security interest in the Deposit Account and the Subaccounts and all deposits at any time contained therein and the proceeds thereof, and (ii) will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Deposit Account and the Subaccounts, including, without limitation, filing or authorizing Lender to file UCC-1 financing statements and continuations thereof. Borrower will not in any way alter, modify or close the Deposit Account and will notify Lender of the account number thereof. Lender and Servicer shall have the sole right to make withdrawals from the Deposit Account and the Subaccounts and all costs and expenses for establishing and maintaining the Deposit Account and the Subaccounts shall be paid by Borrower. All monies now or hereafter deposited into the Deposit Account and the Subaccounts shall be deemed additional security for the Debt.
(b)    Provided no Event of Default shall have occurred and be continuing, on each Payment Date (or, if such Payment Date is not a Business Day, on the Business Day immediately following such date) all funds on deposit in the Deposit Account shall be applied by Lender (or by Deposit Bank at Lender’s direction) to the payment of the following items in the order indicated:
(ii)    First, payment to Lender (for deposit in the Tax and Insurance Reserve Subaccount) in respect of the Tax and Insurance Escrow Funds in accordance with the terms and conditions of Section 7.2 hereof, to be disbursed as set forth in this Agreement;
(iii)    Second, payment to Deposit Bank of the fees and expenses of Deposit Bank then due and payable pursuant to the Cash Management Agreement;
(iv)    Third, payment to Lender of the Monthly Debt Service Payment Amount, applied first to the payment of interest computed at the Interest Rate with the remainder applied to the reduction of the Outstanding Principal Balance;

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(v)    Fourth, payment to Lender (for deposit in the Replacement Reserve Subaccount) in respect of the Replacement Reserve Monthly Deposit in accordance with the terms and conditions of Section 7.3.1 hereof;
(vi)    Fifth, payment to Lender of any other amounts then due and payable under the Loan Documents (other than the Outstanding Principal Balance);
(vii)    Sixth, payment to Borrower in an amount equal to the aggregate of (A) operating expenses due and payable by Borrower during the succeeding month as set forth in the Approved Annual Budget, and (B) Extraordinary Expenses, if any, approved by Lender;
(viii)    Seventh, payment to Lender (for deposit in the Clear Channel Reserve Subaccount) in respect of the Clear Channel Reserve Monthly Deposit, if any, in accordance with the terms and conditions of Section 7.5.1 hereof;
(ix)    Eighth, payment to Lender (for deposit in the Warner Music Reserve Subaccount) in respect of the Warner Music Reserve Monthly Deposit, if any, in accordance with the terms and conditions of Section 7.6.1 hereof;
(x)    Ninth, if a Cash Trap Period is then continuing, payment of all amounts then remaining after payment of items (i) through (viii) (all amounts then remaining after payment of items (i) through (viii) being hereinafter referred to as “Excess Cash”) to the Excess Cash Reserve Fund in accordance with the terms and conditions of Section 7.7 hereof; and
(xi)    Lastly, if no Cash Trap Period is then continuing, all Excess Cash to Borrower (including any funds then held in the Borrower’s Subaccount).
(c)    The insufficiency of funds on deposit in the Deposit Account shall not relieve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.
(d)    Notwithstanding Section 2.7.2(b) above, following the occurrence of an Event of Default and during the continuance thereof, all funds on deposit in the Deposit Account may be applied by Lender in such order and priority as Lender shall determine in its sole discretion until the Debt has been paid in full.
(e)    Borrower hereby agrees to reasonably cooperate with Lender with respect to any requested modifications to the Cash Management Agreement for the purpose of establishing additional sub-accounts in connection with any payments otherwise required under this Agreement and the other Loan Documents.
2.7.3    Payments Prior to Cash Management Period. Prior to any Cash Management Period, on each Payment Date, Borrower shall cause the amounts described in

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Section 2.7.2(b)(i) through (viii) to be paid to Lender in accordance with the terms and provisions of the Loan Documents.
2.7.4    Payments Received Under the Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement and the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts required to be deposited into the Reserve Funds shall be deemed satisfied to the extent sufficient amounts are deposited in the Deposit Account to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.
ARTICLE III.

EXCULPATION
Section 3.1    Exculpation.
(h)    Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Security Instrument or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Security Instrument and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Security Instrument and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under, or by reason of, or in connection with, the Note, this Agreement, the Security Instrument or the other Loan Documents. The provisions of this Section 3.1 shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Security Instrument; (c) affect the validity or enforceability of or any Guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; or (f) constitute a prohibition against Lender seeking a deficiency judgment against Borrower in order to fully realize the security granted by the Security Instrument or commencing any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property.
(i)    Nothing contained herein shall in any manner or way release, affect or impair the right of Lender to recover, and Borrower shall be fully and personally liable and subject to legal action, for any losses, damages (excluding punitive damages and consequential damages (other than punitive damages or consequential damages that are assessed against Lender, and other

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than any diminution in value or lost revenue which are in any way related to Hazardous Substances or Environmental Statutes), costs, expenses, liabilities (including, without limitation, strict liability), claims, obligations, settlement payments, penalties, fines, assessments, citations, litigation, demands, defenses, judgments, suits, proceedings or other expenses of any kind whatsoever incurred or suffered by Lender (including reasonable attorneys’ fees and expenses and court costs) arising out of or in connection with the following:
(i)    fraud or intentional misrepresentation by or on behalf of Borrower, Guarantor, or any Affiliate of any of them in connection with the Loan or the Property;
(ii)    willful misconduct of Borrower, Guarantor or any Affiliate of any of them in connection with the Loan or the Property;
(iii)    breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity, the Loan Agreement or the Security Instrument concerning Environmental Statutes or Hazardous Substances;
(iv)    intentional physical waste of the Property by any Restricted Party;
(v)    the intentional removal or disposal of any portion of the Property after an Event of Default by Borrower, Guarantor, or any Affiliate of either of the foregoing entities;
(vi)    breach of any Legal Requirement (including RICO) mandating the forfeiture by Borrower of the Property, or any portion thereof, because of the conduct or purported conduct of criminal activity by Borrower or any Restricted Party in connection therewith;
(vii)    any misrepresentation, misleading or incorrect certification or breach of any representation, warranty or certification contained in this Agreement or any other Loan Document or in any document executed in connection therewith, pursuant to any of the Loan Documents or otherwise to induce Lender to make the Loan, or any advance thereof, or to release monies from any account held by Lender (including any reserve or escrow) or to take other action with respect to the Collateral;
(viii)    misapplication, misappropriation or conversion by or on behalf of Borrower of (A) any Insurance Proceeds, (B) any Awards, (C) any Rents, (D) any Rents paid more than one (1) month in advance, or (E) any other monetary collateral for the Loan;
(ix)    failure to pay charges for Taxes, Other Charges, labor or materials or judgments that can create Liens on any portion of the Property, unless such charges are the subject of a bona fide dispute in which Borrower is contesting the amount or validity thereof in accordance with the terms of this Agreement; provided, however, there shall be no recourse liability pursuant to this clause (ix) for any losses of Lender first arising after the Applicable Date (as defined below) to the extent (a) such loss arises due to the failure of the Property

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to produce sufficient cash flow to pay for such amounts, and (b) there are insufficient funds in the applicable Reserve Subaccount to pay such amounts;
(x)    failure to deliver to Lender any security deposits, advance deposits or any other deposits collected with respect to the Property upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;
(xi)    failure by Borrower to obtain and maintain, from time to time, the fully paid for insurance policies in accordance with the terms hereof; provided, however, there shall be no recourse liability pursuant to this clause (xi) for any losses of Lender first arising after the Applicable Date (as defined below) to the extent (a) such loss arises due to the failure of the Property to generate sufficient income to maintain the insurance policies required by this Agreement in force and (b) there are insufficient funds in the applicable Reserve Subaccount to pay the premiums for such insurance policies;
(xii)    Any Restricted Party shall contest, or direct any other Person to contest, the validity or enforceability of any Loan Document or any portion thereof, or the Lender’s security interest in the Property and/or shall assert any defense or take any action for the purpose of delaying, hindering or impairing Lender’s enforcement of its rights or remedies under Loan Documents or the realization on any security provided for the Loan, other than a successful good faith assertion of a defense of full payment and/or full performance of an Obligation;
(xiii)    Borrower failing to comply (other than a failure described in Section 3.1 (c) (H) of this Agreement) with any representation, warranty or covenant set forth in Section 4.1.30 of this Agreement or failure by Borrower to maintain its status as a Special Purpose Entity (unless such failure is de minimis and promptly cured), as required by, and in accordance with, the terms and provisions of the Loan Agreement or the Security Instrument; provided, however, that notwithstanding the foregoing, there shall be no liability to Borrower resulting from Borrower’s failure to comply with clause (xxxiv) of the definition of Special Purpose Entity as set forth herein, solely to the extent there is insufficient cash flow from the Property to pay the taxes required to be paid by Borrower pursuant to such clause (xxxiv); or
(xiv)    Borrower’s indemnifications of Lender set forth in Section 9.2 of this Agreement.
As used in clauses (ix) and (xi) above, “Applicable Date” shall mean the date on which (A) Borrower tenders to Lender (whether or not Lender accepts such tender) an unconditional deed-in-lieu of foreclosure for the Property together with evidence reasonably satisfactory to Lender that (i) there are no Liens on the Property that do not constitute Permitted Encumbrances and (ii) the Property is in compliance with the Environmental Indemnity, or (B) Lender acquires title to the Property through completion of a foreclosure action and Borrower has surrendered possession of the Property to Lender.

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(j)    Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (i) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt secured by the Security Instrument or to require that all collateral shall continue to secure all of the Obligations in accordance with the Loan Documents, and (ii) Borrower shall be personally liable for the payment of the Debt in the event of: (A) Borrower or Guarantor filing a voluntary petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (B) the filing of an involuntary petition against Borrower or Guarantor under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, in which any Restricted Party (by way of example, but not limitation, such Person seeks the appointment of a receiver or files a bankruptcy petition), consents to, aids, solicits, supports, or otherwise cooperates or colludes to cause such condition or event; (C) any Restricted Party filing an answer consenting to or otherwise acquiescing or joining in any involuntary petition filed against Borrower or Guarantor, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (D) any Restricted Party consenting to or otherwise acquiescing or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Property; (E) Borrower or Guarantor making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding (unless failure to make such admission would be a violation of law), its insolvency or inability to pay its debts as they become due; (F) Borrower failing to obtain Lender’s prior written consent to any Indebtedness or voluntary Lien encumbering the Property as required by this Agreement or the Security Instrument; (G) Borrower failing to obtain Lender’s prior written consent to any Transfer, as required by this Agreement or the Security Instrument; (H) (i) Borrower failing to comply with any representation, warranty or covenant set forth in Section 4.1.30 hereof or failing to maintain its status as a Single Purpose Entity, as required by, and in accordance with, the terms and provisions of this Agreement or the Security Instrument, and (ii) the substantive consolidation of Borrower or the Property into the bankruptcy estate of another Person; provided, however, that notwithstanding the foregoing, there shall be no liability to Borrower resulting from Borrower’s failure to comply with clause (xxxiv) of the definition of Special Purpose Entity as set forth herein, solely to the extent there is insufficient cash flow from the Property to pay the taxes required to be paid by Borrower pursuant to such clause (xxxiv), or (I) the first Monthly Debt Service Payment Amount is not paid when due.
ARTICLE IV.

REPRESENTATIONS AND WARRANTIES
Section 4.1    Borrower Representations. As used in this Section 4.1, “knowledge” as it pertains to Borrower, shall not include any knowledge garnered by Borrower solely (i) constructively, or (ii) through imputation. Borrower represents and warrants as of the date hereof that:
4.1.6    Organization. Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties and to transact the business in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Borrower possesses all rights, licenses, permits and

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authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the Property. The ownership interests of Borrower are as set forth on the organizational chart attached hereto as Schedule III. Borrower (a) has complied in all material respects with its certificate of formation and limited liability company operating agreement, as applicable; (b) has maintained complete books and records and bank accounts separate from those of its Affiliates; (c) has obeyed all limited liability company formalities required to maintain its status as, and at all times has held itself out to the public as, a legal entity separate and distinct from any other entity (including, but not limited to, any Affiliate thereof); and (d) has all requisite limited liability company and other power and authority to conduct its business and to own its property, as now conducted or owned, and as contemplated by this Agreement, including, without limitation, the power and authority to do business in the state in which the Property is located. The signatory hereto has all necessary power, authority and legal right to execute this Agreement, the Note and the other Loan Documents on Borrower’s behalf to which Borrower is a party. Guarantor has the necessary limited liability company power, authority and legal right to execute, deliver and perform its obligations under the Guaranty.
4.1.7    Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
4.1.8    No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower and/or Guarantor, as applicable, will not conflict with or result in a material breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other material agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor will such action result in any material violation of the provisions of any Legal Requirements of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by Borrower and/or Guarantor, as applicable, of this Agreement or any other Loan Documents has been obtained and is in full force and effect.
4.1.9    Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower’s knowledge, threatened in writing against or affecting Borrower, Guarantor or the Property, which

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actions, suits or proceedings, if determined against Borrower, Guarantor or the Property, would materially adversely affect the condition (financial or otherwise) or business of Borrower, Guarantor or the condition or ownership of the Property.
4.1.10    Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which is reasonably likely to materially and adversely affect Borrower or the Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property are bound. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other material agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) any obligations incurred in the ordinary course of the operation of the Property as permitted pursuant to clause (xvi) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof, and (b) the obligations under the Loan Documents.
4.1.11    Title. Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of the Property (as currently used) or Borrower’s ability to repay the Loan. The Security Instrument and the Assignment of Leases, when properly recorded in the appropriate records, together with any UCC-1 financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents, and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. To Borrower’s knowledge, there are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.
4.1.12    Solvency. Borrower has (a) not entered into the transaction contemplated by this Agreement or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. After giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted

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or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of the obligations of Borrower). No Bankruptcy Action exists against Borrower, and Borrower has never been a party to a Bankruptcy Action. Borrower is not contemplating either a Bankruptcy Action or the liquidation of all or a major portion of Borrower’s assets or properties, and Borrower has no knowledge of any Person contemplating the filing of any petition against it.
4.1.13    Intentionally Omitted.
4.1.14    No Plan Assets. Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or Section 4975 of the Code, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA, (b) transactions by or with Borrower are not subject to any state statute or regulation regulating investments of, or fiduciary obligations with respect to, governmental plans (within the meaning of Section 3(32) of ERISA), in any case, which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement, and (c) none of Borrower, Guarantor or their ERISA Affiliates is at the date hereof, or has been at any time within the two years preceding the date hereof, an employer required to contribute to any Multiemployer Plan or any Pension Plan, or a “contributing sponsor” (as such term is defined in Section 4001 of ERISA) in any Multiemployer Plan or Pension Plan; and none of Borrower, Guarantor or any ERISA Affiliate has any contingent liability with respect to any post-retirement “welfare benefit plan” (as such term is defined in ERISA) except as disclosed to the Lender in writing.
4.1.15    Compliance. Borrower and the Property (including the use thereof) comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower, or, to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of the Property, any act or omission affording any Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Neither the Improvements as constructed, nor the use of the Property by Tenants pursuant to the terms of the Leases, will violate in any material respects (a) any Legal Requirements (including subdivision, zoning, building, environmental protection and wetland protection Legal Requirements), or (b) any building permits, restrictions or records, or material agreements affecting the Property or any part thereof. Neither the zoning authorizations, approvals or variances nor any other right to construct or to use the Property is to any extent dependent upon or related to any real estate other than the Property, except as may be disclosed in any Permitted Encumbrance.

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4.1.16    Financial Information. All financial data with respect to the Property and Guarantor, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered by, on behalf of or at the direction of Lender or Guarantor to Lender in connection with the Loan (a) are true, complete and correct in all material respects as of the date thereof, (b) accurately represent the financial condition of the Property and Guarantor as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP (or such other accounting basis reasonably acceptable to Lender) throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on the Property or the operation thereof as an office building, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no Material Adverse Change in the financial condition, operation or business of Borrower or Guarantor from that set forth in said financial statements.
4.1.17    Condemnation. No Condemnation or other similar proceeding has been commenced or, to Borrower’s knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of any roadway providing access to the Property.
4.1.18    Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by any Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.
4.1.19    Utilities and Public Access. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of the Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities. There is no on-site sewage disposal system and the Property is served by a sewer system maintained by a Governmental Authority or property owners association.
4.1.20    Not a Foreign Person. Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.
4.1.21    Separate Lots. The Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.

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4.1.22    Assessments. There are no pending or, to Borrower’s knowledge, proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.
4.1.23    Enforceability. The Loan Documents are enforceable by Lender (or any subsequent holder thereof) in accordance with their respective terms, subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations. The Loan Documents are, as of the Closing Date, not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, and Borrower and Guarantor have not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
4.1.24    No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.
4.1.25    Insurance. Borrower has obtained and has delivered to Lender certified copies of all Policies, with all premiums paid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made or are currently pending, outstanding or otherwise remain unsatisfied under any such Policies, and no Person, including Borrower, has done, by act or omission, anything which would materially adversely impair the coverage of any such Policies.
4.1.26    Use of Property. The Property is used exclusively as a office building, television studio and production facility, amenity retail and other appurtenant and related uses.
4.1.27    Certificate of Occupancy; Licenses. All certifications, permits, licenses and approvals required to be maintained by Borrower or with respect to the Property, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of the Property as an office building (collectively, the “Licenses”), have been obtained and are in full force and effect (or, in connection with tenant or capital improvements at the Property after the date hereof, will be obtained). Borrower shall keep and maintain all Licenses necessary for the operation of the Property as a office building. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property.
4.1.28    Flood Zone. None of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards or, if so located, the flood insurance required pursuant to Section 6.1(a)(i) hereof is in full force and effect with respect to the Property.
4.1.29    Physical Condition. Except as may be disclosed in any environmental, property condition, title, zoning or other report respecting the Property received by Lender, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems,

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electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components are in good condition, order and repair in all material respects. Except as may be disclosed in any environmental, property condition, title, zoning or other report respecting the Property received by Lender, there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
4.1.30    Boundaries. Except as may be disclosed in the Survey delivered prior to the Closing Date, all of the Improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the Improvements, so as to adversely affect the value or marketability of the Property except those easements or other encumbrances with respect to which the Title Insurance Policy insures against any losses resulting therefrom.
4.1.31    Leases. The Property is not subject to any Leases other than the Leases described on the rent roll attached at Schedule I. Borrower is the owner and lessor of landlord’s interest in the Leases. No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases or the REA. The current Leases are in full force and effect and there are no defaults thereunder by Borrower, or to Borrower’s knowledge, any Tenant and, to Borrower’s knowledge, there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. The copies of the Leases and any related guaranty (including all amendments thereto) delivered to Lender are accurate, true and complete, and there are no oral agreements with respect thereto. No Rent (other than security deposits, if any, listed on Schedule I) has been paid more than one (1) month in advance of its due date. Except as may be expressly identified in the rent roll delivered to Lender prior to the date hereof, or any tenant estoppel certificate received by Lender prior to the date hereof, all work to be performed by the landlord under each Lease has been performed as required in such Lease and has been accepted by the applicable Tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by the landlord under such Lease to any Tenant has already been received by such Tenant. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect. Except as listed on Schedule I, to Borrower’s knowledge, no Tenant has assigned its Lease or sublet all or any portion of the premises demised thereby, no such Tenant holds its leased premises under assignment or sublease, nor does anyone except such Tenant and its employees occupy such leased premises. Except as may be expressly identified in the rent roll delivered to Lender prior to the date hereof, or any tenant estoppel certificate received by Lender prior to the date hereof, no Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the Property of which the leased premises are a part. No Tenant under any Lease has any right or option for additional space in the Improvements.

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4.1.32    Intentionally omitted.
4.1.33    Principal Place of Business; State of Organization. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Borrower is organized under the laws of the State of Delaware and its organizational identification number is 5228710.
4.1.34    Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration or perfection of any of the Loan Documents, including, without limitation, the Security Instrument, have been paid or are being paid simultaneously herewith.
4.1.35    Special Purpose Entity/Separateness.
(a)    Since the Borrower’s formation and until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that Borrower has been, is, shall be and shall continue to be a Special Purpose Entity.
(b)    The representations, warranties and covenants set forth in Section 4.1.30(a) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.
(c)    Any and all of the stated facts and assumptions made in any Insolvency Opinion with respect to each Restricted Party, including, but not limited to, any exhibits attached thereto are on the date hereof and shall be true and correct in all material respects, and Borrower has and will comply with all of the stated facts and assumptions made with respect to it in any Insolvency Opinion. Each entity other than Borrower with respect to which an assumption is made or a fact stated in any Insolvency Opinion will have complied and will comply with all of the assumptions made and facts stated with respect to it in any such Insolvency Opinion; provided, however that Borrower shall not be required, pursuant to this Section 4.1.30(c) to have had an Independent Director prior to the date hereof. Borrower covenants that in connection with any Additional Insolvency Opinion delivered in connection with this Agreement it shall provide an updated certification regarding the compliance of Borrower and each Restricted Party with the facts and assumptions made therein.
(d)    Borrower covenants and agrees that Borrower shall provide Lender with two (2) Business Days’ prior written notice prior to the removal of an Independent Director of Borrower.
4.1.36    Management Agreement. The Management Agreement is in full force and effect and there is no monetary or material non-monetary default thereunder by any party thereto

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and, to Borrower’s knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.
4.1.37    Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity.
4.1.38    No Change in Facts or Circumstances; Disclosure. All information submitted by Borrower to Lender including, but not limited to, all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects and no such statement of fact omits any material fact necessary to make statements contained herein or therein not misleading. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of the Property or the business operations and/or the financial condition of Borrower or Guarantor. Borrower and Guarantor have disclosed to Lender all material facts and have not failed to disclose any material fact that could reasonably be expected to (i) cause any Provided Information or representation or warranty made herein to be materially misleading, or (ii) materially adversely affect, the Property or the business, operations or condition (financial or otherwise) of Borrower or Guarantor.
4.1.39    Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended; or (c) subject to any other Federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
4.1.40    Embargoed Person. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law. Borrower makes no covenant or agreement under this Section 4.1.35 with respect to any Person whose indirect ownership of Borrower derives solely from (i) ownership (whether direct or indirect) of stock in Hudson Pacific Properties, Inc., provided such stock is listed on the New York Stock Exchange or any other nationally recognized stock exchange or (ii) indirect ownership of a limited partnership interest in Hudson Pacific Properties, L.P. solely to the extent that Hudson Pacific Properties,

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Inc. does not have the right, pursuant to its organizational documents as same exist on the date hereof, to consent to such Person’s indirect ownership of such limited partnership interest.
4.1.41    Deposit Account.
(a)    This Agreement, together with the other Loan Documents, creates a valid and continuing security interest (as defined in the UCC) in the Clearing Account and Deposit Account in favor of Lender, as and when each such account may be established, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold, pledged, transferred or otherwise conveyed its interest in the Clearing Account and Deposit Account;
(b)    Each of the Clearing Account and Deposit Account shall constitute a “deposit accounts” within the meaning of the UCC;
(c)    Clearing Bank is only required to comply with the instructions of Lender, without any further consent by Borrower, directing disposition of the Clearing Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities;
(d)    the Clearing Account and Deposit Account are not held in the name of any Person other than Borrower, as pledgor, for the benefit of Lender, as secured party; and
(e)    The Property is not subject to any cash management system (other than pursuant to the Loan Documents), and any and all existing tenant instruction letters issued in connection with any previous financing have been duly terminated prior to the date hereof.
4.1.42    Filing of Returns. Borrower and Guarantor have filed all Federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and have paid all material taxes and assessments payable by it that have become due, other than those not yet delinquent and except for those being contested in good faith. Borrower and Guarantor have each established on its books such charges, accruals and reserves in respect of taxes, assessments, fees and other governmental charges for all fiscal periods as are required by sound accounting principles consistently applied. Neither Borrower nor Guarantor knows of any proposed assessment for additional Federal, foreign or state taxes for any period, or of any basis therefor, that, individually or in the aggregate, taking into account such charges, accruals and reserves in respect thereof as such Person has made, could reasonably be expected to cause a Material Adverse Change with respect to Borrower, Guarantor or the Property.
4.1.43    REA. Borrower hereby represents and warrants to Lender with respect to the REA:
(a)    Borrower is a party to the REA and the REA is in full force and effect and has not been amended or modified and Borrower’s interest therein has not been assigned pursuant

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to any assignment which survives the Closing Date except the assignment to Lender pursuant to the Loan Documents.
(b)    Borrower is not in default under the REA and, to the best of Borrower’s knowledge, (i) no other party to the REA is in default thereunder and (ii) there is no existing condition which, but for the passage of time or the giving of notice or both, could result in a default under the REA.
Section 4.2    Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower provided such representations and warranties shall not survive the indefeasible repayment in full of the Debt. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.
ARTICLE V.

BORROWER COVENANTS
Section 5.1    Affirmative Covenants. From the date hereof and until payment and performance in full of all Obligations, Borrower hereby covenants and agrees with Lender that:
5.1.4    Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to Borrower and the Property. There shall never be committed by Borrower, and Borrower shall not permit any other Person in occupancy of or involved with the operation or use of the Property to commit, any act or omission affording any Governmental Authority the right of forfeiture against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower should not commit, knowingly permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names, preserve all the remainder of its property used or useful in the conduct of its business as currently conducted, and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Security Instrument and this Agreement. Borrower shall keep the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or the Property or any alleged violation of any Legal

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Requirement, provided, that: (a) no Default or Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under, and be conducted in accordance with, the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (c) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (d) Borrower shall, upon final determination thereof, promptly comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (e) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower and the Property, if applicable, or Borrower shall have complied with such Legal Requirement under protest, or the time to comply with such Legal Requirement shall otherwise not have expired; and (f) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.
5.1.5    Taxes and Other Charges. Borrower shall pay, or shall cause its Tenant(s) to pay (to the extent any Tenant is obligated to make such payments under its Lease) all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property, or any part thereof, prior to delinquency; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 7.2 hereof. Borrower will deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than ten (10) days prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid; provided, however, Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof. Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Property, and shall promptly pay for all utility services provided to the Property, provided cash flow from the Property is made available to Borrower to do so, as and to the extent expressly required pursuant to the terms of this Agreement. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (a) no Default or Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under, and be conducted in accordance with, the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (c) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (d) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (e) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the

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Property (except that if such Taxes or Other Charges must be paid sooner in order to avoid being delinquent, then Borrower shall cause the same to be paid prior to delinquency, and upon making such payment prior to delinquency Borrower may continue such contest); and (f) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Security Instrument being primed by any related Lien.
5.1.6    Litigation. Borrower shall give prompt notice to Lender of any litigation or proceedings by any Governmental Authority pending or threatened in writing against Borrower and/or Guarantor which might materially adversely affect Borrower’s or Guarantor’s condition (financial or otherwise) or business or the Property.
5.1.7    Access to Property. Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice (which may be given verbally), subject to the rights of Tenants under Leases.
5.1.8    Notice of Default. Borrower shall promptly advise Lender of any Material Adverse Change in Borrower’s or Guarantor’s condition, financial or otherwise, of the occurrence of any Default or Event of Default of which Borrower has knowledge, or of the discovery by Borrower that any certification made by Borrower to Lender under the Loan Documents or any information furnished by Borrower pursuant to the Loan Document or with respect to the Loan is or has become incorrect or incomplete in any material respect.
5.1.9    Cooperate in Legal Proceedings. Borrower shall cooperate with Lender with respect to any proceedings before any court, board or other Governmental Authority of which Borrower has knowledge and which may adversely affect, in any material respect, the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.
5.1.10    Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower. Payment of the costs and expenses associated with any of the foregoing shall be in accordance with the terms and provisions of this Agreement, including, without limitation, the provisions of Section 10.13 hereof.
5.1.11    Award and Insurance Benefits. Except as expressly set forth to the contrary in Article VI hereof, Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any expenses incurred in connection therewith

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(including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting the Property or any part thereof) out of such Insurance Proceeds.
5.1.12    Further Assurances. Borrower shall, at Borrower’s sole cost and expense:
(a)    furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;
(b)    execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Obligations under the Loan Documents, as Lender may reasonably require; and
(c)    do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time. In furtherance hereof, Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of protecting, perfecting, preserving and realizing upon the interests granted pursuant to this Agreement and to effect the intent hereof, all as fully and effectually as Borrower might or could do; and Borrower hereby ratifies all that Lender shall lawfully do or cause to be done by virtue hereof; provided, however, that Lender agrees not to utilize such power of attorney for the purposes stated in the foregoing clause unless (i) Lender has requested that Borrower take an action or execute a document for the purposes stated in the foregoing clause and, after five (5) days, Borrower has failed to do so, (ii) an Event of Default has occurred and is continuing, or (iii) Lender reasonably believes its rights under any Loan Document or the Collateral or the value of the Collateral are under an imminent threat of being impaired. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any other Loan Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note or other applicable Loan Document and in the case of any such loss, theft or destruction, a lost note affidavit, Borrower will issue, in lieu thereof, a replacement Note or other applicable Loan Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Loan Document in the same principal amount thereof and otherwise of like tenor.
5.1.13    Mortgage Taxes. Borrower shall simultaneously herewith pay all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Security Instrument.
5.1.14    Financial Reporting.
(a)    Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis in accordance with GAAP (or such other accounting basis selected by Borrower and reasonably acceptable to Lender), and the requirements of Regulation AB, proper

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and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice (which may be verbal) to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence of an Event of Default, Borrower shall pay any reasonable costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Property, as Lender shall reasonably determine to be necessary or appropriate in the protection of Lender’s interest. Upon Lender’s reasonable request, Borrower shall furnish to Lender such other information reasonably necessary and sufficient to fairly represent the financial condition of Borrower and the Property.
(b)    Borrower will furnish to Lender annually, within ninety (90) days following the end of each Fiscal Year of Borrower, (x) a complete copy of the annual financials of Hudson Pacific Properties, Inc. audited by a “Big Four” accounting firm or other independent certified public accountant in accordance with GAAP (or such other accounting basis acceptable to Lender) and (y) Borrower’s and Guarantor’s annual financial statements certified as true and correct by the party providing such statements and prepared in accordance with GAAP (or such other accounting basis acceptable to Lender) and the requirements of Regulation AB covering the Property for such Fiscal Year and containing statements of profit and loss for Borrower, Guarantor and the Property and a balance sheet for Borrower and Guarantor. Such statements of Borrower shall set forth the financial condition and the results of operations for the Property for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses. Borrower’s annual financial statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (ii) solely to the extent such information is not provided through the rent roll delivered pursuant to Section 5.1.11(c)(i), a list of Tenants, if any, occupying more than twenty (20%) percent of the total floor area of the Improvements, (iii) solely to the extent such information is not provided through the rent roll delivered pursuant to Section 5.1.11(c)(i), a breakdown showing the year in which each Lease then in effect expires and the percentage of total floor area of the Improvements and the percentage of base rent with respect to which Leases shall expire in each such year, each such percentage to be expressed on both a per year and cumulative basis, (iv) solely to the extent such information is not provided through the financial statements delivered pursuant to this Section 5.1.11(b), a schedule detailing Net Operating Income and Net Cash Flow (the “Net Cash Flow Schedule”), and (v) an Officer’s Certificate certifying that each annual financial statement fairly presents the financial condition and the results of operations of Borrower and the Property subject to such reporting, and that such financial statements have been prepared in accordance with GAAP and as of the date thereof whether there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same. Guarantor’s annual financial statements shall be accompanied by an Officer’s Certificate certifying that each annual financial statement presents fairly the financial condition and the results of operations of Guarantor being reported upon and that such financial statements have been prepared in accordance with GAAP (or such other accounting basis acceptable to Lender) and

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as of the date thereof whether there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Guarantor, and if such Default or an Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.
(c)    Borrower will furnish, or cause to be furnished, to Lender on or before forty-five (45) days after the end of each calendar quarter (provided, that, prior to a Securitization, Borrower will make good faith efforts to so furnish or cause to be furnished on or before twenty (20) days after the end of each calendar quarter), on a quarterly basis, the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Property in all material respects as of the date thereof (subject to normal year-end adjustments) as applicable: (i) a rent roll for the most recently completed calendar month or quarter, as applicable; (ii) monthly, quarterly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar month or quarter, as applicable, noting Net Operating Income, Gross Income from Operations, and Operating Expenses, and, upon Lender’s reasonable request, other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during the most recently completed calendar month or quarter, as applicable, and, if requested in writing by Lender (which may be through electronic mail), containing a comparison of budgeted income and expenses and the actual income and expenses together with, at Lender’s request, a detailed explanation of any variances of five percent (5%) or more between budgeted and actual amounts for such periods, all in form reasonably satisfactory to Lender; and (iii) a calculation reflecting the annual Debt Service Coverage Ratio as of the last day of the most recently completed month or quarter, as applicable. In addition, such Officer’s Certificate shall also state that the representations and warranties of Borrower set forth in Section 4.1.30 are true and correct as of the date of such certificate and that there are no trade payables outstanding for more than sixty (60) days, other than trade payables which are currently being contested in accordance with the terms and provisions of this Agreement.
(d)    For the partial year period commencing on the date hereof, and for each Fiscal Year thereafter, Borrower shall submit to Lender an Annual Budget not later than forty-five (45) days prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender, provided, that the Annual Budget for Fiscal Year 2012 (attached hereto as Schedule VIII) is approved as the initial Approved Annual Budget for (as defined herein) and the Annual Budget for Fiscal Year 2013 shall be submitted to Lender not later than thirty (30) days prior to the commencement of such Fiscal Year. The Annual Budget shall be subject to Lender’s approval (each such Annual Budget, an “Approved Annual Budget”). In the event that Lender objects to a proposed Annual Budget submitted by Borrower which requires the approval of Lender hereunder, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget

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which requires the approval of Lender hereunder, the most recently Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and Other Charges.
(e)    In the event that Borrower must incur an extraordinary Operating Expense or Capital Expenditure not set forth in the Approved Annual Budget (each an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, not to be unreasonably withheld.
(f)    If, at the time a Disclosure Document is being prepared for a Securitization, Lender expects that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Property alone or the Property and Related Properties collectively, will be a Significant Obligor, Borrower shall furnish to Lender upon request (i) the selected financial data or, if applicable, Net Operating Income for Borrower and the Property for the most recent fiscal year and interim period (or such longer period as may be required by Regulation S-K if the Loan is not treated as a non-recourse loan under Instruction 3 for Item 1101(k) of Regulation AB) meeting the requirements and covering the time periods specified in Section 301 of Regulation S-K and Item 1112 of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization, or (ii) the financial statements required under Item 1112(b)(2) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization. Such financial data or financial statements shall be furnished to Lender (A) within ten (10) Business Days after notice from Lender in connection with the preparation of Disclosure Documents for the Securitization, (B) not later than forty-five (45) days after the end of each fiscal quarter of Borrower and (C) not later than seventy-five (75) days after the end of each fiscal year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which a filing pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) is not required. If requested by Lender, Borrower shall use commercially reasonable efforts to furnish to Lender financial data and/or financial statements for any tenant of the Property if, in connection with a Securitization, Lender reasonably expects there to be, with respect to such tenant or group of Affiliated tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in the Securitization such that such tenant or group of affiliated tenants would constitute a Significant Obligor. All financial data and financial statements provided by Borrower hereunder pursuant to this Section 5.1.11(f) shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation S-K or Regulation S-X, as

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applicable, Regulation AB and other applicable legal requirements. All financial statements referred to in this Section 5.1.11(f) hereof shall be reviewed by independent accountants of Borrower reasonably acceptable to Lender in accordance with Regulation AB, Regulation S-K or Regulation S-X, as applicable, and all other applicable legal requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB and all other applicable legal requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance reasonably acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided. All financial data and financial statements (audited or unaudited) provided by Borrower under this Section 5.1.11(f) shall be accompanied by an Officer’s Certificate, which certification shall state that such financial statements meet the requirements set forth in this Section 5.1.11(f). If requested by Lender, Borrower shall provide Lender, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall reasonably determine to be required pursuant to Regulation S-K or Regulation S-X, as applicable, Regulation AB or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Document or any Exchange Act filing in connection with or relating to a Securitization or as shall otherwise be reasonably requested by the Lender. In the event Lender determines, in connection with a Securitization, that the financial data and financial statements required in order to comply with Regulation S-K or Regulation S-X, as applicable, Regulation AB or any amendment, modification or replacement thereto or other legal requirements are other than as provided herein, then notwithstanding the provisions of this Section 5.1.11(f), Lender may request, and Borrower shall promptly provide, such other financial data and financial statements as Lender reasonably determines to be necessary or appropriate for such compliance.
(g)    If reasonably requested by Lender, Borrower shall provide Lender, promptly upon request, a list of tenants (including all affiliates of such tenants) that in the aggregate (i) occupy 10% or more (but less than 20%) of the total floor area of the improvements or represent 10% or more (but less than 20%) of aggregate base rent, and (ii) occupy 20% or more of the total floor area of the improvements or represent 20% or more of aggregate base rent.
(h)    Borrower shall furnish to Lender, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property and the financial affairs of Borrower as may be reasonably requested by Lender.
(i)    Borrower shall furnish to Lender, within ten (10) Business Days after Lender’s request (or as soon thereafter as may be reasonably possible), financial information from any Tenant designated by Lender (to the extent such financial and sales information is required to be provided under the applicable Lease and same is received by Borrower after request therefore).

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(j)    Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) via electronic mail, FTP upload, website submission or any future commonly available technology reasonably acceptable to Lender and/or (iii) if reasonably requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files). Borrower agrees that Lender may disclose information regarding the Property and Borrower that is provided to Lender pursuant to this Section 5.1.11 in connection with any Securitization to such parties requesting such information in connection with such Securitization.
(k)    Breach. If Borrower fails to provide to Lender or its designee any of the financial statements, certificates, reports or information (the “Required Records”) required by this Section 5.1.11 within the applicable time periods set forth in this Section 5.1.11, Borrower shall pay to Lender, at Lender’s option and in its discretion, an amount equal to $5,000 for each Required Record that is not delivered within fifteen (15) days after written notice thereof; provided, however that (I) no payment shall be required in connection with the first failure to deliver any Required Record in a given calendar year, and (II) Borrower shall only be responsible for payment of the $5,000 fine noted in the foregoing clause if the written notice required to be delivered from Lender to Borrower pursuant to the immediately preceding clause shall contain a bold-faced, conspicuous legend at the top of the first page thereof stating “FINAL NOTICE: THIS IS A REQUEST FOR A REQUIRED RECORD UNDER THE LOAN BY JEFFERIES LOANCORE LLC TO P1 HUDSON MC PARTNERS, LLC. SUBJECT TO THE TERMS AND PROVISIONS OF THE LOAN AGREEMENT, IF YOU FAIL TO PROVIDE THE REFERENCED REQUIRED RECORD WITHIN FIFTEEN (15) DAYS, YOU MAY INCUR A MONETARY FINE IN THE AMOUNT OF $5,000”. In addition, if Borrower fails to deliver any Required Records to Lender within the applicable time periods set forth in this Section 5.1.11, Lender shall have the option, upon fifteen (15) days’ notice to Borrower, to gain access to Borrower’s books and records, which, provided no Event of Default shall have occurred and be continuing, shall be during normal business hours, and prepare or have prepared at Borrower’s expense, any Required Records not delivered by Borrower. In addition, it shall be an Event of Default if any of the following shall occur: (i) any failure of Borrower to provide to Lender any of the Required Records within the applicable time periods set forth in this Section 5.1.11, if such failure continues for fifteen (15) days after written notice thereof, or (ii) in the event any Required Records shall be materially inaccurate or false, or (iii) in the event of the failure of Borrower to permit Lender or its representatives to inspect said books, records and accounts upon request of Lender as required by this Section 5.1.11. Notwithstanding the foregoing, the time periods provided by this Section 5.1.11 (k) for delivery of any Required Record shall be extended day for day if (x) Lender has requested a Required Record which is not (A) identified with specificity in this Section 5.1.11, or (B) required to be delivered on a recurring basis, and (y) the information needed to deliver such Required Record is not reasonably accessible to Borrower within such fifteen (15) day period, in each case, for so long as Borrower is diligently pursuing such information.
5.1.15    Business and Operations. Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the

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ownership, maintenance, management and operation of the Property. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property.
5.1.16    Title to the Property. Borrower will warrant and defend (a) the title to the Property and every part thereof, subject only to Permitted Encumbrances, and (b) the validity and priority of the Lien of the Security Instrument and the Assignment of Leases, subject only to Permitted Encumbrances, in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any actual losses, costs, damages or expenses (including reasonable attorneys’ fees and expenses, and court costs) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.
5.1.17    Costs of Enforcement. In the event (a) that the Security Instrument is foreclosed in whole or in part or that the Security Instrument is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to the Security Instrument in which proceeding Lender is made a party, or (c) of a Bankruptcy Action related to Borrower or an assignment by Borrower for the benefit of its creditors, Borrower, on behalf of itself and its successors and assigns, agrees that it/they shall be chargeable with and shall pay all costs of collection and defense, including attorneys’ fees and expenses, and court costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.
5.1.18    Estoppel Statement.
(a)    After written request by Lender, Borrower shall within ten (10) Business Days thereafter, furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the Outstanding Principal Balance, (iii) the Interest Rate of the Loan, (iv) the date installments of interest and/or principal were last paid, (v) to Borrower’s knowledge, any offsets or defenses to the performance of the Obligations, if any, and (vi) that the Note, this Agreement, the Security Instrument and the other Loan Documents are valid, legal and binding obligations of Borrower and have not been modified or if modified, giving particulars of such modification.
(b)    Borrower shall use commercially reasonable efforts to deliver to Lender upon request, tenant estoppel certificates from each commercial Tenant leasing space at the Property in form and substance reasonably satisfactory to Lender; provided, however, that in the event, following Borrower’s use of commercially reasonable efforts, it is unable to satisfy the foregoing clause of this Section 5.1.15(b), and provided that the applicable Lease proscribes a form of estoppel certificate the applicable tenant thereunder is obligated to provide, such form shall then be deemed satisfactory to Lender; and provided further, however, that Borrower shall not be required to deliver such certificates more frequently than one (1) time in any calendar year, other than any required in connection with a Securitization.

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5.1.19    Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4.
5.1.20    Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.
5.1.21    Confirmation of Representations. Borrower shall deliver, in connection with any Securitization, (a) one or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower as of the date of the Securitization.
5.1.22    No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.
5.1.23    Leasing Matters. Any Major Lease executed after the date hereof shall require the prior written consent of Lender, which consent shall not be unreasonably withheld. Upon reasonable request, Borrower shall furnish Lender with true, correct and complete executed copies of all Leases, amendments thereof and any related agreements. All renewals of Leases and all proposed Leases shall provide for rental rates comparable to existing local market rates. All proposed Leases shall be on commercially reasonable market rate terms and shall not contain any terms which would materially adversely affect Lender’s rights under the Loan Documents. All Leases executed after the date hereof shall provide that they are subordinate to the Security Instrument and the Lien created thereby and that the Tenant thereunder agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale. Borrower (a) shall observe and perform the material obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (b) shall enforce and may amend or terminate the terms, covenants and conditions contained in the Leases upon the part of the Tenant thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Property involved, except that Borrower shall not terminate or accept the of surrender by one or more Tenants of, Leases which, in the aggregate, demise ten percent (10%) or more of the net rentable square footage of the Property in any given calendar year, unless by reason of a Tenant default and then only in a commercially reasonable manner to preserve and protect the Property; provided, however, that no such termination or surrender of any Major Lease will be permitted without the prior written consent of Lender, not to be unreasonably withheld or unless such termination or surrender is specifically provided for in the Major Lease;

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(c) shall not collect any of the Rents more than one (1) month in advance (other than security deposits required pursuant to such Lease); (d) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (e) shall not, except with Lender’s prior written consent, not to be unreasonably withheld, materially alter, modify or change the terms of any Major Leases, or any other Lease, if, after modification such Lease would constitute a Major Lease, in a manner inconsistent with the provisions of the Loan Documents; and (f) shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require. Notwithstanding anything to the contrary contained herein, Borrower shall not enter into a Lease of all or substantially all of the Property without Lender’s prior written consent. Notwithstanding anything to the contrary contained herein, all new Leases and all amendments, modifications, extensions, and renewals of existing Leases with Tenants that are Affiliates of Borrower shall be subject to the prior written consent of Lender, not to be unreasonably withheld. Lender shall have the right to require each new Tenant to execute and deliver to Lender a subordination, non-disturbance of possession and attornment agreement in form, content and manner of execution reasonably acceptable to Lender; provided, however, that in the event Lender has approved (or has been deemed to approve in accordance with the Loan Documents) a Lease and such Lease proscribes the form of estoppel certificate and/or subordination, non-disturbance and attornment agreement the applicable tenant thereunder is obligated to provide, such form shall be deemed satisfactory to Lender. So long as no Event of Default then exists, Lender’s failure to respond to a request from Borrower for any approval under this Section 5.1.21 will be deemed Lender’s approval of such matters, so long as the following conditions have been met:
(a)    if the request for approval relates to approval of a Major Lease, such Major Lease does not contain a purchase option, right of first offer/refusal to purchase the Property or any part thereof or similar options to purchase the Property or any part thereof.
(b)    the first correspondence from Borrower to Lender requesting such approval or consent is in an envelope marked “PRIORITY” and contains a bold-faced, conspicuous legend at the top of the first page thereof stating that “FIRST NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LOAN BY JEFFERIES LOANCORE LLC TO P1 HUDSON MC PARTNERS, LLC. FAILURE TO RESPOND TO THIS REQUEST WITHIN EIGHT (8) BUSINESS DAYS MAY RESULT IN THE REQUEST BEING DEEMED GRANTED”, and is accompanied by all other information and documents reasonably requested by Lender in writing prior to the expiration of such eight (8) Business Day period in order to adequately review the same has been delivered;
(c)    if Lender fails to respond or to deny such request for approval in writing within the eight (8) Business Day period described in (b), a second notice requesting approval is delivered to Lender from Borrower in an envelope marked “PRIORITY” containing a bold-faced, conspicuous legend at the top of the first page thereof stating that “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LOAN BY JEFFERIES LOANCORE LLC TO P1 HUDSON MC PARTNERS, LLC. IF YOU FAIL TO PROVIDE A SUBSTANTIVE RESPONSE (E.G., APPROVAL, DENIAL OR REQUEST FOR

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CLARIFICATION OR MORE INFORMATION) TO THIS REQUEST FOR APPROVAL IN WRITING WITHIN FIVE (5) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN”; and
(d)    Lender fails to respond or to deny such request for approval in writing within the five (5) Business Day period described in (c).
5.1.24    Alterations. Borrower shall obtain Lender’s prior written consent to any alterations to any Improvements, which consent shall not be unreasonably withheld except with respect to any alterations to any Improvements which are reasonably likely to have a material adverse effect on Borrower’s financial condition, the value of the Property or the Net Operating Income. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations that will not have a material adverse effect on Borrower’s financial condition, the value of the Property or the Net Operating Income, provided that such alterations (a) are either work performed pursuant to the terms of any Lease approved or deemed approved in accordance with the terms hereof, or the costs for such alterations are adequately covered in the current Approved Annual Budget, (b) do not adversely affect any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements and (c) the aggregate cost thereof does not exceed Two Hundred Thousand and 00/100 Dollars ($200,000), or (d) are performed in connection with Restoration after the occurrence of a Casualty in accordance with the terms and provisions of this Agreement. If the total unpaid amounts due and payable with respect to alterations to the Improvements at the Property (other than such amounts to be paid or reimbursed by Tenants under the Leases) shall at any time exceed One Million and 00/100 Dollars ($1,000,000) (the “Threshold Amount”), Borrower shall promptly deliver to Lender, upon Lender’s written request, as security for the payment of such amounts and as additional security for the Obligations any of the following: (i) cash or U.S. Obligations or (ii) an irrevocable letter of credit (payable on sight draft only) issued by a financial institution (y) having a rating by S&P of not less than “A-1+” if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is acceptable to Lender, and (z) with respect to which each Approved Rating Agency has issued a Rating Agency Confirmation. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the Property (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Threshold Amount and Lender may apply such security from time to time at the option of Lender to pay for such alterations.
5.1.25    Operation of Property.
(a)    Borrower shall cause the Property to be operated, in all material respects, in accordance with the Management Agreement or Replacement Management Agreement, as applicable. In the event that the Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly enter into a Replacement Management Agreement with Manager or another Qualified

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Manager, as applicable. Lender acknowledges that Manager has subcontracted certain of its obligations under the Management Agreement to Worthe Real Estate Group, Inc. pursuant to and as described in that certain Sub Management and Leasing Agreement entered into on or about the date hereof. Manager may not further subcontract or assign or permit Worthe Real Estate Group, Inc. to subcontract or assign their obligations without the prior written consent of Lender.
(b)    Borrower shall: (i) promptly perform and/or observe in all material respects all of the material covenants and agreements required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Management Agreement of which Borrower has knowledge; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Management Agreement; and (iv) enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by Manager under the Management Agreement, in a commercially reasonable manner.
(c)    If (i) an Event of Default occurs and is continuing, (ii) the Manager shall be the subject of a Bankruptcy Action or become insolvent, (iii) a material default occurs under the Management Agreement, which continues beyond any applicable grace and cure periods, which shall include but not be limited to commission by Manager of fraud, gross negligence, willful misconduct or misappropriation of funds, (iv) fifty percent (50%) or more of the direct or indirect ownership interest in Manager has changed or Control of Manager has changed, or (v) at Lender’s option, if at any time the Debt Service Coverage Ratio is less than 1.10 to 1.0 for two consecutive calendar quarters and Lender determines in its sole but good faith discretion that Manager is (I) failing to use commercially reasonable efforts to fulfill its obligations under the Management Agreement, or (II) not managing the Property in a manner consistent with the management and operating standards of a Third Party Manager for a materially similar property in size, scope, class, use and value, then in each case Borrower shall, at the request of Lender, terminate the Management Agreement and replace the Manager with a manager approved by Lender on terms and conditions satisfactory to Lender, it being understood and agreed that the management fee for such replacement manager shall not exceed then prevailing market rates (and in any event shall not exceed three and one-half percent (3.5%) of Gross Income from Operations per annum, from time to time).
(d)    All Material Agreements shall be subject to the prior review and approval, not to be unreasonably withheld, of Lender.
5.1.26    Changes in the Legal Requirements Regarding Taxation. If any Legal Requirement or other law, order, requirement or regulation of any Governmental Authority is enacted or adopted or amended after the date the Loan is funded which imposes a tax, either directly or indirectly, on the Obligations or Lender’s interest in the Property, Borrower must pay such tax, with interest and penalties thereon, if any. If Lender is advised by counsel chosen by it that the payment of such tax or interest and penalties by Borrower would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury, then in any such event, Lender may, by written notice to Borrower of not less than one hundred twenty (120) days, declare the Obligations immediately due and payable.

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5.1.27    No Credits on Account of the Obligations. Borrower will not claim or demand or be entitled to any credit or credits on account of the Obligations for any payment of Taxes assessed against the Property and no deduction shall otherwise be made or claimed from the assessed value of the Property for real estate tax purposes because of the Loan Documents or the Obligations. If Legal Requirements or other laws, orders, requirements or regulations require such claim, credit or deduction, Lender may, by written notice to Borrower of not less than one hundred twenty (120) days, declare the Obligations immediately due and payable without the payment of any prepayment premium of any kind (including, without limitation, the Yield Maintenance Premium).
5.1.28    Personal Property. Borrower shall cause all of its personal property, fixtures, attachments and equipment delivered upon, attached to or used in connection with the operation of the Property to always be located at the Property and shall be kept free and clear of all Liens, encumbrances and security interests, except Permitted Encumbrances.
5.1.29    Appraisals. Lender shall have the right to obtain a new or updated appraisal of the Property from time to time, provided, however, that so long as no Event of Default has occurred Lender shall do so not more often than once in every twelve (12) month period. Borrower shall cooperate with Lender in this regard. If the appraisal is obtained to comply with this Agreement or any applicable law or regulatory requirement, or bank policy promulgated to comply therewith, or if an Event of Default exists, Borrower shall pay for any such appraisal upon Lender’s request. Notwithstanding the foregoing, to the extent that an appraisal is being requested in connection with a Securitization, such appraisal shall be subject to any limitation set forth in Section 9.2 hereof.
5.1.30    Intentionally Left Blank.
5.1.31    Compliance with O&M Program. If, at any time after the date hereof, asbestos containing materials (“ACM’s”) are identified on the Property (“ACM Determination Date”) or if an ACM Maintenance Program (as defined below) is required in connection with a secondary market transaction, including without limitation any Securitization, Borrower covenants and agrees to promptly implement and maintain (at Borrower’s sole cost and expense) an operations, abatement and maintenance plan for ACM’s, on the Property, which plan shall be prepared by an expert, and be in form, scope and substance, reasonably acceptable to Lender (the “ACM Maintenance Program”), and in any case consistent with “Guidelines for Controlling Asbestos-Containing Materials in Buildings” (USEPA, 1985) and other relevant guidelines, and with applicable state and local laws, and such ACM Maintenance Program will hereafter continuously remain in effect until the Debt is repaid in full. In furtherance of the foregoing, from and after an ACM Determination Date, Borrower shall inspect and maintain all ACM’s on a regular basis and ensure that all ACM’s shall be maintained in a condition that prevents exposure of occupants to ACM’s at all times. Without limiting the generality of the preceding sentence, from and after an ACM Determination Date, Lender may reasonably require (i) periodic notices or reports to Lender in form, substance and at such intervals as Lender may specify in writing, (ii) an amendment to such ACM Maintenance Program to address changing circumstances, laws or other matters, (iii) at Borrower’s sole reasonable expense and no more than once per calendar

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year (absent an Event of Default) supplemental examination of the Property by consultants specified by Lender, and (iv) variation of the ACM Maintenance Program in response to the reports provided by any such consultants.
5.1.32    Deposit Account.
(a)    Pursuant and subject to the terms hereof and of the other Loan Documents, Borrower agrees that the Clearing Bank shall at all times be entitled to comply with all instructions originated by Lender, without further consent by Borrower, directing disposition of the Clearing Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities; and
(b)    The Clearing Account and Deposit Account shall not, at any time, be held in the name of any Person other than Borrower, as pledgor, for the benefit of Lender, as secured party.
5.1.33    REA. Borrower shall (i) perform and observe all of its material obligations, covenants, agreement and conditions under the REA and (ii) shall timely enforce all of its rights and remedies thereunder.
Section 5.2    Negative Covenants. From the date hereof until payment and performance in full of the Obligations, Borrower covenants and agrees with Lender that it will not do, cause, permit or suffer to exist, any of the following:
5.2.2    Operation of Property.
(a)    Borrower shall not, without Lender’s prior consent (which consent shall not be unreasonably withheld): (i) surrender, terminate or cancel the Management Agreement; provided, that Borrower may, without Lender’s consent, replace the Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement; (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges or fees under the Management Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect.
(b)    Following the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement without the prior written consent of Lender, which consent may be granted, conditioned or withheld in Lender’s sole discretion.
5.2.3    Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except for Permitted Encumbrances and those liens that, pursuant to Borrower’s express right to contest same set forth in this Agreement, are being contested by Borrower in compliance with such rights.

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5.2.4    Dissolution. Borrower shall not (a) engage in any dissolution, liquidation, consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents, or (d) modify, amend, waive or terminate its organizational documents (other than in de minimis respects) or its qualification and good standing in any jurisdiction, in each case, without obtaining the prior consent of Lender.
5.2.5    Change in Business. Borrower shall not enter into any line of business other than the ownership and operation of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.
5.2.6    Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.
5.2.7    Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance, or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, in each case, without the prior written consent of Lender.
5.2.8    No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of all or any portion of the Property with (a) any other real property constituting a tax lot separate from the Property, or (b) any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.
5.2.9    Principal Place of Business and Organization. Borrower shall not change its principal place of business set forth in the introductory paragraph of this Agreement without first giving Lender at least thirty (30) days prior notice. Borrower shall not change the place of its organization as set forth in Section 4.1.28 without the consent of Lender, which consent shall not be unreasonably withheld. Upon Lender’s request, Borrower shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization.
5.2.10    ERISA.
(a)    Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a Prohibited Transaction.

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(b)    Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as may be reasonably requested by Lender in its sole discretion, that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans, in either case, subjecting Lender to liability for a violation of ERISA, the Code, a State statute or similar law; and (iii) one or more of the following circumstances is true:
(A)    Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);
(B)    Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2);
(C)    Borrower qualifies as an “operating company”, a “venture capital operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e); or
(D)    The Loan meets the requirements of PTE 95-60, 90-1, 84-14 or another available exemption from applicable Prohibited Transaction rules.
5.2.11    Transfers.
(d)    Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its general partners, members, principals and (if Borrower is a trust) beneficial owners, as applicable, in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations contained in the Loan Documents, Lender can recover the Debt by a sale of the Property.
(e)    Without the prior written consent of Lender and except to the extent otherwise set forth in this Section 5.2.10, Borrower shall not, and shall not permit any Restricted Party to, (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property or any part thereof or any legal or beneficial interest therein, or (ii) permit a Sale or Pledge of any interest in any Restricted Party (any of the actions in the foregoing clauses (i) or (ii), a “Transfer”), other than pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 5.1.20 hereof.

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(f)    A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property, or any part thereof, for a price to be paid in installments; (ii) an agreement by Borrower leasing all or substantially all of the Property for other than actual occupancy by a space tenant thereunder, or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the Manager (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.1.22 hereof.
(g)    Notwithstanding the provisions of this Section 5.2.10, the following Transfers shall be permitted under this Agreement if same comply with this Section 5.2.10(d): (i) the sale or transfer, in one or a series of transactions, of not more than forty-nine percent (49%) of the ownership interests in a Restricted Party; provided, however, no such sales or transfers shall be to an Embargoed Person nor result in the change of Control (directly or indirectly) in the Restricted Party (except, in the case of Guarantor, either Hudson Pacific Properties, Inc. or one of the MDP Principals may Control (directly or indirectly) Guarantor), and provided further that following any such sale or transfer either Hudson Pacific Properties, Inc. or one of the MDP Principals shall Control (directly or indirectly) the Guarantor and either Hudson Pacific Properties, Inc. or the MDP Principals collectively shall own, directly or indirectly (including as beneficial owners of trusts or other estate planning vehicles), at least ten percent (10%) of the ownership interests in Borrower, Guarantor and any Affiliated Manager, and as a condition to each such sale or transfer, Lender shall receive not less than thirty (30) days prior notice of such proposed sale or transfer (provided that no such notice shall be required in connection with any sales or transfers by (x) direct or indirect holders of stock in Hudson Pacific Properties, Inc. provided such stock is listed on the New York Stock Exchange or any other nationally recognized stock exchange or (y) indirect holders of limited partnership interests in Hudson Pacific Properties, L.P., and, solely to the extent such Transfer would be permitted pursuant to the immediately succeeding clause (ii), direct holders of limited partnership interests in Hudson Pacific Properties, L.P.), (ii) the sale or transfer, in one or a series of transactions, of membership interests in Guarantor to an existing member of Guarantor or an Affiliate of any such existing member, or the issuance of new membership interests to any existing member or an Affiliate of such existing member; provided, however, that following any such sale, transfer, or issuance either Hudson Pacific Properties, Inc. or one of the MDP Principals shall Control (directly

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or indirectly) the Guarantor and either Hudson Pacific Properties, Inc. or the MDP Principals collectively shall own, directly or indirectly (including as beneficial owners of trusts or other estate planning vehicles), at least ten percent (10%) of the ownership interests in Borrower, Guarantor and any Affiliated Manager, (iii) the sale or transfer, in one or a series of transactions, of ownership interests in the MDP Entities, provided that one of the MDP Principals shall continue to Control (directly or indirectly) the MDP Entities and shall continue to own, directly or indirectly, at least fifty-one percent (51%) of the ownership interests in the MDP Entities; (iv) the sale or transfer, in one or a series of transactions, of the limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party; provided, however, no such sales or transfers shall be to an Embargoed Person, in a manner which would violate Sections 4.1.35 or 5.2.13 of this Agreement; or shall result in the change of Control (directly or indirectly) in any Restricted Party (except, in the case of Guarantor, either Hudson Pacific Properties, Inc. or one of the MDP Principals may Control (directly or indirectly) Guarantor), and provided further that following any such sale or transfer either Hudson Pacific Properties, Inc. or one of the MDP Principals shall Control (directly or indirectly) the Guarantor and either Hudson Pacific Properties, Inc. or the MDP Principals collectively shall own, directly or indirectly (including as beneficial owners of trusts or other estate planning vehicles), at least ten percent (10%) of the ownership interests in Borrower, Guarantor and any Affiliated Manager, and with respect to direct or indirect Transfers under this clause (iv), Borrower shall provide notice to Lender of such direct or indirect Transfer promptly upon Borrower becoming aware of such direct or indirect Transfer, if ever, (v) the sale, transfer or issuance of stock in Hudson Pacific Properties, Inc. provided such stock is listed on the New York Stock Exchange or such other nationally recognized stock exchange, and (vi) the collateral pledge of direct or indirect ownership interests in Borrower, provided that (a) such collateral pledge is to secure a corporate credit facility or facilities from a Qualified Financial Institution (including a Qualified Financial Institution acting as collateral agent or other agent for a syndicate of Qualified Financial Institutions) (each a “Qualified Credit Facility”), (b) any such Qualified Credit Facility is also secured by a collateral pledge of interests in entities owning, directly or indirectly, a majority of the properties owned directly or indirectly by Hudson Pacific Properties, L.P., (c) prior to the exercise of any remedies under such Qualified Credit Facility with respect to such collateral pledge that result in (A) a foreclosure, deed in lieu of (or other negotiated settlement in lieu of) foreclosure with respect to the pledged collateral, (B) either Hudson Pacific Properties, Inc. or the MDP Principals collectively owing directly or indirectly (including as beneficial owners of trusts or other estate planning vehicles), less than ten percent (10%) of the ownership interests in Borrower, Guarantor and any Affiliated Manager, or (C) a direct or indirect change in Control of Borrower (which shall include any restriction on the right or ability of the pledgor to take actions or make decisions or determinations pursuant to its organizational documents) other than as between Hudson Pacific Properties, Inc. and one of the MDP Principals, a Rating Agency Confirmation shall be obtained from each Approved Rating Agency with respect to any change of direct or indirect ownership interests in, and/or direct or indirect Control of, Borrower or any other Restricted Party (it being understood and agreed that Lender and each Approved Rating Agency shall have the right to request and approve various information, deliverables, documentation and fees and expenses in connection therewith, including, without limitation, an acceptable intercreditor agreement and the other items that would be obtained in connection with an assumption of the Loan under Section 5.1.20(f) below and one (1) or more additional guarantors reasonably acceptable to Lender shall have assumed all of the liabilities and obligations of Guarantor under the Guaranty and the Environmental Indemnity

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or shall execute a replacement guaranty and environmental indemnity in form and substance reasonably satisfactory to Lender). In addition, (A) in the case of (1) the transfer of the management of the Property to a new Affiliated Manager in accordance with the applicable terms and conditions hereof, or (2) the transfer of any direct or indirect equity ownership interests in any Restricted Party that results in any Person and its Affiliates owning in excess of forty-nine percent (49%) of the direct or indirect equity ownership interests in Borrower that did not own the same on the date hereof or at the time of the delivery of any Additional Insolvency Opinion prior to such transfer, such transfers shall be conditioned upon delivery to Lender of a an Additional Insolvency Opinion reasonably satisfactory to Lender and the Rating Agencies addressing such transfer, and (B) any transfers permitted pursuant to clauses (i) and (iv) of this Section 5.1.20(d) shall be conditioned upon Borrower’s ability to, after giving effect to the equity transfer in question (I) remake the representations contained herein relating to ERISA, OFAC and Patriot Act matters (and, upon Lender’s request, Borrower shall deliver to Lender (x) an Officer’s Certificate containing such updated representations effective as of the date of the consummation of the applicable equity transfer and (y) searches, acceptable to Lender, for any Person owning, directly or indirectly, 20% or more of the interests in the Borrower as a result of such transfer) and (II) continue to comply with the covenants contained herein relating to ERISA, OFAC and Patriot Act matters. Upon request from Lender, Borrower shall promptly provide Lender a revised version of the organizational chart delivered to Lender in connection with the Loan reflecting any equity transfer consummated in accordance with this Section 5.1.20(d). In addition to, and without limiting any of the conditions set forth in this Section 5.1.20(d), in the event that any Transfer results in Hudson Pacific Properties, Inc. no longer owning, directly or indirectly, at least twenty percent (20%) of the ownership interests in Borrower, the provisions of Section 5.2(c) of the Guaranty must be satisfied as a condition to such Transfer being permitted hereunder.
(h)    Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Transfer without Lender’s consent. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer, but shall not apply to any Transfer, other than any Transfer expressly permitted under Section 5.2.10(d) to the extent such Transfer complies with any conditions thereto described in Section 5.2.10(d). Furthermore, if and to the extent a given Transfer qualifies (or could qualify) as being permitted pursuant to more than one clause of Section 5.2.10(d), then Borrower shall be entitled to elect, in its sole and absolute discretion, which clause of Section 5.2.10(d) shall govern such Transfer’s qualification as a permitted Transfer thereunder.
(i)    No consent to any Transfer of the Property and assumption of the Loan shall occur on or before the earlier to occur of (i) a Securitization and (ii) the first anniversary of the Closing Date; provided, however that between the first anniversary and the second anniversary of the Closing Date, Borrower, in connection with any proposed Transfer of the Property and assumption of the Loan, shall use good faith efforts to avoid an assumption being consummated while Lender is actively engaged in the Securitization process with respect to the Loan and shall use good faith efforts to minimize disruption of any such Securitization. Thereafter, Lender’s consent to a Transfer of the Property and assumption of the Loan shall not be unreasonably withheld provided that Lender receives not less than sixty (60) days nor more than ninety (90) days prior

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written notice of such Transfer (which notice shall be accompanied by a non-refundable transfer application fee in the amount of $15,000), and no Default has occurred and is continuing, and further provided that the following additional requirements are satisfied:
(i)    Borrower shall pay Lender a transfer fee equal to one-half of one percent (0.5%) of the Outstanding Principal Balance at the time of such Transfer for the first such assumption and one percent (1%) of the Outstanding Principal Balance at the time of such Transfer for each subsequent Transfer;
(ii)    Borrower shall pay any and all reasonable out-of-pocket costs incurred in connection with such Transfer (including, without limitation, Lender’s counsel fees and disbursements and all recording fees, title insurance premiums and mortgage and intangible taxes and the fees and expenses of the Approved Rating Agencies pursuant to clause (x) below);
(iii)    The proposed transferee (the “Transferee”) or Transferee’s principals must have demonstrated expertise in owning and operating properties similar in location, size, class and operation to the Property, which expertise shall be reasonably determined by Lender;
(iv)    Transferee and Transferee’s principals shall, as of the date of such transfer, have an aggregate net worth and liquidity reasonably acceptable to Lender;
(v)    Transferee, Transferee’s principals and all other entities which may be owned or Controlled directly or indirectly by Transferee’s principals (“Related Entities”) must not have been party to any bankruptcy proceedings, voluntary or involuntary, made an assignment for the benefit of creditors or taken advantage of any insolvency act, or any act for the benefit of debtors within seven (7) years prior to the date of the proposed Transfer;
(vi)    Transferee shall assume all of the obligations of Borrower under the Loan Documents in a manner satisfactory to Lender in all respects, including, without limitation, by entering into an assumption agreement in form and substance satisfactory to Lender;
(vii)    There shall be no material litigation or regulatory action pending or threatened against Transferee, Transferee’s principals or Related Entities which is not reasonably acceptable to Lender;
(viii)    Transferee, Transferee’s principals and Related Entities shall not have defaulted under its or their obligations with respect to any other Indebtedness in a manner which is not reasonably acceptable to Lender;
(ix)    Transferee and Transferee’s principals must be able to satisfy all the representations and covenants set forth in Sections 4.1.30, 5.1.23, 5.2.9 and 5.2.12 hereof, no Default or Event of Default shall otherwise occur as a result of such Transfer, and Transferee and Transferee’s principals shall deliver (A) all organizational documentation

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reasonably requested by Lender, which shall be reasonably satisfactory to Lender and (B) all certificates, agreements and covenants reasonably required by Lender;
(x)    Each Approved Rating Agency shall have issued a Rating Agency Confirmation with respect to such Transfer;
(xi)    Borrower or Transferee, at its sole cost and expense, shall deliver to Lender an Additional Insolvency Opinion reflecting such Transfer reasonably satisfactory in form and substance to Lender and each Approved Rating Agency;
(xii)    Prior to any release of Guarantor, one (1) or more substitute guarantors reasonably acceptable to Lender shall have assumed all of the liabilities and obligations of Guarantor under the Guaranty and the Environmental Indemnity or shall execute a replacement guaranty and environmental indemnity in form and substance reasonably satisfactory to Lender;
(xiii)    Borrower shall deliver, at its sole cost and expense, an endorsement to the Title Insurance Policy, as modified by the assumption agreement, as a valid first lien on the Property and naming the Transferee as owner of the Property, which endorsement shall insure that, as of the date of the recording of the assumption agreement, the Property shall not be subject to any additional exceptions or liens other than those contained in the Title Insurance Policy issued on the date hereof and the Permitted Encumbrances;
(xiv)    The Property shall be managed by a Qualified Manager pursuant to a Replacement Management Agreement; and
(xv)    Immediately upon a Transfer to such Transferee and the satisfaction of all of the above requirements, the named Borrower and Guarantor herein shall be released from all liability under this Agreement, the Note, the Security Instrument and the other Loan Documents accruing after such Transfer. The foregoing release shall be effective upon the date of such Transfer, but Lender agrees to provide written evidence thereof reasonably requested by Borrower.
For the avoidance of doubt, the parties hereto acknowledge and agree that the Transfer of the Property and assumption of the Loan described in this Section 5.2.10(f) is not in limitation of any Transfers otherwise permitted pursuant to the terms and conditions of Section 5.2.10(d) hereof.
5.2.12    Approved Mezzanine Loan Transfers. Notwithstanding anything to the contrary contained herein, both (i) the pledge of (A) all or a portion of the direct or indirect equity ownership interests in Borrower or any other collateral that is not collateral for the Loan or (B) customary preferred equity collateral; and (ii) the foreclosure of an Approved Mezzanine Loan by an Approved Mezzanine Lender, in each case, pursuant to and in accordance with the terms and provisions of any Approved Mezzanine Loan Documents shall be Transfers permitted under this Agreement.
5.2.13    Special Purpose Entity/Separateness.

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(l)    Borrower has been, is and shall continue to be a Special Purpose Entity.
(m)    Any assumptions made in any non-consolidation opinion required to be delivered in connection with the Loan Documents subsequent to the Insolvency Opinion (an “Additional Insolvency Opinion”), including, but not limited to, any exhibits attached thereto, shall be true and correct in all respects. Borrower will comply with all of the assumptions made with respect to Borrower in the Insolvency Opinion. Borrower will comply with all of the assumptions made with respect to Borrower in any Additional Insolvency Opinion. Each entity other than Borrower with respect to which an assumption shall be made in any Additional Insolvency Opinion will comply with all of the assumptions made with respect to it in any Additional Insolvency Opinion.
5.2.14    Embargoed Person; OFAC. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law. Neither Borrower nor Guarantor is (or will be) a Person with whom Lender is restricted from doing business under OFAC regulations (including those persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 #13224 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such Persons. In addition, to help the US Government fight the funding of terrorism and money laundering activities, The USA Patriot Act (and the regulations thereunder) requires the Lender to obtain, verify and record information that identifies its customers. Borrower shall provide the Lender with any additional information that the Lender deems necessary from time to time in order to ensure compliance with The USA Patriot Act and any other applicable Legal Requirements concerning money laundering and similar activities. Borrower makes no representation or warranty under this Section 5.2.13 with respect to any Person whose indirect ownership of Borrower derives solely from (i) ownership (whether direct or indirect) of stock in Hudson Pacific Properties, Inc. provided such stock is listed on the New York Stock Exchange or any other nationally recognized stock exchange or (ii) indirect ownership of a limited partnership interest in Hudson Pacific Properties, L.P. solely to the extent that Hudson Pacific Properties, Inc. has no knowledge of the identity of such Person and does not have the right, pursuant to its organizational documents as same exist on the date hereof, to determine the identity of such Person.
5.2.15    REA.

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(a)    Borrower shall not, without Lender’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed), modify, amend or supplement, or consent to or suffer any modification, amendment, or supplementation of the REA in any material respect.
(b)    Borrower shall not, without Lender’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed), otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under the REA in any material respect.
(c)    Borrower shall not, without Lender’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed), take any action to surrender, terminate, cancel, or accept any surrender, termination or cancellation of the REA.
(d)    Borrower shall not assign (other than to Lender) or encumber (other than in favor of Lender as security for the Obligations) any of its rights under the REA.
ARTICLE VI.

INSURANCE; CASUALTY; CONDEMNATION
Section 6.1    Insurance.
(e)    Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property providing at least the following coverages:
(xvi)    comprehensive “All Risk” or “Special Form” insurance on the Improvements and the Personal Property (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations) with no waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions, or confirmation that co-insurance does not apply; and (C) providing for no deductible in excess of Twenty-Five Thousand and No/100 Dollars ($50,000.00) for all such insurance coverage, except in the case of windstorm and earthquake coverage, which shall have deductibles not in excess of 5% of the total insurable value of the Property. In addition, Borrower shall obtain: (x) if any portion of the Improvements is currently, or at any time in the future, located in a Federally designated “special flood hazard area”, flood hazard insurance in an amount equal to maximum available through the National Flood Insurance Program plus excess limits in amount not less than the Outstanding Principal Balance or such other amount as Lender shall require; (y) earthquake insurance in amounts and in form and substance satisfactory to Lender, and consistent with insurance requirements for similarly situated properties of this loan type, in the event that Lender determines, after seismic risk analysis, that the Property has a probable maximum loss (PML) of more than 20%, and (z) coastal windstorm insurance in amounts and in form and substance satisfactory to Lender in the event the Property is located in any coastal region, and if such windstorm coverage is excluded under the Special Form Coverage,

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provided that the insurance pursuant to clauses (x), (y) and (z) hereof shall be on terms consistent with the comprehensive “All Risk” or “Special Form” insurance policy required under this subsection (i);
(xvii)    commercial general liability insurance, including a broad form comprehensive general liability endorsement and coverage against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than Two Million and No/100 Dollars ($2,000,000.00) in the aggregate and One Million and No/100 Dollars ($1,000,000.00) per occurrence (and, if on a blanket policy, containing an “Aggregate Per Location” endorsement) with a deductible or self-insured retention of no greater than $50,000; and (B) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) blanket contractual liability for all insured contracts; and (4) contractual liability covering the indemnities contained in Article VIII of the Security Instrument to the extent the same is commercially available;
(xviii)    rental loss and/or business income interruption insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; and (C) on an actual loss sustained basis for the period of restoration without any specific time limitation with limits that reflect a minimum of eighteen (18) months for loss of Rents in an amount equal to one hundred percent (100%) of the projected Gross Income from Operations for a period of eighteen (18) months from the date of such Casualty (assuming such Casualty had not occurred) and an extended period of indemnity covering the twelve (12) month period commencing on the date on which the Property has been restored, as reasonably determined by the applicable insurer, and notwithstanding that the policy may expire at the end of such period. The amount of such loss of Rents or business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate from the Property for the succeeding eighteen (18) month period. Notwithstanding anything to the contrary in Section 2.7 hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied at Lender’s discretion to (I) the Debt, or (II) Operating Expenses approved by Lender ; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the Debt, except to the extent such amounts are actually paid out of the proceeds of such business income insurance;
(xix)    at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage forms do not otherwise apply, (A) owner’s and contractor’s protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provision, or confirmation that co-insurance does not apply;

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(xx)    worker’s compensation insurance with respect to any employees of Borrower, as required by any Governmental Authority or Legal Requirement;
(xxi)    comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;
(xxii)    motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of not less than One Million and No/100 Dollars ($1,000,000.00);
(xxiii)    umbrella or excess liability insurance in an amount not less than Ten Million and No/100 Dollars ($10,000,000.00) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;
(xxiv)    ordinance or law coverage to compensate for the cost of demolition and rebuilding of the undamaged portion of the Property along with any increased cost of construction in amounts as requested by Lender and consistent with similarly situated properties of this loan type;
(xxv)    the commercial property business income, general liability and umbrella or excess liability insurance required under Sections 6.1(a)(i), (ii), (iii) and (viii) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain commercial property and business income insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 6.1(a)(i), (ii), (iii) and (viii) above at all times during the term of the Loan; and
(xxvi)    upon sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to the Property located in or around the region in which the Property is located.
(f)    All insurance provided for in Section 6.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a claims paying ability rating of “A-” or better by S&P. For multi-layered policies, if four or fewer insurance companies issue the Policies, then at least 75% of the insurance coverage represented by the Policies must be provided by insurance companies with a claims paying ability rating of “A-” or better by S&P, with no carrier below “BBB,” or if five (5) or more insurance companies issue the Policies, then at least sixty percent (60%) of the insurance coverage represented by the Policies must be provided by insurance companies with a claims paying ability rating of “A-” or better by S&P, with no carrier below “BBB.” Prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Lender of payment

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of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender. Upon request, Borrower shall forward complete copies of the Policies to the Lender.
(g)    Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder or shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 6.1(a).
(h)    All Policies provided for or contemplated by Section 6.1(a), except for the Policy referenced in Section 6.1(a)(v), shall name Borrower as the insured and Lender (and its successors and assigns) as Mortgagee, Loss Payee and Additional Insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender. The Property, General Liability and Umbrella Policies shall include a waiver of subrogation in favor of Lender.
(i)    All Property Policies provided for in Section 6.1 shall contain clauses or endorsements to the effect that: (i) no act or negligence of Borrower, or anyone acting for Borrower, or of any tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned; (ii) the Policies shall not be canceled without at least thirty (30) days’ notice to Lender; and (iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder. Borrower shall promptly forward to Lender a copy of each written notice received by Borrower of any material modification, reduction or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies.
(j)    If at any time Lender is not in receipt of written evidence that all Policies are in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Security Instrument and shall bear interest at the Default Rate.
Section 6.2    Casualty. Subject to Section 6.3(b), if the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall (a) give prompt notice of such damage to Lender, and (b) provided insurance proceeds are made available to Borrower to do so, as and to the extent expressly required pursuant to Section 6.4(b), promptly commence and diligently prosecute the completion of Restoration so that the Property resembles, as nearly as possible, the condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Lender may participate in (and have approval rights over) any settlement discussions with any insurance companies with respect to

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any Casualty in which the Net Proceeds or the costs of completing Restoration are equal to or greater than Two Million and No/100 Dollars ($2,000,000.00) and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.
Section 6.3    Condemnation.
(a)    Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding in respect of Condemnation, and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments reasonably requested by Lender to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to perform the Obligations at the time and in the manner provided in this Agreement and the other Loan Documents and the Outstanding Principal Balance shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Obligations. Lender shall not be limited to the interest paid on the Award by the applicable Governmental Authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a Governmental Authority, Borrower shall promptly commence and diligently prosecute Restoration and otherwise comply with the provisions of Section 6.4. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.
(b)    Notwithstanding the foregoing provisions of Section 6.2, Section 6.3(a), and Section 6.4 hereof, if the Loan or any portion thereof is included in a REMIC Trust and, immediately following a release of any portion of the Lien of the Security Instrument in connection with a Casualty or Condemnation (but taking into account any proposed Restoration on the remaining portion of the Property), the Loan to Value Ratio is greater than 125% (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust), the principal balance of the Loan must be paid down by a “qualified amount” as that term is defined in the IRS Revenue Procedure 2010-30, as the same may be amended, replaced, supplemented or modified from time to time, unless the Lender receives an opinion of counsel that if such amount is not paid, the Securitization will not fail to maintain its status as a REMIC Trust and will not be subject to a prohibited transactions tax as a result of the related release of such portion of the Lien of the Security Instrument.
Section 6.4    Restoration. The following provisions shall apply in connection with any Restoration:
(f)    If the Net Proceeds shall be less than Two Million and No/100 Dollars ($2,000,000.00) and the costs of completing Restoration shall be less than Two Million and No/100

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Dollars ($2,000,000.00), the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence Restoration in accordance with the terms of this Agreement.
(g)    If the Net Proceeds are equal to or greater than Two Million and No/100 Dollars ($2,000,000.00), but less than Twenty Million and No/100 Dollars ($20,000,000.00) or the costs of completing Restoration is equal to or greater than Two Million and No/100 Dollars ($2,000,000.00), but less than Twenty Million and No/100 Dollars ($20,000,000.00), the Net Proceeds will be held by Lender and Lender shall make the Net Proceeds available for Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1 (a)(i), (iv), (vi), (ix) and (x) as a result of such damage or destruction, after deduction of Lender’s reasonable costs and expenses (including, but not limited to, reasonable counsel costs and fees), if any, in collecting same (“Insurance Proceeds”), and/or (ii) the net amount of the Award, after deduction of Lender’s reasonable costs and expenses (including, but not limited to, reasonable counsel costs and fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.
(i)    The Net Proceeds shall be made available to Borrower for Restoration upon the approval of Lender in its sole but good faith discretion that the following conditions are met:
(A)    no Default shall have occurred and be continuing;
(B)    (1) in the event the Net Proceeds are Insurance Proceeds, less than twenty-five percent (25%) of the total floor area of the Improvements on the Property have been damaged, destroyed or rendered unusable as a result of such Casualty, or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is located on such land;
(C)    Leases demising in the aggregate a percentage amount equal to or greater than seventy percent (70%) of the total rentable space in the Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be;
(D)    Borrower shall commence Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

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(E)    Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(iii), if applicable, or (3) by other funds of Borrower;
(F)    Lender shall be reasonably satisfied that Restoration will be completed on or before the earliest to occur of (1) three (3) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Lease or Leases which, in the aggregate, demise ten percent (10%) or more of the net rentable square footage of the Property, (3) such time as may be required under all applicable Legal Requirements in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable, or (4) the expiration of the insurance coverage referred to in Section 6.1(a)(iii);
(G)    the Property and the use thereof after Restoration will be in compliance with and permitted under all applicable Legal Requirements;
(H)    Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;
(I)    such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property or the related Improvements;
(J)    the projected Debt Service Coverage Ratio for the affected Property, after giving effect to Restoration and for a period of three months following such Restoration, shall be equal to or greater than 1.10 to 1.0;
(K)    the Loan to Value Ratio after giving effect to Restoration, shall be equal to or less than sixty-five percent (65%);
(L)    Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing Restoration, which budget shall be reasonably acceptable to Lender; and
(M)    the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s reasonable discretion to cover the cost of Restoration.
(ii)    The Net Proceeds shall be paid directly to Lender for deposit in an interest-bearing account (the “Casualty/Condemnation Subaccount”) and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security

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for the Debt and the Other Obligations. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the Title Company.
(iii)    All plans and specifications required in connection with Restoration shall be subject to prior review and acceptance, not to be unreasonably withheld or delayed and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with Restoration. The identity of the contractors, subcontractors and materialmen engaged in Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance, not to be unreasonably withheld or delayed by Lender and the Casualty Consultant. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.
(iv)    In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of Restoration, as certified by the Casualty Consultant, minus the Retention Amount. The term “Retention Amount” shall mean, as to each contractor, subcontractor or materialman engaged in Restoration, an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of Restoration, as certified by the Casualty Consultant, until Restoration has been completed. The Retention Amount shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in Restoration. The Retention Amount shall not be released until the Casualty Consultant certifies to Lender that Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of Restoration have been paid in full or will be paid in full out of the Retention Amount; provided, however, that Lender will release the portion of the Retention Amount being held with respect to any contractor, subcontractor or materialman engaged in Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the Title Company issuing

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the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the related Security Instrument and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Retention Amount shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
(v)    Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.
(vi)    If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are reasonably estimated by the Casualty Consultant to be incurred in connection with the completion of Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and the Other Obligations.
(vii)    The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing.
(h)    If Net Proceeds are (i) equal to or greater than Twenty Million and No/100 Dollars ($20,000,000.00), (ii) not required to be made available for Restoration (due to Borrower’s inability to satisfy the conditions set forth in Section 6.4(b)(i) or otherwise), or (iii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) (excluding any Net Proceeds Deficiency amount, which shall be promptly remitted to Borrower), then in any such event all Net Proceeds may be retained and applied by Lender in accordance with Section 2.4.2 hereof toward reduction of the Outstanding Principal Balance whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, in the sole discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its sole discretion. No Yield Maintenance Premium or other prepayment charge shall be payable by Borrower by reason of a Casualty or Condemnation.
(i)    In the event of foreclosure of the Security Instrument, or other transfer of title to the Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

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ARTICLE VII.

RESERVE FUNDS
Section 7.1    Required Repair Funds.
7.1.3    Deposits. Borrower shall perform the repairs at the Property as more particularly set forth on Schedule II hereto (such repairs hereinafter collectively referred to as “Required Repairs”). Borrower shall complete the Required Repairs on or before the required deadline for each repair as set forth on Schedule II hereto. It shall be an Event of Default if (a) Borrower does not complete the Required Repairs by the required deadline for each repair as set forth on Schedule II, or (b) Borrower does not satisfy each condition contained in Section 7.1.2 hereof. Upon the occurrence and during the continuance of such an Event of Default, Lender, at its option, may withdraw all Required Repair Funds from the Required Repairs Subaccount and Lender may apply such funds either to completion of the Required Repairs or toward reduction of the Outstanding Principal Balance in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply Required Repair Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents. On the Closing Date, Borrower shall deposit with Lender the Required Repairs Amount for payment of the cost of the Required Repairs. Amounts so deposited with Lender shall be held by Lender in accordance with Section 7.9 hereof. Amounts so deposited shall hereinafter be referred to as Borrower’s “Required Repair Funds” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Required Repairs Subaccount”.
7.1.4    Release of Required Repair Funds.
(a)    Lender shall disburse to Borrower the Required Repair Funds from the Required Repairs Subaccount from time to time, but not more frequently than once in any thirty (30) day period, upon satisfaction by Borrower of each of the following conditions with respect to each disbursement: (i) Borrower shall submit a written request for payment to Lender (with a copy to the Title Company) at least ten (10) Business Days prior to the date on which Borrower requests such payment be made, which request specifies the Required Repairs to be paid, (ii) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured, (iii) Lender shall have received an Officer’s Certificate (A) stating that all work on the Required Repairs to be funded by the requested disbursement has been completed in a good and workmanlike manner and in accordance with all applicable Federal, state and local laws, rules and regulations, such Officer’s Certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete the applicable the Required Repairs, (B) identifying each Person that supplied materials or labor in connection with the Required Repairs to be funded by the requested disbursement, and (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement, for work completed and/or materials furnished to date (subject to commercially reasonable retention), such Officer’s Certificate to be accompanied by lien waivers for all disbursements in excess of $100,000.00 and any other disbursements reasonably requested by Lender (so long as such request is consistent with Lender’s servicing practices on a non-discriminatory basis), or other

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evidence of payment reasonably satisfactory to Lender, (iv) Lender shall have received a title search indicating that the Property is free from all liens, claims and other encumbrances not previously approved by Lender, and (v) Lender shall have received such other evidence as Lender shall reasonably request that the applicable work on the Required Repairs to be funded by the requested disbursement has been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to make disbursements from the Required Repairs Subaccount unless such requested disbursement is in an amount greater than $5,000 (or a lesser amount if the total amount in the Required Repairs Subaccount is less than $5,000, in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.1.2.
(b)    Nothing in this Section 7.1.2 shall (i) make Lender responsible for performing or completing any Required Repairs; (ii) require Lender to expend funds in addition to the Required Repairs Funds to complete any Required Repairs; (iii) obligate Lender to proceed with any Required Repairs; or (iv) obligate Lender to demand from Borrower additional sums to complete any Required Repairs.
(c)    Borrower shall permit Lender and Lender’s agents and representatives (including Lender’s engineer, architect or inspector) or third parties to enter onto the Property upon reasonable advance notice during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any Required Repairs and all materials being used in connection therewith and to examine all plans and shop drawings relating to such Required Repairs. Borrower shall use commercially reasonable efforts to cause all contractors and subcontractors to reasonably cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section 7.1.2(c).
(d)    If a disbursement will exceed $100,000.00, Lender may require an inspection of the Property at Borrower’s expense prior to making a disbursement of Required Repairs Funds in order to verify completion of the Required Repairs for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional reasonably selected by Lender and may require a certificate of completion by an independent qualified professional architect reasonably acceptable to Lender prior to the disbursement of Required Repairs Funds. Borrower shall pay the actual out-of-pocket expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional architect.
7.1.5    Balance in Required Repairs Subaccount. The insufficiency of any balance in the Required Repairs Subaccount shall not relieve Borrower from its obligation to perform the Required Repairs in a good and workmanlike manner and in accordance with all Legal Requirements.
Section 7.2    Tax and Insurance Escrow.
7.2.5    Tax and Insurance Escrow Funds. On the date hereof, Borrower shall deposit with Lender the Initial Tax Deposit on account of the Taxes next coming due and the Initial Insurance Premiums Deposit on account of the Insurance Premiums next coming due.

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Additionally, Borrower shall pay to Lender on each Payment Date (a) one-twelfth of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates, and (b) one-twelfth of the Insurance Premiums that Lender reasonably estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to ratably accumulate with Lender sufficient funds to pay all such Insurance Premiums at least fourteen (14) days prior to the expiration of the Policies (the foregoing amounts so deposited with Lender are hereinafter called the “Tax and Insurance Escrow Funds” and the account in which such amounts are held shall hereinafter be referred to as the “Tax and Insurance Reserve Subaccount”). Notwithstanding the previous requirements of this Section 7.2.1, Lender shall waive Borrower’s obligations to (I) deposit the Initial Insurance Premiums Deposit, and (II) pay to Lender on each Payment Date the payment described in clause (b) of this Section 7.2.1, each for so long as the following conditions are met (any of which may be waived, in Lender’s sole and absolute discretion): (i) no Event of Default has occurred and is continuing hereunder, (ii) the insurance coverage for the Property is included in a blanket policy insuring multiple properties and held by Borrower or an entity which Controls Borrower, which blanket policy is acceptable to Lender in its sole discretion, (iii) Borrower binds all applicable insurance prior to the then current expiration date of the blanket policy described in clause (ii) hereof, (iv) Guarantor shall satisfy the covenants set forth in Section 5.2 of the Guaranty, and (iv) Borrower provides Lender evidence of renewal policies prior to the then current expiration date of the applicable policy (the conditions contained in the foregoing clauses (i) through (iv), collectively, the “Insurance Escrow Funds Waiver Conditions”). If, at any time, Borrower fails to meet each and every one of the Insurance Escrow Funds Waiver Conditions (and Lender has not opted to waive such condition in its sole and absolute discretion), commencing with the next applicable Payment Date and continuing on each Payment Date until such time as all Insurance Escrow Funds Waiver Conditions have again been met, Borrower shall deposit an amount equal to the product of (x) the resulting fraction where (A) the numerator is one (1), and (B) the denominator is the number of Payment Dates then remaining in the then current calendar year, and (y) the amount of Insurance Premiums that Lender reasonably estimates will be payable to obtain and subsequently retain policies of insurance which meet the requirements of Section 6.1, hereof. In addition to the foregoing, if Borrower fails to renew the policy or policies described in clause (ii) hereof by the date which is seven (7) days prior to the expiration thereof, Borrower agrees to notify Lender of such failure, and to keep Lender reasonably apprised of all developments in connection therewith, and if, following such notice, Lender reasonably believes that Borrower will be unable to bind the policy or policies described in clause (ii) prior to the expiration thereof, then Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Security Instrument and shall bear interest at the Default Rate.
7.2.6    Disbursements from Tax and Insurance Escrow Funds. Provided no Default or Event of Default has occurred and is continuing, Lender will apply the Tax and

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Insurance Escrow Funds to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof and under the Security Instrument. In making any payment relating to the Tax and Insurance Escrow Funds, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Escrow Funds shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Funds. Any amount remaining in the Tax and Insurance Escrow Funds after the Debt has been paid in full shall be promptly returned to Borrower. In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of the Property. If at any time Lender reasonably determines that the Tax and Insurance Escrow Funds are not or will not be sufficient to pay Taxes and Insurance Premiums by the due dates thereof, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and/or fourteen (14) days prior to expiration of the Policies, as the case may be. Notwithstanding the foregoing, for so long as each of the Insurance Escrow Funds Waiver Conditions is met, Lender shall not disburse any of the Tax and Insurance Escrow Funds for the purposes of paying Insurance Premiums.
Section 7.3    Replacements and Replacement Reserve.
7.3.2    Replacement Reserve Funds. Commencing on the Payment Date that that Debt Service Coverage Ratio for the Property is less than or equal to 1.30 to 1.0, calculated on a trailing three (3) month basis and thereafter until such time as the Debt Service Coverage Ratio is greater than 1.35 to 1.0, calculated on a trailing three (3) month basis, Borrower shall pay to Lender on each Payment Date the Replacement Reserve Monthly Deposit, which shall be used for replacements and repairs required to be made to the Property (collectively, the “Replacements”). Amounts so deposited shall hereinafter be referred to as Borrower’s “Replacement Reserve Funds” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Replacement Reserve Subaccount”.
7.3.3    Disbursements from Replacement Reserve Subaccount. Lender shall make disbursements from the Replacement Reserve Funds for the cost of Replacements incurred by Borrower upon satisfaction by Borrower of each of the following conditions with respect to each such disbursement: (a) Borrower shall submit Lender’s standard form of draw request for payment to Lender at least ten (10) Business Days prior to the date on which Borrower requests such payment be made, which request shall specify the Replacements to be paid and shall be accompanied by copies of paid invoices for the amounts requested; (b) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured; and (c) Lender shall have received (i) an Officer’s Certificate from Borrower (A) stating that the items to be funded by the requested disbursement are Replacements, and a description thereof, (B) stating that all Replacements to be funded by

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the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (C) identifying each Person that supplied materials or labor in connection with the Replacements to be funded by the requested disbursement, (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement (subject to commercially reasonable retention), (E) stating that the Replacements to be funded have not been the subject of a previous disbursement, (F) stating that all previous disbursements of Replacement Reserve Funds have been used to pay the previously identified Replacements, and (G) stating that all outstanding trade payables relating to the Replacements (other than those to be paid from the requested disbursement) have been paid in full, (ii) a copy of any license, permit or other approval by any Governmental Authority required in connection with the Replacements and not previously delivered to Lender, (iii) if required by Lender for requests in excess of $100,000.00 for a single item, lien waivers or other evidence of payment reasonably satisfactory to Lender and releases from all parties furnishing materials and/or services in connection with the requested payment, (iv) at Lender’s reasonable option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender, and (v) such other evidence as Lender shall reasonably request to demonstrate that the Replacements to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall make disbursements as requested by Borrower on a monthly basis in increments of no less than $5,000 per disbursement. Lender may require an inspection of the Property at Borrower’s expense during normal business hours with reasonable advance notice prior to making a monthly disbursement in order to verify completion of improvements in excess of $100,000 for which reimbursement is sought.
7.3.4    Balance in the Replacement Reserve Subaccount. The insufficiency of any balance in the Replacement Reserve Subaccount shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.
Section 7.4    Free Rent Reserve.
(e)    On the date hereof, Borrower shall deposit with Lender the amount of $3,155,000 for the purpose of creating a reserve to protect against the decreased Rents during the period (the “Free Rent Period”) that any free rent periods or rent abatements are in effect under the Warner Music Lease, which amount shall be deposited with and held by Lender pursuant to the terms hereof. All such amounts so deposited shall hereinafter be referred to as the “Free Rent Reserve Funds” and the account to which such amounts are held shall hereinafter be referred to as the “Free Rent Reserve Subaccount”.
(f)    On each Payment Date set forth on Schedule VI attached hereto, (A) provided that no Event of Default or Cash Management Period is then continuing, Lender shall disburse an amount equal to the amount so indicated on Schedule VI for such Payment Date directly into the Clearing Account, or (B) if a Cash Management Period is continuing (other than as a result of a continuance of an Event of Default (and no Event of Default is then otherwise continuing)), Lender shall apply an amount equal to the amount so indicated on Schedule VI for such Payment Date into the Deposit Account to be applied in accordance with Section 2.7.2(b) hereof.

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Section 7.5    Clear Channel Reserve.
7.5.1    Deposits of Clear Channel Reserve Funds. If Clear Channel does not execute and deliver a renewal or extension of the Clear Channel Lease with respect to all or any portion of the premises demised under the Clear Channel Lease on the date hereof (such portion of the premises demised under the Clear Channel Lease for which no such renewal or extension has been executed and delivered, the “Clear Channel Non-Renewal Premises”) on or prior to the date which is twelve (12) calendar months prior to the then effective expiration of the Clear Channel Lease, then, commencing on the first Payment Date following such date, Borrower shall pay to Lender on each Payment Date, for the next twelve (12) consecutive Payment Dates, an amount equal to one-twelfth of the aggregate of the full, unabated base rent attributable to the Clear Channel Non-Renewal Premises during the last full twelve months of the term of the Clear Channel Lease (such amount, the “Clear Channel Reserve Monthly Deposit”, which amounts shall be deposited with and held by Lender for reimbursement of the costs associated with re-tenanting the Clear Channel Non-Renewal Premises). All such amounts so deposited shall hereinafter be referred to as the “Clear Channel Reserve Funds” and the account to which such amounts are held shall hereinafter be referred to as the “Clear Channel Reserve Subaccount”. Notwithstanding the foregoing, so long as no Event of Default has occurred and is then continuing, Borrower shall not be required to make the Clear Channel Reserve Monthly Deposit to the Clear Channel Reserve Subaccount as set forth in this Section 7.5.1 to the extent that such deposits would cause the amount of Clear Channel Reserve Funds then on deposit in the Clear Channel Reserve Subaccount to exceed the sum of (x) with respect to any portion of the Clear Channel Non-Renewal Premises which are then subject to a Qualified Lease (such portion of the Clear Channel Non-Renewal Premises, the “Qualifying Clear Channel Space”), the sum of (i) one hundred and ten percent (110%) of the actual tenant improvements and Downtime (if any) for such Qualifying Clear Channel Space, plus (ii) the actual leasing commissions payable with respect to such Qualifying Clear Channel Space; provided however, if the quotient of (I) the sum of the immediately foregoing clauses (i) and (ii), and (II) the square footage of such portion of Clear Channel Non-Renewal Premises which are then subject to a Qualified Lease, exceeds forty (40), the sum of the immediately foregoing clauses (i) and (ii) shall be deemed to be a number which would yield a quotient of forty (40), plus (y) the product of (i) $40.00, multiplied by (ii) the difference between (A) the aggregate square footage of all Clear Channel Non-Renewal Premises, minus (B) the aggregate square footage of all Qualifying Clear Channel Space (the sum of the immediately foregoing clauses (x) and (y) as of any date, the “Clear Channel Reserve Funds Cap”); provided, however, that Borrower shall resume making deposits of Clear Channel Reserve Funds to the Clear Channel Reserve Subaccount to the extent that at any time the amount of Clear Channel Reserve Funds on deposit in the Clear Channel Reserve Subaccount falls below the Clear Channel Reserve Funds Cap.
7.5.2    Withdrawal of Clear Channel Reserve Funds. Lender shall make disbursements from the Clear Channel Reserve Funds for Approved Leasing Expenses incurred by Borrower in connection with the re-letting of the Clear Channel Non-Renewal Premises (the “Clear Channel Re-tenanting Expenses”), in accordance with the terms hereof upon satisfaction by Borrower of each of the following conditions with respect to each such disbursement: (a) Borrower shall submit Lender’s standard form of draw request for payment to Lender at least ten

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(10) Business Days prior to the date on which Borrower requests such payment be made, which request shall specify the Clear Channel Re-tenanting Expenses to be paid and shall be accompanied by copies of paid invoices for the amounts requested; (b) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured; (c) Lender shall have reviewed and approved the Lease giving rise to the Clear Channel Re-tenanting Expenses to be paid in accordance with the terms hereof, if such Lease requires Lender approval pursuant to the terms hereof; and (d) Lender shall have received (i) an Officer’s Certificate from Borrower (A) stating that the items to be funded by the requested disbursement are Clear Channel Re-tenanting Expenses, and a description thereof, (B) stating that all tenant improvements at the Property to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (C) identifying each Person that supplied materials or labor in connection with the tenant improvements to be funded by the requested disbursement or the broker entitled to the leasing commissions, (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement (subject to commercially reasonable retention), (E) stating that the Clear Channel Re-tenanting Expenses to be funded have not been the subject of a previous disbursement, (F) stating that all previous disbursements of Clear Channel Reserve Funds have been used to pay the previously identified Clear Channel Re-tenanting Expenses, and (G) stating that all outstanding trade payables relating to the Clear Channel Re-tenanting Expenses have been paid in full, (ii) a copy of any license, permit or other approval by any Governmental Authority required in connection with the tenant improvements and not previously delivered to Lender, (iii) if required by Lender for requests in excess of $100,000 for a single item, lien waivers or other evidence of payment reasonably satisfactory to Lender and releases from all parties furnishing materials and/or services in connection with the requested payment, (iv) at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender, and (v) such other evidence as Lender shall reasonably request to demonstrate that the Clear Channel Re-tenanting Expenses to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall make disbursements as requested by Borrower on a monthly basis in increments of no less than $5,000 per disbursement. Lender may require an inspection of the Property during normal business hours with reasonable advance notice at Borrower’s expense prior to making a monthly disbursement in order to verify completion of improvements in excess of $100,000 for which reimbursement is sought. Notwithstanding the foregoing, and provided no Default or Event of Default then exists, if, following the expiration of the Clear Channel Lease with respect to all of the premises demised thereunder, (x) the Debt Service Coverage Ratio for the Property then exceeds 1.10 to 1.0, calculated on a trailing three (3) month basis, Lender shall remit to Borrower any Clear Channel Reserve Funds then on deposit in the Clear Channel Reserve Subaccount in excess of the Clear Channel Reserve Funds Cap, and (y) the Debt Service Coverage Ratio for the Property ever exceeds 1.25 to 1.0, calculated on a trailing three (3) month basis, then Lender shall remit to Borrower all Clear Channel Reserve Funds then on deposit in the Clear Channel Reserve Subaccount.
Section 7.6    Warner Music Reserve.

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7.6.1    Deposits of Warner Music Reserve Funds. If Warner Music does not execute and deliver a renewal or extension of the Warner Music Lease with respect to all or any portion of the premises demised under the Warner Music Lease on the date hereof (such portion of the premises demised under the Warner Music Lease for which no such renewal or extension has been executed and delivered, the “Warner Music Non-Renewal Premises”) on or prior to the date which is fifteen (15) calendar months prior to the then effective expiration of the Warner Music Lease, then, commencing on the first Payment Date following such date, Borrower shall pay to Lender on each Payment Date, for the next fifteen (15) consecutive Payment Dates, an amount equal to one-fifteenth of the aggregate of the full, unabated base rent attributable to the Warner Music Non-Renewal Premises during the last full twelve months of the term of the Warner Music Lease (such amount, the “Warner Music Reserve Monthly Deposit”, which amounts shall be deposited with and held by Lender for reimbursement of the costs associated with re-tenanting the Warner Music Non-Renewal Premises). All such amounts so deposited shall hereinafter be referred to as the “Warner Music Reserve Funds” and the account to which such amounts are held shall hereinafter be referred to as the “Warner Music Reserve Subaccount”. Notwithstanding the foregoing, so long as no Event of Default has occurred and is then continuing, Borrower shall not be required to make the Warner Music Reserve Monthly Deposit to the Warner Music Reserve Subaccount as set forth in this Section 7.5.1 to the extent that such deposits would cause the amount of Warner Music Reserve Funds then on deposit in the Warner Music Reserve Subaccount to exceed the sum of (x) with respect to any portion of the Warner Music Non-Renewal Premises which are then subject to a Qualified Lease (such portion of the Warner Music Non-Renewal Premises, the “Qualifying Warner Music Space”), the sum of (i) one hundred and ten percent (110%) of the actual tenant improvements and Downtime (if any) for such Qualifying Warner Music Space, plus (ii) the actual leasing commissions payable with respect to such Qualifying Warner Music Space; provided however, if the quotient of (I) the sum of the immediately foregoing clauses (i) and (ii), and (II) the square footage of such portion of Warner Music Non-Renewal Premises which are then subject to a Qualified Lease, exceeds forty (40), the sum of the immediately foregoing clauses (i) and (ii) shall be deemed to be a number which would yield a quotient of forty (40), plus (y) the product of (i) $40.00, multiplied by (ii) the difference between (A) the aggregate square footage of all Warner Music Non-Renewal Premises, minus (B) the aggregate square footage of all Qualifying Warner Music Space (the sum of the immediately foregoing clauses (x) and (y) as of any date, the “Warner Music Reserve Funds Cap”); provided, however, that Borrower shall resume making deposits of Warner Music Reserve Funds to the Warner Music Reserve Subaccount to the extent that at any time the amount of Warner Music Reserve Funds on deposit in the Warner Music Reserve Subaccount falls below the Warner Music Reserve Funds Cap.
7.6.2    Withdrawal of Warner Music Reserve Funds. Lender shall make disbursements from the Warner Music Reserve Funds for Approved Leasing Expenses incurred by Borrower in connection with the re-letting of the Warner Music Non-Renewal Premises (the “Warner Music Re-tenanting Expenses”), in accordance with the terms hereof upon satisfaction by Borrower of each of the following conditions with respect to each such disbursement: (a) Borrower shall submit Lender’s standard form of draw request for payment to Lender at least ten (10) Business Days prior to the date on which Borrower requests such payment be made, which request shall specify the Warner Music Re-tenanting Expenses to be paid and shall be

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accompanied by copies of paid invoices for the amounts requested; (b) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured; (c) Lender shall have reviewed and approved the Lease giving rise to the Warner Music Re-tenanting Expenses to be paid in accordance with the terms hereof, if such Lease requires Lender approval pursuant to the terms hereof; and (d) Lender shall have received (i) an Officer’s Certificate from Borrower (A) stating that the items to be funded by the requested disbursement are Warner Music Re-tenanting Expenses, and a description thereof, (B) stating that all tenant improvements at the Property to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (C) identifying each Person that supplied materials or labor in connection with the tenant improvements to be funded by the requested disbursement or the broker entitled to the leasing commissions, (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement (subject to commercially reasonable retention), (E) stating that the Warner Music Re-tenanting Expenses to be funded have not been the subject of a previous disbursement, (F) stating that all previous disbursements of Warner Music Reserve Funds have been used to pay the previously identified Warner Music Re-tenanting Expenses, and (G) stating that all outstanding trade payables relating to the Warner Music Re-tenanting Expenses have been paid in full, (ii) a copy of any license, permit or other approval by any Governmental Authority required in connection with the tenant improvements and not previously delivered to Lender, (iii) if required by Lender for requests in excess of $100,000 for a single item, lien waivers or other evidence of payment reasonably satisfactory to Lender and releases from all parties furnishing materials and/or services in connection with the requested payment, (iv) at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender, and (v) such other evidence as Lender shall reasonably request to demonstrate that the Warner Music Re-tenanting Expenses to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall make disbursements as requested by Borrower on a monthly basis in increments of no less than $5,000 per disbursement. Lender may require an inspection of the Property during normal business hours with reasonable advance notice at Borrower’s expense prior to making a monthly disbursement in order to verify completion of improvements in excess of $100,000 for which reimbursement is sought. Notwithstanding the foregoing, and provided no Default or Event of Default then exists, if, following the expiration of the Warner Music Lease with respect to all of the premises demised thereunder, (x) the Debt Service Coverage Ratio for the Property then exceeds 1.10 to 1.0, calculated on a trailing three (3) month basis, Lender shall remit to Borrower any Warner Music Reserve Funds then on deposit in the Warner Music Reserve Subaccount in excess of the Warner Music Reserve Funds Cap, and (y) the Debt Service Coverage Ratio for the Property ever exceeds 1.25 to 1.0, calculated on a trailing three (3) month basis, then Lender shall remit to Borrower all Warner Music Reserve Funds then on deposit in the Warner Music Reserve Subaccount.
Section 7.7    Excess Cash Reserve Funds. Upon the occurrence and during the continuance of a Cash Trap Period, all Excess Cash shall be collected by Lender and all such amounts shall be held by Lender as additional security for the Loan (amounts so held shall be hereinafter referred to as the “Excess Cash Reserve Funds” and the account to which such

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amounts are held shall hereinafter be referred to as the “Excess Cash Reserve Subaccount”). At such time as any Cash Trap Period shall end, any funds held in the Excess Cash Reserve Subaccount shall be returned to Borrower.
Section 7.8    Payment Reserve. Contemporaneously with the execution hereof, Borrower has established with Lender a reserve in the aggregate amount of (i) the Monthly Debt Service Payment Amount due on the First Payment Date and (ii) amounts payable to Reserve Subaccounts on the First Payment Date (the “Payment Reserve”). Borrower understands and agrees that, notwithstanding the establishment of the Payment Reserve, all of the proceeds of the Loan have been, and shall be considered, fully disbursed and shall bear interest and be payable on the terms provided therein. For so long as no Event of Default has occurred and is continuing hereunder or under any of the other Loan Documents, Lender shall on the First Payment Date advance from the Payment Reserve to itself the amount of the Monthly Debt Service Payment Amount and amounts payable to Reserve Subaccounts under the Loan Documents on the First Payment Date. Amounts deposited in the Payment Reserve shall be referred to herein as Borrower’s “Payment Reserve Funds” and the account in which such amounts are held shall be referred to as Borrower’s “Payment Reserve Subaccount.”
Section 7.9    Reserve Funds, Generally.
(c)    Borrower (i) hereby grants to Lender a first priority security interest in all of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Subaccount as additional security for payment and performance of the Obligations and (ii) will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Reserve Funds, including, without limitation, filing or authorizing Lender to file UCC-1 financing statements and continuations thereof. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Obligations.
(d)    Upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the reduction of the Outstanding Principal Balance in any order in its sole discretion.
(e)    Borrower shall not further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 financing statements, except those naming Lender as the secured party, to be filed with respect thereto.
(f)    The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.  Reserve Funds or any funds deposited in any Reserve Subaccount may be deposited in interest-bearing accounts chosen by Borrower (except that funds deposited in the Tax and Insurance Reserve Subaccount may, at Lender’s or any Servicer’s election, be deposited in interest-bearing accounts chosen by Lender or any Servicer); provided that (i) Lender and/or Servicer may elect to deposit funds in the Tax and Insurance Reserve Subaccount independent of Borrower’s election with respect to other Reserve Funds, (ii) no Reserve Funds shall be invested except in Permitted Investments, (iii) Borrower shall select the Permitted Investments

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in which such funds shall be invested (other than with respect to funds deposited in the Tax and Insurance Reserve Subaccount, with respect to which Lender or Servicer shall select such Permitted Investments), except during the continuance of an Event of Default (in which case Lender or Servicer shall select such Permitted Investments), (iv) all interest earned or accrued thereon shall be for the account of Borrower (other than that with respect to the Tax and Insurance Reserve Subaccount, which shall be for the account of Lender (or, at Lender’s discretion, Servicer)), and (v) any interest or earnings for the account of Borrower shall not be paid to Borrower, but shall be retained by Lender or any Servicer, added to the balance of the applicable Reserve Subaccount, and treated as the applicable Reserve Funds are treated hereunder for all purposes.  Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest or income earned on the Reserve Funds. Borrower shall bear all reasonable costs associated with the investment of the sums in the account in Permitted Investments; provided, that such costs shall be deducted from the income or earnings on such investment, if any, and to the extent such income or earnings shall not be sufficient to pay such costs, such costs shall be paid by Borrower promptly on demand by Lender. Lender shall not be responsible and shall have no liability whatsoever for the rate of return earned or losses incurred on the investment of any Reserve Funds in Permitted Investments, and Borrower shall bear all such risk.
(g)    Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, out-of-pocket losses, actual damages (excluding punitive damages and consequential damages (other than punitive damages or consequential damages that are assessed against Lender, and other than any diminution in value or lost revenue which are in any way related to Hazardous Substances or Environmental Statutes)), obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established, unless the same arise solely by reason of the gross negligence or willful misconduct of Lender or its Servicer. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.
Section 7.10    Letters of Credit.
(j)    Notwithstanding anything to the contrary contained herein, Borrower may, at Borrower’s option, provide a Letter of Credit in lieu of any of the cash deposits required to be made pursuant to Sections 7.4, 7.5 or 7.6 above, provided that at all times the amount available to be drawn on such Letter of Credit is, equal to or greater than the aggregate amount of all cash deposits previously required to have been made thereunder but which in fact have not been made and otherwise meets all applicable requirements related thereto set forth herein. Other than in connection with any Letters of Credit delivered in connection with the closing of the Loan, Borrower shall give Lender no less than ten (10) business days prior written notice of Borrower’s election to deliver a Letter of Credit in lieu of a cash deposit required under Sections 7.4, 7.5 or 7.6 above and Borrower shall pay to Lender all of Lender’s reasonable out-of-pocket costs and expenses in connection therewith. No party other than Lender shall be entitled to draw on any such Letter of

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Credit. Upon ten (10) days prior written notice to Lender, Borrower may replace a Letter of Credit with a cash deposit to the applicable Reserve Fund. Prior to the return of a Letter of Credit, Borrower shall deposit an amount equal to the amount that would have accumulated in the applicable Reserve Fund in accordance with this Agreement if such Letter of Credit had not been delivered. In no event shall Lender be required to disburse Reserve Funds if in lieu of depositing amounts in the applicable Reserve, Borrower posted a Letter of Credit Borrower shall pay all cost, expenses and fees relating to any assignment of the Letter of Credit to Lender and/or from Lender to its successors and assigns.
(k)    Each Letter of Credit delivered hereunder shall be additional security for the payment of the Debt. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit and/or such draws to payment of the Debt in such order, proportion or priority as Lender may determine. Any such application to the Debt shall be subject to the terms and conditions hereof relating to application of sums to the Debt. Lender shall have the additional rights to draw in full any Letter of Credit: (i) if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least fifteen (15) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (ii) if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least fifteen (15) days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided at least fifteen (15) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (iii) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions hereof or a substitute Letter of Credit is provided by no later than fifteen (15) days prior to such termination); (iv) if Lender has received notice or otherwise reasonably believes that the bank issuing the Letter of Credit shall cease to be an Approved Bank and Borrower has not substituted a Letter of Credit from an Approved Bank within fifteen (15) days after notice from Lender advising Borrower of its belief that the issuer is no longer an Approved Bank (as applicable); and/or (v) if the bank issuing the Letter of Credit shall fail, within forty-five (45) days of such request therefor to (A) issue a replacement Letter of Credit in the event the original Letter of Credit has been lost, mutilated, stolen and/or destroyed or (B) consent to the transfer of the Letter of Credit to any Person designated by Lender. If Lender draws upon a Letter of Credit pursuant to the terms and conditions of this Agreement, provided no Event of Default exists, Lender shall deposit such funds in the applicable Reserve(s) for which such Letter of Credit was established. Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw any Letter of Credit upon the happening of an event specified herein and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the Letter of Credit.
(l)    If at any time the undrawn face amount (that remains available to be drawn) of a Letter of Credit posted in lieu of a particular cash deposit exceeds the amount of such cash deposit required to be kept according to the terms of this Agreement (the applicable cash deposit, the “Required Amount”), then upon ten (10) days prior written notice, (i) Borrower may replace such Letter of Credit with a replacement Letter of Credit that satisfies the requirements of this Agreement, provided that the undrawn face amount of the replacement Letter of Credit that

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remains available to be drawn by Lender shall be equal to or greater than the applicable Required Amount, (ii) Lender will reasonably cooperate with Borrower in agreeing to permit the issuer thereof to reduce the undrawn face amount of such Letter of Credit, provided that the undrawn face amount thereof available to be drawn by Lender, following the reduction, shall be equal to or greater than the applicable Required Amount, or (iii) if the applicable cash deposit required to be kept is zero according to the terms of this Agreement, Lender shall reasonably cooperate with Borrower in effectuating the return of, and consenting to the issuer’s cancellation of, such Letter of Credit, in each case at Borrower’s sole cost and expense and provided same does not result in any liability of or obligation on Lender.
ARTICLE VIII.

DEFAULTS
Section 8.1    Event of Default.
(a)    Each of the following events shall constitute an event of default hereunder (an “Event of Default”):
(i)    (A) if Borrower fails to pay the Monthly Debt Service Payment Amount when due or fails to repay the entire outstanding principal balance of the Note in full on the Maturity Date, and/or (B) Borrower shall fail to pay when due (x) any payment required under Sections 7.2, 7.3, 7.5, 7.6 or 7.7 hereof, or (y) any other portion of the Debt; provided that, with respect to this clause (B), such non-payment continues for five (5) days following notice to Borrower that the same is due and payable;
(ii)    if any of the Taxes or Other Charges are not paid when the same are due and payable (unless Lender is paying such Taxes pursuant to Section 7.2), subject to the provisions of Section 2.7.3 and Section 5.1.2 hereof;
(iii)    if the Policies are not kept in full force and effect, or if copies of the certificates evidencing the Policies (or certified copies of the Policies if requested by Lender) are not delivered to Lender within thirty (30) days after written request therefor, which period may be extended upon request of Borrower, provided Borrower is diligently pursuing such certificates (or certified copies of the Policies, as the case may be), such additional period not to exceed ninety (90) days; provided, however, there shall be no Event of Default under this Section 8.1(a)(iii) if: (x) sufficient funds exist in the Tax and Insurance Reserve Subaccount to pay all premiums and any other amounts owing with respect to such Policies, and (y) in violation of this Agreement, Lender fails to release such funds in order to pay same;
(iv)    if Borrower Transfers or otherwise encumbers any portion of the Property or the Collateral in violation of the provisions of this Agreement, or Article 6 of the Security Instrument or any Transfer is made in violation of the provisions of Section 5.2.10 hereof;

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(v)    if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender by or on behalf of any Restricted Party shall have been false or misleading in any material respect as of the date the representation or warranty was made or deemed remade;
(vi)    if Borrower shall (i) make an assignment for the benefit of creditors or (ii) generally not be paying its debts as they become due;
(vii)    if a receiver, liquidator or trustee shall be appointed for Borrower or Guarantor, or if Borrower or Guarantor shall be adjudicated bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to Federal bankruptcy law, or any similar Federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or Guarantor, or if any proceeding for the dissolution or liquidation of Borrower or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or Guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days;
(viii)    if Guarantor or any guarantor or indemnitor under any guaranty or indemnity issued in connection with the Loan shall make an assignment for the benefit of creditors or if a receiver, liquidator or trustee shall be appointed for Guarantor or any guarantor or indemnitor under any guarantee or indemnity issued in connection with the Loan or if Guarantor or such other guarantor or indemnitor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to Federal bankruptcy law, or any similar Federal or state law, shall be filed by or against, consented to, or acquiesced in by, Guarantor or such other guarantor or indemnitor, or if any proceeding for the dissolution or liquidation of Guarantor or such other guarantor or indemnitor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Guarantor or such other guarantor or indemnitor, upon the same not being discharged, stayed or dismissed within ninety  (90) days; provided, further, however, it shall be at Lender’s option to determine whether any of the foregoing shall be an Event of Default;
(ix)    if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
(x)    if Borrower breaches any representation, warranty or covenant contained in Section 4.1.30 or any of its respective negative covenants contained in Section 5.2 or any covenant contained in Section 5.1.11 hereof (subject, with respect to Section 5.1.11(k), to the cure period set forth in Section 5.1.11(k));
(xi)    with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

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(xii)    if any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in any Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect unless such matter is cured in a timely manner;
(xiii)    if a material default has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement) and if such default permits the Manager thereunder to terminate or cancel the Management Agreement (or any Replacement Management Agreement) and Borrower fails to comply with Section 5.1.22 hereof;
(xiv)    if Borrower shall continue to be in Default under any of the terms, covenants or conditions of Section 9.1 hereof, or fails to cooperate with Lender in connection with a Securitization pursuant to the provisions of Section 9.1 hereof, for three (3) days after written notice to Borrower from Lender;
(xv)    if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xiv) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days;
(xvi)    if there shall be default under any of the other Loan Documents not specified in clauses (i) through (xv), above, beyond any applicable cure periods contained in such documents, whether as to any Restricted Party or the Property, or if any act, omission or event occurs that, pursuant to the express terms of any Loan Document results in an “Event of Default” under this Agreement.
(b)    Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above), in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, subject to applicable laws, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including, without limitation, declaring the Obligations to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and all Other Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or

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demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.
8.1.7    Remedies.
(a)    Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by applicable law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents.
(b)    With respect to Borrower and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Property for the satisfaction of any of the Debt in any preference or priority, and Lender may seek satisfaction out of the Property, or any part thereof, in its absolute discretion in respect of the Debt.
(c)    Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, that Lender agrees not to utilize such power of attorney for the purposes stated in the foregoing clause of this Section 8.1.2 (c) unless (i) Lender has requested that Borrower take an action or execute a document for the purposes stated in the foregoing clause of this Section 8.1.2 (c) and, after five (5) Business Days, Borrower has failed to do so, (ii) an Event of Default has occurred and is continuing, or (iii) Lender reasonably believes its rights under any Loan Document or the Collateral or the value of the Collateral are under an imminent threat of being impaired. Except as may be required in connection with a Securitization pursuant to Section 9.1 hereof, (I) Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, and (II) the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents

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and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.
(d)    Intentionally Omitted.
(e)    Any amounts recovered from the Property or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.
(f)    If an Event of Default exists, Lender may (directly or by its agents, employees, contractors, engineers, architects, nominees, attorneys or other representatives), but without any obligation to do so and without notice to Borrower and without releasing Borrower from any obligation hereunder, cure the Event of Default in such manner and to such extent as Lender may deem necessary to protect the security hereof. Subject to Tenant’ rights under the Leases, Lender (and its agents, employees, contractors, engineers, architects, nominees, attorneys or other representatives) are authorized to enter upon the Property to cure such Event of Default, and Lender is authorized to appear in, defend, or bring any action or proceeding reasonably necessary to maintain, secure or otherwise protect the Property or the priority of the Lien granted by the Security Instrument.
(g)    Lender may, (i) at any time, appear in and defend any action or proceeding brought with respect to the Property, and, (ii) upon the occurrence and during the continuance of an Event of Default, or if Lender reasonably believes its rights under any Loan Document or the Collateral or the value of the Collateral are under an imminent threat of being impaired, may bring any action or proceeding, in the name and on behalf of Borrower, which Lender, in its sole discretion, decides should be brought to protect its interest in the Property. Lender shall, at its option, be subrogated to the Lien of any mortgage or other security instrument discharged in whole or in part by the Obligations, and any such subrogation rights shall constitute additional security for the payment of the Obligations.
(h)    As used in this Section 8.1.2, a “foreclosure” shall include, without limitation, a power of sale in accordance with applicable laws .
8.1.8    Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

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ARTICLE IX.

SPECIAL PROVISIONS
Section 9.1    Transfer of Loan. Lender may, at any time, sell, transfer or assign this Agreement, the Note, the Security Instrument and the other Loan Documents, and any or all servicing rights with respect thereto, or grant participations therein or issue mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement (the “Securities”) (such sales, participation, offering and/or placement, collectively, a “Securitization”). Lender may forward to each purchaser, transferee, assignee, servicer, participant or investor in such participations or Securities (collectively, the “Investor”) or any Rating Agency rating such Securities, each prospective Investor, and any organization maintaining databases on the underwriting and performance of commercial mortgage loans, all documents and information which Lender now has or may hereafter acquire relating to the Loan or to Borrower, any Guarantor or the Property, whether furnished by Borrower, any Guarantor or otherwise, as Lender determines reasonably necessary or desirable, including, without limitation, financial statements relating to Borrower, Guarantor, the Property and any Tenant at the Property. Borrower irrevocably waives any and all rights it may have under law or in equity to prohibit such disclosure, including but not limited to any right of privacy.
Section 9.2    Cooperation. Borrower and Guarantor agree to reasonably cooperate with Lender (and agree to cause their respective officers and representatives to reasonably cooperate) in connection with any transfer made or any Securities created pursuant to this Article IX, including, without limitation, the taking, or refraining from taking, of such action as may be necessary to satisfy all of the conditions of any Investor, the delivery of an estoppel certificate required in accordance with Section 5.1.15 hereof and such other documents as may be reasonably requested by Lender, and the execution of amendments to this Agreement, the Note, the Security Instrument and other Loan Documents and Borrower’s organizational documents as reasonably requested by Lender; provided that the reasonable, actual, out-of-pocket costs incurred for such cooperation (including without limitation the payment of any applicable mortgage recording taxes or title insurance premiums), in excess of $12,500.00, incurred by Borrower and Guarantor, in the aggregate, shall be paid by Lender and no changes to the Loan Documents shall be required which materially modify or increase the liability, or impair or diminish the rights of Borrower or Guarantor. Borrower shall also furnish and Borrower and Guarantor consent to Lender furnishing to such Investors or prospective Investors or any Rating Agency any and all information concerning the Property, the Leases, the financial condition of Borrower and Guarantor as may be reasonably requested by Lender, any Investor, any prospective Investor or any Rating Agency in connection with any sale, transfer or Participations or Securities and shall indemnify the Indemnified Parties against, and hold the Indemnified Parties harmless from, any actual out-of-pocket losses, claims, damages (excluding punitive damages and consequential damages (other than punitive damages or consequential damages that are assessed against an Indemnified Party, and other than any diminution in value or lost revenue which are in any way related to Hazardous Substances or Environmental Statutes)) or liabilities (collectively, the “Liabilities”) to which any such Indemnified Parties may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or untrue statement

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of any material fact contained in a Disclosure Document or arise out of or are based upon the omission or omission to state therein a material fact required to be stated in the Disclosure Document or necessary in order to make the statements in the Disclosure Document, in light of the circumstances under which they were made, not misleading and agreeing to reimburse the Indemnified Parties for any legal or other expenses reasonably incurred by each of them in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under this Section 9.2 only to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Borrower, operating statements and rent rolls with respect to the Property. This indemnity agreement will be in addition to any liability which Borrower may otherwise have and shall survive the termination of the Security Instrument and the satisfaction and discharge of the Debt.
Section 9.3    Servicer. At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, servicing agreement, special servicing agreement or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer. Borrower shall be responsible for any reasonable set up fees or any other initial costs relating to or arising under the Servicing Agreement, but Borrower shall not be responsible for payment of the regular monthly master servicing fee or trustee fee due to Servicer under the Servicing Agreement or any fees or expenses required to be borne by, and not reimbursable to, Servicer. Notwithstanding the foregoing, Borrower shall promptly reimburse Lender on demand for (a) interest payable on advances made by Servicer with respect to delinquent debt service payments or expenses paid by Servicer or trustee in respect of the protection and preservation of the Property (including, without limitation, on account of Basic Carrying Costs), (b) all costs and expenses, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees payable by Lender to Servicer which may be due and payable under the Servicing Agreement (whether on a periodic or a continuing basis) as a result of an Event of Default under the Loan, the Loan becoming specially serviced, the commencement or continuance of any enforcement action of any kind with respect to the Loan or any of the Loan Documents, a refinancing or a restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” of the Loan Documents, or any Bankruptcy Action involving Borrower, Guarantor or any of their respective principals or Affiliates, (c) all costs and expenses of any Property inspections and/or appraisals (or any updates to any existing inspection or appraisal) that Servicer or the trustee may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement), and (d) all reasonable costs and expenses relating to or arising from any special requests made by Borrower or Guarantor during the term of the Loan including, without limitation, in connection with a prepayment, defeasance, assumption or modification of the Loan.

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Section 9.4    Restructuring of Loan.
(c)    Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right at any time to require Borrower to restructure the Loan into additional multiple notes (which may include component notes and/or senior and junior notes), to re-allocate principal among component notes and/or senior and junior notes and/or to create participation interests in the Loan, which restructuring may include the restructuring of a portion of the Loan to one or more of the foregoing or to one or more mezzanine loans (the “New Mezzanine Loan”) to the newly-formed direct or indirect owners of the equity interests in Borrower, secured by a pledge of such interests, the establishment of different interest rates and debt service payments for the Loan, and the New Mezzanine Loan and the payment of the Loan, and the New Mezzanine Loan in such order of priority as may be designated by Lender; provided that (i) the total principal amounts of the Loan (including any component notes), and the New Mezzanine Loan shall equal the total principal amount of the Loan immediately prior to the restructuring, (ii) except in the case of the occurrence of an Event of Default or a default beyond all notice and cure periods under the New Mezzanine Loan, or of a Casualty or Condemnation that results in the payment of principal under the Loan and/or the New Mezzanine Loan, the weighted average interest rate of the Loan and the New Mezzanine Loan, if any, shall, in the aggregate, equal the Interest Rate, and (iii) except in the case of the occurrence of an Event of Default and/or a default beyond all notice and cure periods under the New Mezzanine Loan, or of a Casualty or Condemnation that results in the payment of principal under the Loan and/or the New Mezzanine Loan, the aggregate debt service payments on the Loan and the New Mezzanine Loan shall equal the aggregate debt service payments which would have been payable under the Loan had the restructuring not occurred.
(d)    Borrower shall cooperate with all reasonable requests of Lender in order to restructure the Note, the Loan and/or to create a New Mezzanine Loan, if applicable, and shall, upon ten (15) Business Days written notice from Lender, which notice shall include the forms of documents for which Lender is requesting execution and delivery, and further provided that such forms are substantially the same as the Loan Documents with any changes required to reflect the structure of the transaction and a pledge agreement and any related documents in the Lender’s standard form, (i) execute and deliver such documents, including, without limitation, in the case of any New Mezzanine Loan, a mezzanine note, a mezzanine loan agreement, a pledge and security agreement and a mezzanine deposit account agreement, (ii) cause Borrower’s counsel to deliver such legal opinions, and (iii) create such a bankruptcy remote borrower under the New Mezzanine Loan as, in each of the cases of clauses (i), (ii) and (iii) above, shall be reasonably required by Lender and required by any Rating Agency in connection therewith, all in form and substance reasonably satisfactory to Lender, including, without limitation, the severance of this Agreement, the Security Instrument and the other Loan Documents if requested; provided, however, but subject to Section 9.4(a)(ii) and (iii) hereof, any such amendments required by Lender shall not result in any economic changes or other adverse change in the transaction contemplated by this Agreement or the other Loan Documents and no changes to the Loan Documents shall be required which modify or increase the liability, or impair or diminish the rights of Borrower or Guarantor. It is expressly understood and agreed by Borrower and Lender that the mere change in structure contemplated by this Section 9.4(b) shall not, in and of itself, be deemed to result in any economic changes or other

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adverse change in the transaction contemplated by this Agreement or the other Loan Documents or to modify or increase the liability, or impair or diminish the rights of Borrower or Guarantor.
(e)    Notwithstanding anything to the contrary contained herein, the reasonable, actual out-of-pocket costs incurred by Borrower and Guarantor for cooperation in connection with, and preparation of any financial or other data or statements required in connection with, either this Section 9.4, or a Securitization pursuant to Section 9.1 hereof (including without limitation the payment of any applicable mortgage recording taxes or title insurance premiums), in excess of $12,500.00, in the aggregate, shall be paid by Lender.
(f)    In the event Borrower fails to execute and deliver such documents described in this Section 9.4 to Lender within ten (10) Business Days following such written notice by Lender, and Lender sends a second notice to Borrower with respect to the delivery of such documents containing a legend clearly marked in not less than fourteen (14) point bold face type, underlined, in all capital letters “POWER OF ATTORNEY IN FAVOR OF LENDER DEEMED EFFECTIVE FOR EXECUTION AND DELIVERY OF DOCUMENTS IF NO RESPONSE WITHIN 10 BUSINESS DAYS”, Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such transactions, Borrower ratifying all that such attorney shall do by virtue thereof, if Borrower fails to execute and deliver such documents within ten (10) Business Days of receipt of such second notice. It shall be an Event of Default if Borrower fails to comply with any of the terms, covenants or conditions of this Section 9.4 after the expiration of ten (10) Business Days after the second notice thereof.
ARTICLE X.

MISCELLANEOUS
Section 10.1    Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Obligations are outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.
Section 10.2    Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.
Section 10.3    Governing Law.

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(g)    THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
(h)    ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:
C T Corporation System
111 Eighth Avenue,
New York, NY 10011

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AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTION.
Section 10.4    Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.
Section 10.5    Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.
Section 10.6    Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier

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(with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a notice to the other parties hereto in the manner provided for in this Section 10.6):

If to Lender:	JEFFERIES LOANCORE LLC c/o LoanCore Capital
80 Field Point Road
Greenwich, Connecticut 06830
Attention.: Perry Gershon
Facsimile No.:(203) 861-6006

with a copy to:	Kaye Scholer LLP 425 Park Avenue New York, New York 10022 Attention: Stephen Gliatta, Esq. Facsimile No.: (212) 836-8689

If to Borrower:	c/o Hudson Pacific Properties, L.P. 11601 Wilshire Boulevard, Suite 1600 Los Angeles, California 90025 Attention: Alex Vouvalides / Mark Lammas Facsimile No.: (310) 445-5710

With a copy to:	Gibson, Dunn & Crutcher LLP 2029 Century Park East Los Angeles, CA 90067 Attention: Jesse Sharf Facsimile No.: (213) 229-6638
A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming. Any failure to deliver a notice by reason of a change of address not given in accordance with this Section 10.6, or any refusal to accept a notice, shall be deemed to have been given when delivery was attempted. Any notice required or permitted to be given by any party hereunder or under any other Loan Document may be given by its respective counsel. Additionally, any notice required or permitted to be given by Lender hereunder or under any other Loan Document may also be given by the Servicer.
Section 10.7    Judicial Reference. BORROWER AND LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ANY ACTION TO RESOLVE A DISPUTE RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE LOAN SHALL BE DETERMINED BY JUDICIAL REFERENCE PURSUANT TO SECTION 638, ET SEQ., OF THE CALIFORNIA CODE OF CIVIL PROCEDURE AND BORROWER AND

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LENDER SHALL ATTEMPT TO SELECT AND PROPOSE JOINTLY TO THE COURT A MUTUALLY AGREEABLE RETIRED JUDGE AS A REFEREE AND, FAILING THAT, EACH OF BORROWER AND LENDER SHALL RECOMMEND TO THE COURT A LIST OF RETIRED JUDGES WHO MAY SERVE AS THE REFEREE. BORROWER AND LENDER KNOWINGLY AND IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION TO RESOLVE ANY DISPUTE RELATING TO OR ARISING OUT OF THIS AGREEMENT, THE LOAN, OR ANY PART THEREOF; AND IN CONNECTION WITH THIS AGREEMENT AND THE LOAN, EACH OF BORROWER AND LENDER REPRESENTS THAT IT HAS DISCUSSED SUCH WAIVER WITH ITS OWN INDEPENDENT COUNSEL AND HAS RELIED ON ADVICE OF ITS COUNSEL AND MAKES SUCH WAIVER KNOWINGLY AND VOLUNTARILY.
Section 10.8    Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 10.9    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 10.10    Preferences. Subject to any express terms of the Loan Documents to the contrary, Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Debt. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or Federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
Section 10.11    Waiver of Notice. Borrower hereby expressly waives, and shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.
Section 10.12    Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted

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reasonably shall be determined by an action seeking declaratory judgment. Further, it is agreed Lender shall not be in default under this Agreement, or under any other Loan Document, unless a written notice specifically setting forth the claim of Borrower shall have been given to Lender within thirty (30) days after Borrower first had knowledge of the occurrence of the event which Borrower alleges gave rise to such claim and Lender does not remedy or cure the default, if any there be, promptly thereafter. Failure to give such notice shall constitute a waiver of such claim.
Section 10.13    Expenses; Indemnity.
(c)    Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of notice from Lender for all actual out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions reasonably requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, either in response to third party claims or in prosecuting or defending any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property (including any fees and expenses reasonably incurred by or payable to Servicer or a trustee in connection with the transfer of the Loan to a special servicer upon Servicer’s anticipation of a Default or Event of Default, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees and interest payable on advances made by the Servicer with respect to delinquent debt service payments or expenses of curing Borrowers’ defaults under the Loan Documents), or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings or any other amounts required under Section 9.3; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent (x) Lender is responsible for the payment of such costs and expenses pursuant to the express terms of the Loan Documents, or (y) the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any

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cost and expenses due and payable to Lender may be paid from any amounts in the Clearing Account or the Deposit Account, as applicable.
(d)    Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all other liabilities, obligations, losses, damages (excluding punitive damages and consequential damages (other than punitive damages or consequential damages that are assessed against an Indemnified Party, and other than any diminution in value or lost revenue which are in any way related to Hazardous Substances or Environmental Statutes)), penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Indemnified Party in any manner relating to or arising out of (i) any breach by Borrower of its Obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (the liabilities, losses, costs, expenses and other matters described in this subparagraph (b), collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to an Indemnified Party hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties.
(e)    Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any reasonable fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.
(f)    Borrower shall indemnify, defend and hold harmless each Indemnified Party against any liabilities, obligations, losses, damages (excluding punitive damages and consequential damages (other than punitive damages or consequential damages that are assessed against an Indemnified Party, and other than any diminution in value or lost revenue which are in any way related to Hazardous Substances or Environmental Statutes)), penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel) to which each such Indemnified Party may become subject (i) in connection with any indemnification to the Rating Agencies in connection with issuing, monitoring or maintaining the Securities and (ii) insofar as the liabilities, losses, damages, actions costs and expenses so incurred arise out of or are based upon any untrue statement of any material fact in any information provided by or on behalf of the Borrower or Guarantor to the Rating Agencies (the “Covered Rating Agency Information”) or arise out of or are based upon the omission to state a material fact in the Covered Rating Agency Information required to be stated

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therein or necessary in order to make the statements in the Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading.
Section 10.14    Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
Section 10.15    Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
Section 10.16    No Joint Venture or Partnership; No Third Party Beneficiaries.
(a)    Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.
(b)    This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the Obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.
Section 10.17    Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender or any of its Affiliates shall be subject to the prior approval of Lender, not to be unreasonably withheld; provided, however, that no such approval requirement shall be applicable with respect to any disclosures required to be made by Borrower or its parent pursuant to applicable law.
Section 10.18    Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the

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Property, or to a sale in inverse order of alienation in the event of foreclosure of the Security Instrument, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.
Section 10.19    Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.
Section 10.20    Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.
Section 10.21    Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement other than Eastdil Secured. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s reasonable attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.
Section 10.22    Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, the Loan Application and Term Sheet dated October 16, 2012 between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

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Section 10.23    Cumulative Rights. All of the rights of Lender under this Agreement hereunder and under each of the other Loan Documents and any other agreement now or hereafter executed in connection herewith or therewith, shall be cumulative and may be exercised singly, together, or in such combination as Lender may determine in its sole judgment.
Section 10.24    Counterparts. This Agreement may be executed in several counterparts, each of which when executed and delivered is an original, but all of which together shall constitute one instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart which is executed by the party against whom enforcement of this Agreement is sought.
Section 10.25    Time is of the Essence. Time is of the essence of each provision of this Agreement and the other Loan Documents.
Section 10.26    Consent of Holder. Wherever this Agreement refers to Lender’s consent or discretion or other rights, such references to Lender shall be deemed to refer to any holder of the Loan. The holder of the Loan may from time to time appoint a trustee or Servicer, and Borrower shall be entitled to rely upon written instructions executed by a purported officer of the holder of the Loan as to the extent of authority delegated to any such trustee or Servicer from time to time and determinations made by such trustee or Servicer to the extent identified a within the delegated authority of such trustee or Servicer, unless and until such instructions are superseded by further written instructions from the holder of the Loan.
Section 10.27    Successor Laws. Any reference in this Agreement to any statute or regulation shall be deemed to include any successor statute or regulation.
Section 10.28    Reliance on Third Parties. Lender may perform any of its responsibilities hereunder through one or more agents, attorneys or independent contractors. In addition, Lender may conclusively rely upon the advice or determinations of any such agents, attorneys or independent contractors in performing any discretionary function under the terms of this Agreement.
Section 10.29    Joint and Several Liability. Lender and Borrower acknowledge and agree that as of the date hereof, there is only one Borrower under this Agreement and, as a result, the remaining clauses (a) through (g) of this Section 10.29 have no effect as of the date hereof; provided, however, that if at any time more than one Person becomes subject to this Agreement as “Borrower,” then (i) the representations, covenants, warranties and obligations of all such Persons hereunder shall be joint and several, (ii) from such date, each entity that constitutes Borrower (for purposes of this Section 10.29 only, each a “Borrower” and collectively, “Borrowers”) acknowledges and agrees that it shall be jointly and severally liable for the Loan and all other Obligations arising under this Agreement and/or any of the other Loan Documents, and (iii) in furtherance thereof, as of such date, each Borrower acknowledges and agrees as follows:
(e)    For the purpose of implementing the joint borrower provisions of the Loan Documents, each Borrower hereby irrevocably appoints each other Borrower as its agent and

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attorney-in-fact for all purposes of the Loan Documents, including the giving and receiving of notices and other communications.
(f)    To induce Lender to make the Loan, and in consideration thereof, each Borrower hereby agrees to indemnify Lender against, and hold Lender harmless from, any and all liabilities, expenses, losses, damages and/or claims of damage or injury asserted against Lender by any Borrower or by any other Person arising from or incurred by reason of (i) reliance by Lender on any requests or instructions from any Borrower, or (ii) any other action taken by Lender in good faith with respect to this Agreement or the other Loan Documents.
(g)    Each Borrower acknowledges that the liens and security interests created or granted herein and by the other Loan Documents will secure the Obligations of all Borrowers under the Loan Documents and, in full recognition of that fact, each Borrower consents and agrees that the Lender may, at any time and from time to time, without notice or demand, and without affecting the enforceability or security hereof or of any other Loan Document:
(i)    agree with any Borrower to supplement, modify, amend, extend, renew, accelerate, or otherwise change the time for payment or the terms of the Obligations or any part thereof, including any increase or decrease of the rate(s) of interest thereon;
(ii)    agree with any Borrower to supplement, modify, amend or waive, or enter into or give any agreement, approval or consent with respect to, the Obligations or any part thereof or any of the Loan Documents or any additional security or guaranties, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder;
(iii)    accept new or additional instruments, documents or agreements in exchange for or relative to any of the Loan Documents or the Obligations or any part thereof;
(iv)    accept partial payments on the Obligations;
(v)    receive and hold additional security or guaranties for the Obligations or any part thereof;
(vi)    release, reconvey, terminate, waive, abandon, subordinate, exchange, substitute, transfer and enforce any security for or guaranties of the Obligations, and apply any security and direct the order or manner of sale thereof as Lender, in its sole and absolute discretion may determine;
(vii)    release any Person or any guarantor from any personal liability with respect to the Obligations or any part thereof; or
(viii)    settle, release on terms satisfactory to Lender or by operation of applicable laws or otherwise liquidate or enforce any Obligations and any security therefor or guaranty thereof in any manner, consent to the transfer of any such security and bid and purchase at any sale; and consent to the merger, change or any other restructuring or termination of the corporate existence of any Borrower or any other Person, and

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correspondingly restructure the obligations of such Borrower or other Person, and any such merger, change, restructuring or termination shall not affect the liability of any Borrower or the continuing existence of any lien or security interest hereunder, under any other Loan Document to which any Borrower is a party or the enforceability hereof or thereof with respect to all or any part of the Obligations.
(h)    Upon the occurrence of and during the continuance of any Event of Default, Lender may enforce this Agreement and the other Loan Documents independently as to each Borrower and independently of any other remedy or security Lender at any time may have or hold in connection with the Obligations, and in collecting on the Loan it shall not be necessary for Lender to marshal assets in favor of any Borrower or any other Person or to proceed upon or against and/or exhaust any other security or remedy before proceeding to enforce this Agreement and the other Loan Documents. Each Borrower expressly waives any right to require Lender, in connection with Lender’s efforts to obtain repayment of the Loan and Other Obligations, to marshal assets in favor of any Borrower or any other Person or to proceed against any other Person or any collateral provided by any other Person, and agrees that Lender may proceed against any Persons and/or collateral in such order as it shall determine in its sole and absolute discretion in connection with Lender’s efforts to obtain repayment of the Loan and other Obligations. Lender may file a separate action or actions against each Borrower to enforce the Obligations, whether action is brought or prosecuted with respect to any other security or against any other Person, or whether any other Person is joined in any such action or actions. Each Borrower agrees that Lender, each Borrower and/or any other Person may deal with each other in connection with the Obligations or otherwise, or alter any contracts or agreements now or hereafter existing between any of them, in any manner whatsoever, all without in any way altering or affecting the security of this Agreement or the other Loan Documents. The rights of Lender hereunder and under the other Loan Documents shall be reinstated and revived, and the enforceability of this Agreement and the other Loan Documents shall continue, with respect to any amount at any time paid on account of the Obligations which thereafter shall be required to be restored or returned by Lender as a result of the bankruptcy, insolvency or reorganization of any Borrower or any other Person, or otherwise, all as though such amount had not been paid. The enforceability of this Agreement and the other Loan Documents at all times shall remain effective even though any or all Obligations, or any other security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against any Borrower or any other Person and whether or not any Borrower or any other Person shall have any personal liability with respect thereto. Each Borrower expressly waives any and all defenses to the enforcement of its Obligations under the Loan Documents now or hereafter arising or asserted by reason of (i) any disability or other defense of any Borrower or any other Person with respect to the Obligations, (ii) the unenforceability or invalidity of any security or guaranty for the Obligations or the lack of perfection or continuing perfection or failure of priority of any security for the Obligations, (iii) the cessation for any cause whatsoever of the liability of any Borrower or any other Person (other than by reason of the full and final payment and performance of all Obligations), (iv) any failure of Lender to marshal assets in favor of any of the Borrowers or any other Person, (v) any failure of Lender to give notice of sale or other disposition of any Collateral for the Obligations to any Borrower or to any other Person or any defect in any notice that may be given in connection with any such sale or disposition, (vi) any failure of Lender to comply in any non-material respect with applicable laws in connection with the sale or other disposition of any collateral

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or other security for any Obligation, (vii) any act or omission of Lender or others that directly or indirectly results in or aids the discharge or release of any Borrower or of any other Person or of any of the Obligations or any other security or guaranty therefor by operation of law or otherwise, (viii) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation, (ix) any failure of Lender to file or enforce a claim in any bankruptcy or similar proceeding with respect to any Person, (x) the election by Lender, in any bankruptcy or similar proceeding of any Person, of the application or non-application of Section 1111(b)(2) of the Bankruptcy Code, (xi) any extension of credit or the grant of any lien under Section 364 of the Bankruptcy Code except to the extent otherwise provided in this Agreement, (xii) any use of cash collateral under Section 363 of the Bankruptcy Code, (xiii) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy or similar proceeding of any Person, (xiv) the avoidance of any lien or security interest in favor of Lender securing the Obligations for any reason, or (xv) any bankruptcy or similar proceeding commenced by or against any Person, including any discharge of, or bar or stay against collecting, all or any of the Obligations (or any interest thereon) in or as a result of any such proceeding. Without in any way limiting the foregoing, with respect to the Loan Documents and the Obligations, and solely to the extent that, and despite the express intention of the parties hereto that laws of the State of New York govern this Agreement, a court of competent jurisdiction finds that the laws of the State of California govern this Agreement, Borrower: (A) waives all rights and defenses arising out of an election of remedies by Lender even though that election of remedies, such as non-judicial foreclosure with respect to security for Borrowers’ obligations, has destroyed each of their rights of subrogation and reimbursement against the other by the operation of Section 580(d) of the California Code of Civil Procedure or otherwise; and (B) waives any right to a fair value hearing or similar proceeding following a nonjudicial foreclosure of the Obligations, whether arising under California Code of Civil Procedure Section 580a or otherwise.
(i)    Borrowers represent and warrant to Lender that they have established adequate means of obtaining from each other, on a continuing basis, financial and other information pertaining to their respective businesses, operations and condition (financial and otherwise) and their respective properties, and each now is and hereafter will be completely familiar with the businesses, operations and condition (financial and otherwise) of the other and their respective properties. Each Borrower hereby expressly waives and relinquishes any duty on the part of Lender to disclose to such Borrower any matter, fact or thing related to the businesses, operations or condition (financial or otherwise) of the other Borrowers or the other Borrowers’ properties, whether now known or hereafter known by Lender during the life of this Agreement. With respect to any of the Obligations, Lender need not inquire into the powers of any Borrower or the officers, employees or other Persons acting or purporting to act on such Borrower’s behalf.
(j)    Without limiting the foregoing, or anything else contained in this Agreement, each Borrower waives all rights and defenses that it may have because the Obligations are secured by real property. This means, among other things:

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(i)    Lender may collect on the Obligations from any Borrower without first foreclosing on any real or personal property collateral pledged by the other Borrowers; and
(ii)    If Lender foreclose on any real property collateral pledged by any Borrower for the Obligations: (A) the amount of the indebtedness owed by the other Borrowers may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and (B) Lender may collect from any Borrower even if Lender, by foreclosing on the real property collateral, has destroyed any right any Borrower may have to collect from the other Borrowers.
(iii)    This is an unconditional and irrevocable waiver of any rights and defenses each Borrower may have because the Obligations are secured by real property. Solely to the extent that, and despite the express intention of the parties hereto that laws of the State of New York govern this Agreement, a court of competent jurisdiction finds that the laws of the State of California govern this Agreement, these rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure. Each Borrower expressly waives any right to receive notice of any judicial or nonjudicial foreclosure or sale of any real property collateral provided by the other Borrowers to secure the Obligations and failure to receive any such notice shall not impair or affect such Borrower’s obligations hereunder or the enforceability of this Agreement or the other Loan Documents or any liens created or granted hereby or thereby.
(iv)    Notwithstanding anything to the contrary elsewhere contained herein or in any other Loan Document to which any Borrower is a party, with respect to the Loan and all other Obligations, each Borrower hereby waives with respect to the other Borrowers and their successors and assigns (including any surety) and any other Person any and all rights at law or in equity, to subrogation, to reimbursement, to exoneration, to contribution, to set-off, to any other rights and defenses available to it (including, to the extent that, notwithstanding the express intention of the parties hereto that laws of the State of New York govern this Agreement, a court of competent jurisdiction finds that the laws of the State of California govern this Agreement, including without limitation those available under California Civil Code Sections 2787 and 2855, inclusive), or to any other rights that could accrue to a surety against a principal, to a guarantor against a maker or obligor, to an accommodation party against the party accommodated, or to a holder or transferee against a maker and which each of them may have or hereafter acquire against the other or any other Person in connection with or as a result of such Borrower’s execution, delivery and/or performance of this Agreement or any other Loan Document to which it is a party until the Obligations are paid and performed in full. Each Borrower agrees that it shall not have or assert any such rights against any other Borrower or any other Borrower’s successors and assigns or any other Person (including any surety), either directly or as an attempted set-off to any action commenced against such Borrower by any other Borrower (as borrower or in any other capacity) or any other Person until all the Obligations are paid and performed in full. Each Borrower hereby acknowledges and agrees that this waiver is intended to benefit

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Lender and shall not limit or otherwise affect any Borrower’s liability under this Agreement or any other Loan Document to which it is a party, or the enforceability hereof or thereof.
(k)    EACH BORROWER WARRANTS AND AGREES THAT EACH OF THE WAIVERS AND CONSENTS SET FORTH HEREIN IS MADE WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND CONSEQUENCES, WITH THE UNDERSTANDING THAT EVENTS GIVING RISE TO ANY DEFENSE WAIVED MAY DIMINISH, DESTROY OR OTHERWISE ADVERSELY AFFECT RIGHTS WHICH EACH OTHERWISE MAY HAVE AGAINST THE OTHER, AGAINST LENDER OR OTHERS, OR AGAINST ANY COLLATERAL. IF ANY OF THE WAIVERS OR CONSENTS HEREIN IS DETERMINED TO BE CONTRARY TO ANY APPLICABLE LAW OR PUBLIC POLICY, SUCH WAIVERS AND CONSENTS SHALL BE EFFECTIVE TO THE MAXIMUM EXTENT PERMITTED BY LAW.
Section 10.30    Borrower’s Waiver. Borrower hereby waives all of its rights under California Civil Code Section 2822, which provides as follows: “(a) The acceptance, by a creditor, of anything in partial satisfaction of an obligation, reduces the obligation of a surety thereof, in the same measure as that of the principal, but does not otherwise affect it. However, if the surety is liable upon only a portion of an obligation and the principal provides partial satisfaction of the obligation, the principal may designate the portion of the obligation that is to be satisfied; and (b) For purposes of this Section and Section 2819, an agreement by a creditor to accept from the principal debtor a sum less than the balance owed on the original obligation, without the prior consent of the surety and without any other change to the underlying agreement between the creditor and principal debtor, shall not exonerate the surety for the lesser sum agreed upon by the creditor and principal debtor.”
Section 10.31    Approved Mezzanine Loan. The holder or holders of direct or indirect ownership interests in Borrower shall be entitled to incur an Approved Mezzanine Loan in accordance with the terms and conditions set forth in the definition thereof and as otherwise expressly permitted pursuant to the terms and conditions set forth in this Agreement.
[The Remainder of the Page is Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.
BORROWER:

P1 HUDSON MC PARTNERS, LLC, a Delaware limited liability company

By:	Hudson MC Partners, LLC, a Delaware limited liability company, its Sole Member

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By:	/s/ Mark Lammas Name: Mark Lammas Title: Treasurer
[Signatures continue on the following page]

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LENDER:

JEFFERIES LOANCORE LLC, a Delaware limited liability company

By:	/s/ Chapin Hunt Name: Chapin Hunt Title: Managing Director

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SCHEDULE I
[Rent Roll]

DB REAL ESTATE THE PINNACLE L.P.
3400 W. Olive Avenue, Burbank, CA
The Pinnacle - Rent Roll (10/1/12)

Tenant	Suite #	Commencement	Expiration	Rentable Sq. Ft.	Monthly Base Rent	PSF/Mo.	Rent Escalation Date	Rent Escalation Amount/Mo.	Rent Escalation PSF/Mo.	Monthly Min. Parking	Unreserved Pass Rate/Mo.	Monthly Storage Space	Comments
Warner Music Group Inc.	100	01/01/03	12/31/19	195,166	$ 565,981.40	$ 2.90				$ 46,800.00	$ 80.00		1, 2, 3, 4, 5, 6
							01/01/04	$ 571,641.21	$ 2.93	$ 46,800.00	$ 80.00		
							01/01/05	$ 577,357.63	$ 2.96	$ 46,800.00	$ 80.00		
							01/01/06	$ 583,131.20	$ 2.99	$ 46,800.00	$ 80.00		
							01/01/07	$ 588,962.51	$ 3.02	$ 46,800.00	$ 80.00		
							01/01/08	$ 594,852.14	$ 3.05	$ 52,650.00	$ 90.00		
							01/01/09	$ 606,749.18	$ 3.11	$ 52,650.00	$ 90.00		
							01/01/10	$ 618,884.17	$ 3.17	$ 52,650.00	$ 90.00		
							01/01/11	$ 631,261.85	$ 3.23	$ 52,650.00	$ 90.00		
							01/01/12	$ 643,887.09	$ 3.30	$ 52,650.00	$ 90.00		
							01/01/13	$ 656,764.83	$ 3.37	$ 58,500.00	$ 100.00		
							01/01/14	$ 669,900.12	$ 3.43	$ 58,500.00	$ 100.00		
							01/01/15	$ 683,298.13	$ 3.50	$ 64,350.00	$ 110.00		
							01/01/16	$ 696,964.09	$ 3.57	$ 64,350.00	$ 110.00		
							01/01/17	$ 710,903.37	$ 3.64	$ 64,350.00	$ 110.00		
							01/01/18	$ 725,121.44	$ 3.72	$ 64,350.00	$ 110.00		
							01/01/19	$ 739,623.87	$ 3.79	$ 64,350.00	$ 110.00		
Sony Pictures Television Inc.	170 / 315	01/01/04	10/31/13	9,005	$ 23,927.90	$ 2.90				$ 1,445.00	$ 85.00		7, 8, 9, 10
							01/01/05	$ 23,927.90	$ 2.90	$ 1,445.00	$ 85.00		
							01/01/06	$ 24,406.46	$ 2.96	$ 1,445.00	$ 85.00		
							01/01/07	$ 24,894.59	$ 3.02	$ 1,445.00	$ 85.00		
							01/01/08	$ 25,392.48	$ 3.08	$ 1,530.00	$ 90.00		
							01/01/09	$ 25,900.33	$ 3.14	$ 1,530.00	$ 90.00		
							05/01/09	$ 33,768.75	$ 3.75	$ 1,530.00	$ 90.00		
							05/01/10	$ 35,119.50	$ 3.90	$ 1,530.00	$ 90.00		
							11/01/11	$ 33,768.75	$ 3.75	$ 1,620.00	$ 95.00		
							11/01/12	$ 34,781.81	$ 3.86	$ 1,620.00	$ 95.00		
Arnie Morton's of Chicago/Burbank LLC	180	11/04/02	11/03/17	8,257 *	$ 22,706.75	$ 2.75							11, 12, 13, 14, 15
							11/04/07	$ 24,771.00	$ 3.00				
							11/04/12	$ 26,835.25	$ 3.25				
Vacant (Restaurant)	190			7,612 *									
Vacant (Office)	220			17,928									
NBC Enterprises	250/600	01/01/03	12/31/14	17,942	$ 52,031.80	$ 2.90				$ 2,700.00	$ 75.00		16, 17, 18, 19, 20, 21
				19,124	$ 55,459.60	$ 2.90	01/01/04	$ 108,532.04	$ 2.93	$ 6,290.00	$ 85.00		
							01/01/05	$ 110,702.68	$ 2.99	$ 6,290.00	$ 85.00		
							01/01/06	$ 112,916.73	$ 3.05	$ 6,290.00	$ 85.00		
							01/01/07	$ 115,175.07	$ 3.11	$ 6,290.00	$ 85.00		
							01/01/08	$ 117,478.57	$ 3.17	$ 6,660.00	$ 90.00		
							01/01/09	$ 119,828.14	$ 3.23	$ 6,660.00	$ 90.00		
							01/01/10	$ 122,224.70	$ 3.30	$ 6,660.00	$ 90.00		
							01/01/11	$ 124,669.20	$ 3.36	$ 7,030.00	$ 95.00		
							01/01/12	$ 127,162.58	$ 3.43	$ 7,030.00	$ 95.00		
							01/01/13	$ 129,705.83	$ 3.50	74 x Prevailing	Prevailing		
							01/01/14	$ 132,299.95	$ 3.57	74 x Prevailing	Prevailing		
Vacant (Office)	320			3,413

60938517.DOCX

60938517.DOCX    2

SCHEDULE II
[Required Repairs/Deadlines For Completion]
None

60938517.DOCX

SCHEDULE III
[Borrower Organizational Chart]

Pinnacle I Organizational Chart – Post Closing

General Partner
Hudson Pacific Properties, Inc. (MD)
A Maryland limited partnership and sole member of Hudson JW, LLC
Hudson Pacific Properties, L.P. (MD)
Minority Limited Partners[1]
Wholly-Owned Subsidiary
Hudson JW, LLC (DE)
Joint Venture Entity; Hudson will have a ~95% owning interest with the remaining ~5% interest belonging to Media Center Partners, LLC
Hudson MC Partners, LLC (DE)
Media Center Partners, LLC (CA)
Wholly-Owned Subsidiary
P1 Hudson MC Partners, LLC (DE)

1. No such partner directly owns more than 10% of Hudson Pacific Properties, L.P.

60938517.DOCX

Pinnacle I
Post Closing Organizational Chart
(Sheet 2)

M. David Paul
Diane Paul
Jeffery M. Worthe
50%
64% GP
50%
50%
50%
M. David Paul Enterprises (CA)
12 other LPs
1% GP
35% LP
4.5% NMM
M. David Paul Development LLC (CA)
M. David Paul & Associates (CA)
M. David Paul Ventures LLC (CA)
The Paul Family Trust-A
The Paul Family Trust-B
Worthe Childrens Trust
Donald F. Dodd
David S. Ewald (as Trustee)
A. Glenn Conly & Barbara E. Conly (as Trustees)
O. Andrew Dyroy (as Trustee)
David Thomsen
Christopher D. Wolverton
Trudy S. Wilson
Gary Morrison
Leo Divinsky
19.125% MM
35% NMM
2.5% NMM
3% NMM
3% NMM
1% NMM
1% NMM
18% NMM
2.5% NMM
4.5% NMM
3% NMM
1.25% NMM
.625% NMM
1% NMM
Media Center Partners, LLC (CA)

60938517.DOCX    2

SCHEDULE IV
[Deposit Amounts]
Required Repairs Amount:    $ 0
Initial Tax Deposit:    $ 200,863.75
Initial Insurance Premiums Deposit:    $ 0
Replacement Reserve Monthly Deposit:    $ 0
Free Rent Reserve Monthly Deposit:    $ 3,155,000

60938517.DOCX

SCHEDULE V
Description of REA

Agreement for Grant of Easements and Establishment of Covenants, Conditions and Restrictions by and between DB Real Estate The Pinnacle L.P., a Delaware limited partnership, and Media Center Development, LLC, a Delaware limited liability company, dated as of November 21, 2003 and recorded in the Official Records of the Recorder’s Office of Los Angeles County, California, on November 24, 2003 as Instrument No. 03-3535733.

60938517.DOCX

SCHEDULE VI
Free Rent Schedule

The amount of $117,491 shall be applicable to each Payment Date until the Free Rent Reserve has been reduced to $0

60938517.DOCX

SCHEDULE VII
[Annual Budget]

12/02/11 RRF2 THE RREEF FUNDS CM610R-B PAGE 1
11:05:11 QPADEV000S V970826 RRFKHATMA1

BUDGETED DETAIL INC/EXP STMT BY COMPANY

Report BUACC001B0 B85 THE PINNACLE % ($) FISCAL 100 %
Number 002 Twelve Months Ending December 31, 2012 C12 12 (01..12)

		Jan 12	Feb 12	Mar 12	Apr 12	May 12	Jun 12	Jul 12	Aug 12	Sep 12	Oct 12	Nov 12	Dec 12	Total	PSF
	INCOME														
5011	Base Rent Income	1176522-	1165164-	1165164-	1165164-	1092104-	1106648-	1106648-	1093509-	1093509-	1093509-	1095532-	1095736-	13449209-	34.19
Total Base Rent		1176522-	1165164-	1165164-	1165164-	1092104-	1106648-	1106648-	1093509-	1093509-	1093509-	1095532-	1095736-	13449209-	34.19
5052	Parking	156003-	151003-	151003-	156003-	152583-	152583-	152583-	151823-	151823-	151348-	148893-	148893-	1824540-	4.64
5053	TeleCom Revenue	430-	430-	430-	430-	430-	430-	430-	430-	430-	430-	443-	443-	5191-	.01
5054	Storage Rent	8384-	8384-	8384-	8384-	8384-	8384-	8384-	8384-	8384-	8384-	8384-	8384-	100608-	.26
5430	Misc Income - Non-Tenant	0	0	250-	0	0	250-	0	0	250-	0	0	250-	1000-	.00
5450	Fitness Center Income	5400-	5400-	5400-	5400-	5400-	5400-	5400-	5400-	5400-	5400-	5400-	5400-	64800-	.16
Total Misc. Rental Income		170217-	165217-	165467-	170217-	166797-	167047-	166797-	166037-	166287-	165562-	163120-	163370-	1996139-	5.07
5511	Real Estate Tax Recovery	28164-	28164-	28164-	28164-	28164-	28164-	28164-	28164-	28164-	28164-	28164-	28164-	337964-	.86
5531	CAM Recovery	65001-	65001-	65001-	65001-	65001-	65001-	65001-	65001-	65001-	65001-	65001-	65001-	780014-	1.98
Total Recoveries		93165-	93165-	93165-	93165-	93165-	93165-	93165-	93165-	93165-	93165-	93165-	93165-	1117978-	2.84
5552	Utilities Reimbursements	49540-	44570-	47036-	50441-	55643-	51858-	52020-	55322-	53917-	53917-	49971-	50941-	615177-	1.56
5553	HVAC Reimbursements	1750-	1750-	1750-	1750-	1750-	1750-	1750-	1750-	1750-	1750-	1750-	1750-	21000-	.05
Total Reimbursements		51290-	46320-	48786-	52191-	57393-	53608-	53770-	57072-	55667-	55667-	51721-	52691-	636177-	1.62
INCOME		1491195-	1469866-	1472582-	1480738-	1409459-	1420468-	1420380-	1409783-	1408628-	1407903-	1403538-	1404962-	17199503-	43.72
	OPERATING EXPENSES														
6311	Electricity	47805	45387	47344	50191	56892	52246	53157	56451	55017	55017	50991	51981	622480	1.58
6331	Water and Sewer	9	12	8	19	8	11	13	12	12	12	12	12	143	.00
Total Utilities		47814	45400	47352	50210	56901	52258	53170	56464	55030	55030	51003	51993	622624	1.58

60938517.DOCX

SCHEDULE VII
[Annual Budget]

60938517.DOCX

12/02/11 RRF2 T H E R R E E F F U N D S CM610R-B PAGE 2
11:05:11 QPADEV000S V970826 RRFKHATMA1

BUDGETED DETAIL INC/EXP STMT BY COMPANY

Report BUACC001B0 B85 THE PINNACLE % ($) FISCAL 100 %
Number 002 Twelve Months Ending December 31, 2012 C12 12 (01..12)

		Jan 12	Feb 12	Mar 12	Apr 12	May 12	Jun 12	Jul 12	Aug 12	Sep 12	Oct 12	Nov 12	Dec 12	Total	PSF
7017	Adv. & Promotions	0	200	1180	0	200	0	900	4880	0	0	200	7000	14560	.04
7051	Legal	0	500	0	0	500	0	0	500	0	0	500	0	2000	.01
7060	Bank Fees	800	800	800	800	800	800	800	800	800	800	800	800	9600	.02
7061	Accounting	225	225	225	225	225	225	225	225	225	225	225	225	2700	.01
7063	Professional Fees	0	0	0	0	0	0	0	1500	1500	0	0	0	3000	.01
7074	Leasing and Vacancy Prep	0	600	0	0	600	0	0	600	0	0	600	0	2400	.01
	Total Administration Expenses	1025	2325	2205	1025	2325	1025	1925	8505	2525	1025	2325	8025	34260	.09
7008	Bad Debt Expense	7406	7299	7312	7354	6995	7048	7049	6996	6989	6986	6964	6970	85368	.22
	Total Bad Debt Expense	7406	7299	7312	7354	6995	7048	7049	6996	6989	6986	6964	6970	85368	.22
8001	General Insurance	30213	30213	30213	30213	30213	30213	30213	30213	30213	30213	30213	32932	365278	.93
	Total Insurance Expense	30213	30213	30213	30213	30213	30213	30213	30213	30213	30213	30213	32932	365278	.93
8111	Real Estate Taxes	138574	138324	138324	138433	138324	138324	141091	141091	141091	141091	141091	141091	1676849	4.26
8145	Sales & Use Tax	1991	1441	1441	1991	1991	1991	1991	1991	1991	1991	1815	1815	22440	.06
	Total Taxes	140565	139765	139765	140424	140315	140315	143082	143082	143082	143082	142906	142906	1699289	4.32
7237	Fitness Center Expense	2707	2075	3167	1707	3075	2917	2707	2075	3167	2207	3075	2167	31046	.08
	Total Maint. & Repair Interior	2707	2075	3167	1707	3075	2917	2707	2075	3167	2207	3075	2167	31046	.08
	OPERATING EXPENSES	229731	227077	230015	230933	239824	233776	238146	247335	241006	238543	236486	244993	2837864	7.21
8703	Telephone / Internet	537	537	537	537	537	537	537	537	537	537	537	537	6438	.02
8705	Electricity	78788	76244	62644	87591	70489	81483	80848	101162	106370	102116	87375	87375	1022483	2.60
8706	Gas and Oil	3286	2712	2349	2400	1712	1639	2508	1061	1030	2163	2987	4326	28173	.07
8707	Water and Sewer	1921	1889	1879	2881	2254	2020	2352	3187	2526	2425	2521	2486	28339	.07

12/02/11 RRF2 T H E R R E E F F U N D S CM610R-B PAGE 3
11:05:11 QPADEV000S V970826 RRFKHATMA1

BUDGETED DETAIL INC/EXP STMT BY COMPANY

Report BUACCO01B0 B85 THE PINNACLE % ($) FISCAL 100 %
Number 002 Twelve Months Ending December 31, 2012 C12 12 (01..12)

		Jan 12	Feb 12	Mar 12	Apr 12	May 12	Jun 12	Jul 12	Aug 12	Sep 12	Oct 12	Nov 12	Dec 12	Total	PSF
8709	Electrical M & R	4057	2768	4042	4459	2768	2768	4057	3170	2768	4057	4868	4297	44081	.11
8710	Electrical Supplies	1793	1793	1793	1793	1793	1793	1793	1793	1793	1793	1793	1793	21521	.05
8713	Plumbing Supplies	260	260	260	260	260	260	260	260	260	260	260	260	3120	.01
8714	Plumbing M & R	2545	1020	0	2145	0	1000	1145	1000	1611	3775	322	1000	15563	.04
8717	HVAC-M & R	11250	30437	8868	25	5859	3416	25	9526	14144	25	47183	8016	138775	.35
8719	HVAC Supplies	573	500	573	500	573	500	573	500	573	500	10573	500	16440	.04
8722	HVAC-Contract	700	700	2167	3212	700	2167	700	700	4223	700	700	2167	18836	.05
8723	Security Supplies	2578	0	625	2578	0	0	2578	0	625	2578	0	0	11564	.03
8724	Security Contract	7149	7149	7149	7149	7149	7149	7149	7149	7149	7149	7149	7149	85783	.22
8725	Fire Sprinkler M & R	0	500	0	0	500	0	0	500	0	0	500	0	2000	.01
8726	Fire & Life Safety	0	1400	400	0	2700	400	0	1400	575	1116	2500	400	10891	.03
8728	Alarm M & R	125	0	0	125	0	0	125	0	0	125	0	0	500	.00
8729	Alarm Contract Services	175	70	70	175	70	70	175	70	70	175	70	70	1260	.00
8730	Pest Control	210	210	589	210	210	460	210	210	589	210	210	460	3775	.01
8731	Dues, License and Permit	7071	0	0	86-	422	0	97	0	0	0	0	2680	10183	.03
8735	Signs	500	0	0	193	0	0	500	0	0	193	0	0	1386	.00
8736	Office Supplies	309	309	309	309	309	309	309	309	309	309	309	309	3713	.01
8739	Third Party Management F	44424	43784	43858	44110	41972	42295	42299	41981	41939	41925	41794	41829	512211	1.30
8741	Building M & R Interior	400	1800	2200	2500	1800	0	400	1800	0	2500	4000	4000	21400	.05
8742	Building M & R Exterior	3295	1059	1501	13445	16059	3139	6445	1059	4050	1945	1510	1510	55019	.14
8743	Paint-Exterior	322	0	838	322	0	0	322	1976	0	322	0	0	4103	.01
8745	Elevator M & R	5171	607	349	1171	349	349	1171	607	349	1171	1986	349	13627	.03
8752	Landscape Supplies	0	177	0	177	0	177	0	177	0	177	0	177	1064	.00
8753	Landscape Contract	2297	3586	2297	2297	3586	2297	2651	3940	2651	2651	4327	2651	35230	.09
8754	Landscape M & R	719	1167	4825	10517	845	445	1170	1135	5150	719	1296	445	28431	.07
8755	Landscape M&R-Interior	688	688	688	688	688	688	688	688	688	688	688	688	8256	.02
8756	Engineering Supplies	100	100	100	100	100	100	100	100	100	100	100	100	1200	.00
8757	Trash Removal	2100	2100	2100	2100	2100	2100	2100	2100	2100	2100	2100	2100	25200	.06
8758	Parking Lot Sweeping	435	435	435	435	435	435	435	435	435	435	435	435	5221	.01
8759	Engineering Contract	5342	5342	5342	5342	5342	5342	5342	5342	5342	5342	5342	5342	64102	.16
8761	Elevator Contract Servic	4104	4104	4104	4268	4268	4268	4268	4268	4268	4268	4268	4268	50722	.13
8762	Janitorial Supplies	3697	3600	3697	3600	3697	3600	3697	3600	3697	3600	3697	3600	43780	.11
8763	Janitorial Contract	30925	31175	31977	30925	30925	31727	30925	30925	32227	30925	30925	31727	375312	.95

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11:05:11 QPADEV000S V970826 RRFKHATMA1

BUDGETED DETAIL INC/EXP STMT BY COMPANY

Report BUACCO01B0 B85 THE PINNACLE % ($) FISCAL 100 %
Number 002 Twelve Months Ending December 31, 2012 C12 12 (01..12)

		Jan 12	Feb 12	Mar 12	Apr 12	May 12	Jun 12	Jul 12	Aug 12	Sep 12	Oct 12	Nov 12	Dec 12	Total	PSF
8764	Window Washing Contract	0	0	0	9914	0	0	1150	0	0	7344	0	0	18408	.05
8766	Parking Supplies & Equip	116	1728	309	309	438	309	116	1728	503	116	438	309	6420	.02
8767	Parking Contract	11070	11070	11070	11070	11070	11070	11070	11070	11070	11070	11070	11070	132844	.34
8768	Transportation	0	0	0	3705	0	0	0	0	0	0	0	0	3705	.01
8777	Postage and Messenger	41	109	202	41	109	41	41	109	202	41	109	41	1086	.00
8779	Admin Expense & Supplies	5366	4374	184	1212	184	184	1498	184	184	1818	184	184	15553	.04
8782	Glass Repair	0	0	3000	0	0	0	3000	0	0	0	3000	0	9000	.02
8784	Roof Repair	0	0	4100	0	0	0	0	0	0	1700	4100	0	9900	.03
8786	Common Area M & R	73	1007	2522	369	556	3167	73	556	1620	26769	556	1620	38886	.10
	Total CAM Expenses	244513	246509	219951	265074	222826	217702	224903	246313	261728	277933	291782	236270	2955503	7.51
	Total Expenses	474243	473587	449966	496007	462651	451478	463049	493647	502734	516476	528268	481263	5793368	14.73
	NET OPERATING INCOME	1016951-	996280-	1022616-	984731-	946809-	968990-	957332-	916136-	905894-	891427-	875270-	923699-	11406135-	28.99
	LEVERAGED EXPENSES														
8614	Interest Expense	392209	366906	392209	379558	392209	379558	392209	392209	379558	392209	379558	392209	4630602	11.77
	Total Leveraged Expenses	392209	366906	392209	379558	392209	379558	392209	392209	379558	392209	379558	392209	4630602	11.77
	LEVERAGED EXPENSES	392209	366906	392209	379558	392209	379558	392209	392209	379558	392209	379558	392209	4630602	11.77
	NON-OPERATING EXPENSES														
8521	Tenant Improvement Amort	21821	19261	19261	5218	5218	5218	5455	3717	3717	3717	3717	3717	100037	.25

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12/02/11 RRF2 T H E R R E E F F U N D S CM610R-B PAGE 5
11:05:11 QPADEV000S V970826 RRFKHATMA1

BUDGETED DETAIL INC/EXP STMT BY COMPANY

Report BUACCO01B0 B85 THE PINNACLE % ($) FISCAL 100 %
Number 002 Twelve Months Ending December 31, 2012 C12 12 (01..12)

		Jan 12	Feb 12	Mar 12	Apr 12	May 12	Jun 12	Jul 12	Aug 12	Sep 12	Oct 12	Nov 12	Dec 12	Total	PSF
8522	Amort Exp-Acq Lease Orig	35356	35356	35356	35356	35356	35356	35356	35356	35356	35356	35356	35356	424274	1.08
8612	Deprec-Furn, Fixtures, &	256	256	256	256	256	256	256	256	256	256	256	256	3070	.01
8615	Depreciation Expense-Bld	489	489	489	489	489	489	489	489	489	489	489	489	5865	.01
8616	Depreciation - Building	263792	263792	263792	263792	263792	263792	263792	263792	263792	263792	263792	263792	3165505	8.05
8616.4	Depreciation-Bldg Acq Le	12728-	12728-	12728-	12728-	12728-	12728-	12728-	12728-	12728-	12728-	12728-	12728-	152739-	.39
8627	Amortization Exp Lease C	4983	4983	4983	1700	2103	2103	2552	2048	2419	2419	2419	2419	35132	.09
8629	Amort. Expense - Legal F	123	100	100	38	38	38	32	32	32	32	32	32	628	.00
8630	Amort Exp-Const Admin Fe	1209	1149	1149	173	173	173	145	145	145	145	145	145	4898	.01
	Total Amortization Expense	315302	312659	312659	294294	294697	294697	295348	293106	293477	293477	293477	293477	3586669	9.12
	NON-OPERATING EXPENSES	315302	312659	312659	294294	294697	294697	295348	293106	293477	293477	293477	293477	3586669	9.12
	NET INCOME	309440-	316715-	317748-	310879-	259902-	294736-	269774-	230821-	232859-	205741-	202236-	238013-	3188864-	8.11
B85	THE PINNACLE	309440-	316715-	317748-	310879-	259902-	294736-	269774-	230821-	232859-	205741-	202236-	238013-	3188864-	8.11

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